Exhibit 10.1
LICENSE AND COLLABORATION AGREEMENT
By and Between
BAYER HEALTHCARE LLC
and
REGENERON PHARMACEUTICALS, INC.
Dated as of October 18, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1 “Affiliate”	1
1.2 “Agreement”	2
1.3 “Anticipated First Commercial Sale”	2
1.4 “Approval”	2
1.5 “Aventis”	2
1.6 “Aventis Agreement”	2
1.7 “Business Day”	2
1.8 “Change of Control”	2
1.9 “Class A Stock”	3
1.10 “Clinical Supply Cost”	3
1.11 “Clinical Supply Requirements”	3
1.12 “COGS”	3
1.13 “Commercialize” or “Commercialization”	3
1.14 “Commercial Overhead Charge”	3
1.15 “Commercially Reasonable Efforts”	4
1.16 “Commercial Supply Cost”	4
1.17 “Commercial Supply Requirements”	4
1.18 “Committee”	4
1.19 “Common Stock”	5
1.20 “Company Excluded Territory Intellectual Property”	5
1.21 “Company Intellectual Property”	5
1.22 “Company Patent Rights”	5
1.23 “Consolidated Payment Report”	5
1.24 “Contract Year”	5
1.25 “Controlling Party”	5
1.26 “Country Commercialization Budget”	5
1.27 “Country Commercialization Plan”	6
1.28 “Country Commercialization Report”	6
1.29 “CPI”	6
1.30 “Develop” or “Development”	6
1.31 “Development Costs”	6
1.32 “Development FTE Cost”	7
1.33 “Development FTE Rate”	8
1.34 “Development Plan(s)”	8
1.35 “Effective Date”	8
1.36 “EMEA”	8
1.37 “Excluded Territory”	8
1.38 “Executive Officers”	8
1.39 “Existing Licenses”	8
1.40 “FDA”	8
1.41 “Field”	8
1.42 “Finished Product”	8
1.43 “First Commercial Sale”	8

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1.44 “Formulated Bulk Product”	9
1.45 “FTE”	9
1.46 “GAAP”	9
1.47 “Global Development Budget”	9
1.48 “Global Development Plan”	9
1.49 “Good Practices”	9
1.50 “Governmental Authority”	9
1.51 “IAS/IFRS”	9
1.52 “ICH”	9
1.53 “IND”	9
1.54 “Joint Patent Rights”	10
1.55 “Know-How”	10
1.56 “Law” or “Laws”	10
1.57 “Lead Regulatory Party”	10
1.58 “Legal Dispute”	10
1.59 “Licensed Products”	10
1.60 “Major Market Country”	10
1.61 “Manufacture” or “Manufacturing”	10
1.62 “Marketing Approval”	10
1.63 “Medical Affairs Cost”	10
1.64 “Medical Affairs FTE Rate”	11
1.65 “Net Sales”	11
1.66 “New Information”	12
1.67 “New License”	13
1.68 “Other Shared Expenses”	13
1.69 “Out-of-Pocket Costs”	13
1.70 “Party Information”	13
1.71 “Patent Application”	13
1.72 “Patent Rights”	13
1.73 “Patents”	13
1.74 “Person”	13
1.75 “Phase 2 Trial”	13
1.76 “Phase 3 Trial”	13
1.77 “Plan”	14
1.78 “Pre-Launch Marketing Expenses”	14
1.79 “Pricing Approval”	14
1.80 “Product”	14
1.81 “Product Trademark”	14
1.82 “Promotional Materials”	14
1.83 “Quarter” or “Quarterly”	14
1.84 “Regeneron Excluded Territory Intellectual Property”	14
1.85 “Regeneron Intellectual Property”	15
1.86 “Regeneron Patent Rights”	15
1.87 “Regeneron Products”	15
1.88 “Region”	15
1.89 “Registration Filing”	15

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1.90 “Regulatory Authority”	15
1.91 “Rest of World Country”	15
1.92 “Sales Force Cost”	15
1.93 “Sales Force FTE Rate”	15
1.94 “Shared Promotion Expenses”	16
1.95 “Shares of Then Outstanding Capital Stock”	17
1.96 “Sublicensee”	17
1.97 “Territory Commercialization Budget”	17
1.98 “Territory Commercialization Plan”	17
1.99 “Territory”	17
1.100 “Territory Development Plan”	17
1.101 “Territory Development Budget”	17
1.102 “Third Party”	18
1.103 “United States,” “US” or “U.S.”	18
1.104 “Valid Claim”	18
1.105 “VEGF”	18
1.106 “VEGF Trap”	18
1.107 “Additional Definitions.”	18

ARTICLE II COLLABORATION	19

2.1 Scope of Collaboration	19
2.2 Compliance With Law	19
2.3 Further Assurances and Transaction Approvals	19
2.4 Compliance with Third Party Agreements	20
2.5 Plans	20
2.6 Limitation on Exercise of Rights Outside of Collaboration.	20
2.7 Excluded Territory Activities	22

ARTICLE III MANAGEMENT	22

3.1 Committees/Management.	23
3.2 Joint Steering Committee.	23
3.3 Joint Development Committee.	24
3.4 Joint Commercialization Committee.	25
3.5 Other Committees	27
3.6 Membership	27
3.7 Meetings	28
3.8 Decision-Making	28
3.9 Project Manager	28
3.10 Resolution of Governance Matters	28

ARTICLE IV LICENSE GRANTS	30

4.1 Regeneron License Grants	30
4.2 Company License Grants	30
4.3 Sublicensing	31
4.4 No Implied License	31
4.5 Retained Rights	31
4.6 Right of Negotiation for Excluded Territory	32

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ARTICLE V DEVELOPMENT ACTIVITIES	32

5.1 Development of Licensed Products	32
5.2 Development Plans	32
5.3 Development Budgets	33
5.4 Development Reports	34
5.5 Review of Clinical Trial Protocols	34

ARTICLE VI COMMERCIALIZATION	34

6.1 Commercialization of Products in the Field in the Territory	34
6.2 Territory Commercialization Plan	34
6.3 Country Commercialization Plans	35
6.4 Commercialization Activities; Sharing of Commercial Information.	36
6.5 Product Pricing and Pricing Approvals in the Territory	37
6.6 Sales and Product Distribution in the Territory; Other Responsibilities	37
6.7 Commercialization Efforts	37
6.8 Contract Sales Force	38
6.9 Promotional Materials.	38
6.10 Promotional Claims/Compliance	38
6.11 Restriction on Bundling in the Territory	38
6.12 Inventory Management	39
6.13 Medical and Consumer Inquiries	39
6.14 Market Exclusivity Extensions	39
6.15 Post Marketing Clinical Trials	39
6.16 Activities outside the Collaboration	39
6.17 Restriction on Commercialization Activities	40
6.18 Exports from the Territory to the Excluded Territory.	40

ARTICLE VII CLINICAL AND REGULATORY AFFAIRS	41

7.1 Ownership of Approvals and Registration Filings.	41
7.2 Regulatory Coordination.	41
7.3 Regulatory Coordination with Third Parties	43
7.4 Regulatory Events	44
7.5 Pharmacovigilance and Product Complaints	45
7.6 Regulatory Inspection or Audit	45
7.7 Recalls and Other Corrective Actions	46

ARTICLE VIII MANUFACTURING AND SUPPLY	46

8.1 Formulated Bulk Product Supply in the Field in the Territory	46
8.2 Finished Product Supply in the Field in the Territory	46
8.3 Supply Agreement	46
8.4 Manufacturing Plans	47
8.5 Manufacturing Shortfall	47
8.6 Manufacturing Compliance	47

ARTICLE IX PERIODIC REPORTS; PAYMENTS	48

9.1 Upfront Payment and Milestone Payments.	48

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9.2 Development Costs.	48
9.3 Periodic Reports	49
9.4 Funds Flow	50
9.5 Invoices and Documentation	51
9.6 Payment Method and Currency	51
9.7 Late Payments	51
9.8 Taxes	51
9.9 Adjustments to FTE Rates	52
9.10 Resolution of Payment Disputes	52
9.11 Budget Overruns	52

ARTICLE X DISPUTE RESOLUTION	53

10.1 Resolution of Disputes	53
10.2 Governance Disputes	53
10.3 Legal Disputes	53
10.4 Expert Panel	53
10.5 No Waiver	55

ARTICLE XI TRADEMARKS AND CORPORATE LOGOS	55

11.1 Corporate Names	55
11.2 Selection of Product Trademarks	55
11.3 Ownership of Product Trademarks	55
11.4 Prosecution and Maintenance of Product Trademark(s)	56
11.5 License to the Product Trademark(s)	56
11.6 Use of Corporate Names	56

ARTICLE XII NEWLY CREATED INVENTIONS	57

12.1 Ownership of Newly Created Intellectual Property.	57
12.2 Prosecution and Maintenance of Patent Rights.	58
12.3 Interference, Opposition and Reissue.	61

ARTICLE XIII INTELLECTUAL PROPERTY LITIGATION	61

13.1 Third Party Infringement Suits.	61
13.2 Patent Marking	62
13.3 Third Party Infringement Claims; New Licenses.	63

ARTICLE XIV BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS	63

14.1 Books and Records	64
14.2 Audits and Adjustments.	64
14.3 GAAP/IAS/IFRS	65

ARTICLE XV REPRESENTATIONS AND WARRANTIES	65

15.1 Due Organization, Valid Existence and Due Authorization	65
15.2 Knowledge of Pending or Threatened Litigation	65
15.3 Additional Regeneron Representations and Warranties	65
15.4 Disclaimer of Warranties	67

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15.5 Mutual Covenants	67

ARTICLE XVI CONFIDENTIALITY	68

16.1 Confidential Information.	68
16.2 Injunctive Relief	70
16.3 Publication of New Information	70
16.4 Other Publications	70

ARTICLE XVII INDEMNITY	71

17.1 Indemnity and Insurance.	71
17.2 Indemnity Procedure	73

ARTICLE XVIII FORCE MAJEURE	75

ARTICLE XIX TERM AND TERMINATION	75

19.1 Term/Expiration of Term.	75
19.2 Termination Without Cause	75
19.3 Termination For Material Breach	76
19.4 Termination for Insolvency	77
19.5 Termination for Breach of Standstill	77
19.6 [****************************]	77
19.7 Effect of Termination	77
19.8 Survival of Obligations	78

ARTICLE XX MISCELLANEOUS	79

20.1 Governing Law; Submission to Jurisdiction	79
20.2 Waiver	79
20.3 Notices	79
20.4 Entire Agreement	80
20.5 Amendments	80
20.6 Headings	80
20.7 Severability	80
20.8 Registration and Filing of the Agreement	80
20.9 Assignment	80
20.10 Successors and Assigns	81
20.11 Affiliates	81
20.12 Counterparts	81
20.13 Third-Party Beneficiaries	81
20.14 Relationship of the Parties	82
20.15 Limitation of Damages	82
20.16 Standstill Agreement	82
20.17 Termination of Standstill	83
20.18 Non-Solicitation	84
20.19 No Strict Construction	84

vi

LICENSE AND COLLABORATION AGREEMENT
          THIS LICENSE AND COLLABORATION AGREEMENT (“Agreement”), dated as of October 18, 2006 (the “Effective Date”), is by and between BAYER HEALTHCARE LLC, a Delaware limited liability company having a principal place of business at 511 Benedict Avenue, Tarrytown, New York 10591 (“Company”), and REGENERON PHARMACEUTICALS, INC., a New York corporation having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”) (with each of Company and Regeneron referred to herein individually as a “Party” and collectively as the “Parties”).
          WHEREAS, Regeneron owns and has licensed certain Patents, Know-How and other rights related to the VEGF Trap in the Territory;
          WHEREAS, Company and its Affiliates possess knowledge and expertise in, and resources for, developing and commercializing pharmaceutical products in the Field in the Territory; and
          WHEREAS, Regeneron and Company desire to collaborate on the Development and Manufacture of Products in the Field, and the Commercialization of Products in the Field in the Territory under the terms and conditions set forth herein (the “Collaboration”).
          NOW, THEREFORE, in consideration of the following mutual covenants contained herein, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
          Capitalized terms used in this Agreement, whether used in the singular or plural, except as expressly set forth herein, shall have the meanings set forth below:
          1.1 “Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.
          1.2 “Agreement” shall have the meaning set forth in the introductory paragraph, including all Schedules and Exhibits.
          1.3 “Anticipated First Commercial Sale” shall mean, with respect to a Licensed Product in the Field, the date agreed upon by the JSC in advance as the expected date of First Commercial Sale of such Licensed Product in the Field in a country in the Territory.
          1.4 “Approval” shall mean, with respect to each Licensed Product, any approval (including Marketing Approvals and Pricing Approvals), registration, license or authorization from any Regulatory Authority required for the Development, Manufacture or Commercialization of such Product in the Field in a regulatory jurisdiction anywhere in the world, and shall include, without limitation, an approval, registration, license or authorization granted in connection with any Registration Filing.
          1.5 “Aventis” shall mean sanofi-aventis US LLC (successor in interest to Aventis Pharmaceuticals, Inc.
          1.6 “Aventis Agreement” shall mean the Collaboration Agreement, dated as of September 3, 2003, by and between Aventis and Regeneron Pharmaceuticals, Inc., as amended by the First Amendment, dated as of December 31, 2004, the Second Amendment, dated as of January 7, 2005, the Third Amendment, dated as of December 21, 2005, and the Fourth Amendment, dated as of January 31, 2006, as the same may be further amended from time to time.
          1.7 “Business Day” shall mean a day on which commercial banking institutions in New York, New York are open for business.
          1.8 “Change of Control” shall mean, with respect to Regeneron, any of the following events: (a) any Person is or becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all classes of capital stock then outstanding of Regeneron normally entitled to vote in elections of directors; (b) Regeneron consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Regeneron, other than (i) a merger or consolidation which would result in the voting securities of Regeneron outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of Regeneron or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Regeneron (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of voting securities of Regeneron representing a majority of the combined voting power of Regeneron’s then outstanding securities; or (c) Regeneron conveys, transfers or leases all or substantially all of its assets to any Person other than a wholly-owned Affiliate of Regeneron.
          1.9 “Class A Stock” shall mean the Class A Stock of Regeneron, par value $0.001 per share.
          1.10 “Clinical Supply Cost” shall mean (a) the Out-of-Pocket Cost for purchasing and/or the Manufacturing Cost to Manufacture Formulated Bulk Product for Clinical Supply Requirements under the Development Plans, (b) the Out-of-Pocket Cost for purchasing and/or the Manufacturing Cost to Manufacture, comparator agent or placebo requirements for activities contemplated under the Development Plans, (c) the Out-of-Pocket Cost and/or the Manufacturing Cost for filling, packaging and labeling such Clinical Supply Requirements, comparator agent and/or placebo, as the case may be, for activities contemplated under the Development Plans and (d) any VAT or similar taxes actually paid with respect to the Manufacture or delivery of Clinical Supply Requirements.
          1.11 “Clinical Supply Requirements” shall mean, with respect to a Licensed Product, the quantities of such Licensed Product which are required by a Party or the Parties for Development in the Field under this Agreement, including, without limitation, the conduct of research, pre-clinical studies and clinical trials in connection with a Development Plan and quantities of such Licensed Product which are required by a Party for submission to a Regulatory Authority in connection with any Registration Filing or Approval in the Field in any regulatory jurisdiction in the Territory.
          1.12 “COGS” for a Quarter shall mean cost (calculated in accordance with GAAP or IAS/IFRS) of Manufacturing the Licensed Products sold in the Field in the Territory in the Quarter.
          1.13 “Commercialize” or “Commercialization” shall mean any and all activities directed to marketing, promoting, detailing, distributing, importing, offering for sale, having sold and/or selling a Licensed Product in the Field in the Territory, including, without limitation, market research, pre-launch marketing and educational activities, sampling and Non-Approval Trials in the Territory.
          1.14 “Commercial Overhead Charge” shall mean, on a country-by-country basis in the Territory, beginning in the Contract Year of First Commercial Sale in the applicable country, an amount (agreed upon by the JFC at least eighteen (18) months prior to the Anticipated First Commercial Sale in the country) to cover [****************************************************], such amount to be determined by the JFC as of January 1 of each following Contract Year. For the avoidance of doubt, “Commercial Overhead Charge” shall not include any amounts included in Medical Affairs Cost, Sales Force Cost, Other Shared Expenses or Shared Promotion Expenses.

          1.15 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that such efforts shall be consistent with the Collaboration Purpose and substantially equivalent to those efforts and resources commonly used by a Party for a product owned by it, which product is at a similar stage in its development or product life and is of similar market potential (taking into consideration both anticipated total sales and overall profitability). Commercially Reasonable Efforts shall be determined on a market-by-market and product-by-product basis in view of conditions prevailing at the time, and evaluated taking into account all relevant factors, including without limitation, the efficacy, safety, anticipated regulatory authority approved labeling, competitiveness of the product or alternative products that are in the marketplace or under development by Third Parties and other technical, scientific, legal, medical marketing and competitiveness factors. It is anticipated that the level of effort constituting Commercially Reasonable Efforts may change over time. In determining whether a Party has used Commercially Reasonable Efforts, neither the Territory Profit Split nor other payments made or required to be made from one Party to the other under this Agreement shall be considered in determining market potential (that is, a Party may not apply lesser resources or efforts in support of a Licensed Product because it must pay the Territory Profit Split or make milestone or any other payments hereunder to the other Party). By way of example, for purposes of determining whether Company uses Commercially Reasonable Efforts to Commercialize a Licensed Product in a Major Market Country, a basis for comparison shall be the efforts used by Company to commercialize in such Major Market Country another Company product that is wholly owned by Company, is at a similar stage of commercialization to the Licensed Product and has both anticipated total sales and overall profitability to Company in such Major Market Country substantially similar to that of the Licensed Product, taking into account total sales and total profitability of the Licensed Product in such Major Market Country, but without consideration of any of the payments required to be made from one Party to the other under this Agreement.
          1.16 “Commercial Supply Cost” shall mean the Out-of-Pocket Cost for purchasing and/or the Manufacturing Cost for the Manufacture of the Commercial Supply Requirements, including, without limitation, any filling, packaging and labeling costs, and any VAT or similar taxes actually paid with respect to the Manufacture or delivery of such Commercial Supply Requirements.
          1.17 “Commercial Supply Requirements” shall mean, with respect to each Licensed Product, quantities of Finished Product as are required by Company to fulfill its (or its Affiliate’s or Sublicensee’s) requirements for commercial sales, Non-Approval Trials and Product sampling with respect to such Licensed Product in the Field in the Territory.
          1.18 “Committee” means any of the JSC, JDC, JCC or JFC, each as described in Article 3 (together with Working Groups or other committees contemplated herein or established in accordance with this Agreement).

          1.19 “Common Stock” shall mean the common stock of Regeneron, par value $0.001 per share.
          1.20 “Company Excluded Territory Intellectual Property” shall mean Company Patent Rights and Know-How that cover, claim or are used for the Development, Manufacture and/or Commercialization of Regeneron Products under the Plans, but excluding (a) any Company Patent Rights covering the composition of any Company Products, and (b) any New Information or Party Information arising from the Development, Manufacture and/or Commercialization of Company Products.
          1.21 “Company Intellectual Property” shall mean the Company Patent Rights and any Know-How of Company or any of its Affiliates.
          1.22 “Company Patent Rights” shall mean those Patent Rights which (a) at the Effective Date or at any time thereafter during the Term, are owned by, licensed to or otherwise held by Company or any of its Affiliates (other than pursuant to this Agreement), including, without limitation, Patent Rights covering any formulation and delivery technologies, with the right to license or sublicense the same, and (b) include at least one Valid Claim which would be infringed by the Development, Manufacture or Commercialization of a Product in the Field.
          1.23 “Consolidated Payment Report” shall mean a consolidated Quarterly report prepared by Company (based on information reported under Sections 5.4 and 9.3) setting forth in reasonable detail, for each Major Market Country in the Territory, for each Region in the Territory, and in the aggregate for all countries in the Territory, (a) Net Sales, COGS and Shared Promotion Expenses incurred by each Party for such Quarter, (b) Development Costs incurred by each Party for such Quarter under the Global Development Plan and the Territory Development Plan, (c) Other Shared Expenses incurred by each Party for such Quarter, including the allocation of global costs pursuant to Section 3.4(b)(xii), (d) Commercial Supply Costs incurred by each Party for such Quarter and (e) the Quarterly True-Up, and the component items and calculations in determining such Quarterly True-Up, calculated in accordance with Schedule 2.
          1.24 “Contract Year” shall mean the period beginning on the Effective Date and ending on December 31, 2007, and each succeeding consecutive twelve (12) month period thereafter during the Term. The last Contract Year of the Term shall begin on January 1 for the year during which termination or expiration of the Agreement will occur, and the last day of such Contract Year shall be the effective date of such termination or expiration.
          1.25 “Controlling Party” shall mean Regeneron with respect to the filing, prosecution and maintenance of a Joint Patent Right that claims or covers a Regeneron Product (or the Manufacture or use thereof), and Company in the case of all other Joint Patent Rights.
          1.26 “Country Commercialization Budget” shall mean the three-year rolling budget(s) approved by the JCC for a particular Country Commercialization Plan.

          1.27 “Country Commercialization Plan” shall mean, for each Major Market Country in the Territory, the three-year rolling plan for Commercializing Licensed Products in the Field in such country, including the applicable Country Commercialization Budget, developed and approved by the JCC, as the same may be amended from time-to-time in accordance with the terms of this Agreement. Each Country Commercialization Plan shall set forth, for each Licensed Product, the information, plans and forecasts set forth in Section 6.3.
          1.28 “Country Commercialization Report” shall mean, for each Major Market Country in the Territory, a written report summarizing the marketing, detailing, selling and promotional activities undertaken by Company (or its Affiliate) during the previous Quarter in connection with the applicable Country Commercialization Plan, including the number of details for the Licensed Product in the Field in the country, together with a detailed project-level statement of Shared Promotion Expenses (calculated in U.S. dollars and local currency) incurred by Company (or its Affiliate) during such Quarter in the country.
          1.29 “CPI” for the Excluded Territory shall mean the Consumer Price Index – Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-1984 = 100, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index). For countries and Regions in the Territory (other than Japan), “CPI” shall mean the “EU15 CPI” (or its successor equivalent index), which is published monthly and available via Bloomberg Professional, as published by Bloomberg L.P. In Japan, “CPI” shall mean such other inflation measure or rate agreed upon by the Parties.
          1.30 “Develop” or “Development” shall mean (a) activities directly and specifically relating to research, pre-clinical and clinical drug development of a Licensed Product in the Field, including, without limitation, test method development and stability testing, assay development, toxicology, pharmacology, formulation, quality assurance/quality control development, technology transfer, statistical analysis, process development and scale-up, pharmacokinetic studies, data collection and management, clinical studies (including research to design clinical studies), regulatory affairs, project management, drug safety surveillance activities related to clinical studies, the preparation, submission and maintenance of Registration Filings and Approvals (including post-marketing clinical trials imposed by applicable Law or as required by a Regulatory Authority) and activities necessary to obtain a Pricing Approval, reimbursement and/or listing on health care providers’ and payers’ formularies, and (b) any other development activities with respect to a Licensed Product in the Field, including, without limitation, activities to support new product formulations, delivery technologies and/or new indications in the Field either before or after the First Commercial Sale.
          1.31 “Development Costs” shall mean costs incurred by a Party in connection with the Development of Licensed Products in the Field in accordance with this Agreement and the Development Plan(s) (or prior to the first Development Plan, the Initial Development Plan), including without limitation:

(a) all Out-of-Pocket Costs, including, without limitation, fees and expenses associated with obtaining and maintaining Registration Filings and Approvals (including Pricing Approvals) necessary for the Development and Commercialization of the Licensed Products in the Field under this Agreement;
(b) Development FTE Costs;
(c) Clinical Supply Costs;
(d) the costs and expenses incurred in connection with (i) Manufacturing process, formulation, cleaning, and shipping development and validation, (ii), Manufacturing scale-up and improvements, (iii) stability testing, (iv) quality assurance/quality control development (including management of Third Party fillers, packagers and labelers), and (v) internal and Third Party costs and expenses incurred in connection with (A) qualification and validation of Third Party contract manufacturers and vendors and (B) subject to the terms of this Agreement, establishing a primary or secondary source supplier, including, without limitation, the transfer of process and Manufacturing technology and analytical methods, scale-up, process and equipment validation, cleaning validation and initial Manufacturing licenses, approvals and Regulatory Authority inspections (in each case, to the extent not included in Clinical Supply Costs or Commercial Supply Costs);
(e) Pre-Launch Marketing Expenses;
(f) any license fees and other payments under Existing Licenses and New Licenses to the extent attributable to the Manufacture of Clinical Supply Requirements and/or the Development of Licensed Products in the Field under the Plans for the Territory (which, for the avoidance of doubt, include activities in the Excluded Territory performed under the Global Development Plan); and
(g) any other costs or expenses specifically identified and included in the applicable Development Plan or included as Development Costs under this Agreement.
          For clarity, it is the intent of the Parties that costs included in the foregoing will not be unfairly allocated to the Licensed Products in the Field (to the extent that any development cost is attributable, in part, to products or activities outside the scope of this Agreement). For the avoidance of doubt, [***********************************************] and as defined therein shall be considered a Development Cost under the Global Development Plan under this Agreement
          1.32 “Development FTE Cost” shall mean, for all Development activities performed in accordance with the Development Plan(s), including regulatory activities, the product of (a) the number of FTEs required for such Development activity as set forth in the approved Development Plan and (b) the Development FTE Rate.
          1.33 “Development FTE Rate” for the Excluded Territory, the Territory (other than Japan) and Japan shall mean [********] in the first Contract Year, such amount to be adjusted as of January 1, 2008 and annually thereafter by the percentage increase or decrease, if any, in the applicable CPI (determined based on the location of the Development personnel) since the Effective Date or the latest adjustment date hereunder, whichever is later, through June 30 of the prior calendar year. The Development FTE Rate shall be inclusive of Out-of-Pocket Costs and other expenses for the employee providing the services, including travel costs and allocated costs, such as, for example, allocated overhead costs.
          1.34 “Development Plan(s)” shall mean the Global Development Plan and the Territory Development Plan.
          1.35 “Effective Date” shall have the meaning set forth in the introductory paragraph.
          1.36 “EMEA” shall mean the European Medicines Evaluation Agency or any successor agency thereto.
          1.37 “Excluded Territory” shall mean the United States.
          1.38 “Executive Officers” shall mean the Chief Executive Officer of Regeneron and the Chief Executive Officer of Bayer HealthCare AG, a German corporation having a principal place of business at 51368 Leverkusen, Germany.
          1.39 “Existing Licenses” shall mean the agreements listed in Schedule 4.
          1.40 “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
          1.41 “Field” shall mean the treatment and/or diagnosis of any ocular disease or disorder through the local administration of any product to the eye, including, without limitation, by topical, intravitreal, periorbital, implants or other means of local administration to the eye.
          1.42 “Finished Product” shall mean a Licensed Product in the Field in its finished, labeled and packaged form, ready for sale to the market or use in clinical or pre-clinical trials, as the case may be.
          1.43 “First Commercial Sale” shall mean, with respect to a Licensed Product in a country in the Territory (or, solely for purposes of Section 19.7(c), in the Excluded Territory), the first commercial sale of the Finished Product to non-Sublicensee Third Parties for use in the Field in such country (or group of countries) following receipt of Marketing Approval. Sales for test marketing or clinical trial purposes or compassionate or similar use shall not constitute a First Commercial Sale.

          1.44 “Formulated Bulk Product” shall mean Licensed Product in the Field formulated into solution or in a lyophilized form, ready for storage or shipment to a manufacturing facility, to allow processing into the final dosage form.
          1.45 “FTE” shall mean a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed or contracted by a Party and assigned to perform specified work, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be [********] per year.
          1.46 “GAAP” shall mean generally accepted accounting principles in the United States.
          1.47 “Global Development Budget” shall mean the three-year rolling budget(s) approved by the JSC in the Global Development Plan.
          1.48 “Global Development Plan” shall mean the three-year rolling plan approved by the JSC for Developing Licensed Products in the Field as part of an integrated worldwide Development program, including the related Global Development Budget, as the same may be amended from time-to-time in accordance with the terms of this Agreement. Global Development Plan activities may be undertaken entirely or partially in the Excluded Territory if approved by the JSC. For the avoidance of doubt, the Global Development Plan will not include (a) any Development activities that are conducted or sponsored by a Party which are only required for a specific Approval in the Territory (including activities under the Territory Development Plan) or the Excluded Territory, (b) Non-Approval Trials or (c) any studies conducted for Pricing Approval or formulary approval.
          1.49 “Good Practices” shall mean compliance with the applicable standards contained in then-current “Good Laboratory Practices,” “Good Manufacturing Practices” and/or “Good Clinical Practices,” as promulgated by the FDA and all analogous guidelines promulgated by the EMEA or the ICH, as applicable.
          1.50 “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.
          1.51 “IAS/IFRS” shall mean International Accounting Standards/International Financial Reporting Standards of the International Accounting Standards Board.
          1.52 “ICH” shall mean the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
          1.53 “IND” shall mean, with respect to each Licensed Product in the Field, an Investigational New Drug Application filed with respect to such Product, as described in the FDA regulations, including all amendments and supplements to the application, and any equivalent filing with any Regulatory Authority outside the United States.
          1.54 “Joint Patent Rights” shall mean Patent Rights that cover a Joint Invention.
          1.55 “Know-How” shall mean any and all proprietary technical or scientific information, know-how, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, trade secrets, regulatory filings and other information (whether or not patentable or otherwise protected by trade secret Law) which (a) are now or hereafter during the Term owned by, licensed to or otherwise held by (i) a Party, (ii) any Affiliate of Company that is engaged in the Development or Commercialization of Licensed Products pursuant to this Agreement or (iii) any of Regeneron’s Affiliates, with the rights to license or sublicense the same, and (b) relate to a Product in the Field and are necessary or useful for the Development, Manufacture or Commercialization of a Product in the Field, including, without limitation, New Information.
          1.56 “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.
          1.57 “Lead Regulatory Party” shall mean the Party having responsibility for preparing, prosecuting and maintaining Registration Filings and any Approvals for Licensed Products in the Field under this Agreement, and for related regulatory duties.
          1.58 “Legal Dispute” shall mean any dispute, controversy or claim related to compliance with this Agreement or the validity, breach, termination or interpretation of this Agreement.
          1.59 “Licensed Products” shall mean Regeneron Products and Company Products.
          1.60 “Major Market Country” shall mean [******************************** and [*******].
          1.61 “Manufacture” or “Manufacturing” shall mean activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and/or storage of Formulated Bulk Product, Finished Product, placebo or a comparator agent, as the case may be.
          1.62 “Marketing Approval” shall mean an approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product in an indication in the Field in any country, but excluding any separate Pricing Approval.
          1.63 “Medical Affairs Cost” shall mean, for each country in the Territory, the product of (a) the number of office-based FTEs supporting the coordination of Non-Approval Trials related to the Licensed Products in the Field as agreed upon in the

Country Commercialization Plan or Territory Commercialization Plan and (b) the applicable Medical Affairs FTE Rate.
          1.64 “Medical Affairs FTE Rate” shall mean, on a Region-by-Region or one or more Major Market Countries basis in the Territory (determined based on the location of the medical affairs professional), a rate agreed upon in local currency by the Parties prior to the expected start of the first Non-Approval Trial in such Region or Major Market Country, as applicable, based upon the fully burdened cost of medical affairs professionals of pharmaceutical companies in the Field in the applicable country, such amount to be adjusted as of January 1 of each following Contract Year by the percentage increase or decrease, if any, in the applicable CPI through June 30 of the prior calendar year. The Medical Affairs FTE Rate shall be inclusive of Out-of-Pocket Costs and other expenses for the employee providing the services, including travel costs and allocated costs, such as, for example, allocated overhead costs.
          1.65 “Net Sales” shall mean the gross amount invoiced for bona fide arms’ length sales of Licensed Products in the Field in the Territory by or on behalf of Company or its Affiliates or Sublicensees to Third Parties, less the following deductions determined in accordance with Company’s standard methods as generally and consistently applied by Company:
(a) normal and customary trade, cash and/or quantity discounts allowed and taken with respect to Licensed Product sales;
(b) amounts repaid or credited by reason of defects, rejections, recalls, returns, rebates and allowances;
(c) chargebacks and other amounts paid on sale or dispensing of Licensed Products;
(d) Third Party cash rebates and chargebacks related to sales of the Licensed Product, to the extent allowed;
(e) retroactive price reductions that are actually allowed or granted;
(f) compulsory payments and rebates directly related to the sale of Licensed Products, accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) or government regulations;
(g) freight, insurance and other transportation charges, to the extent included in the invoice price;
(h) tariffs, duties, excise, value-added, consumption or other taxes (other than taxes based on income), to the extent included in the invoice price; and

(i) any other specifically identifiable costs or charges included in the gross invoiced sales price of such Licensed Product falling within categories substantially equivalent to those listed above.
          Sales between the Parties, or between the Parties and their Affiliates or Sublicensees, for resale, shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale of a Licensed Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received as agreed by the Parties. Solely for purposes of calculating Net Sales, if Company or its Affiliate or Sublicensee sells such Licensed Products in the form of a combination product containing any Product and one or more active ingredients (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price in a manner consistent with the terms of this Agreement) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the Territory Profit Split pursuant to this Agreement will be calculated by multiplying actual Net Sales of such Combination Product as determined in the first paragraph of this definition of “Net Sales” by the fraction A/(A+B), where A is the invoice price of such Licensed Product if sold separately, and B is the total invoice price of the other active ingredient(s) in the combination if sold separately. If, on a country-by-country basis, such other active ingredient(s) in the Combination Product is not sold separately in such country, but the Licensed Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining Territory Profit Split pursuant to this Agreement for the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction A/C, where A is the invoice price of the Licensed Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, the Licensed Product component is not sold separately in that country, Net Sales for the purpose of determining the Territory Profit Split pursuant to this Agreement for the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction D/(D+E), where D is the fair market value of the portion of the Combination Product that contains the Licensed Product and E is the fair market value of the portion of the Combination Product containing the other active ingredient(s) included in such Combination Product, as such fair market values are determined by mutual agreement of the Parties through the JFC.
          1.66 “New Information” shall mean any and all ideas, inventions, data, writings, protocols, discoveries, improvements, trade secrets, materials or other proprietary information not generally known to the public, which may arise or be conceived or developed by (a) either Party,(b) any Affiliate of Company that is engaged in the Development or Commercialization of Licensed Products pursuant to this Agreement, (c) any of Regeneron’s Affiliates or (d) the Parties or their Affiliates jointly, during the Term pursuant to this Agreement to the extent specifically related to any Licensed Product in the Field, including, without limitation, information and data included in any Plans or Registration Filings made under this Agreement.

          1.67 “New License” shall mean any license approved by the JSC, other than Existing Licenses, required for the Development, Manufacture or Commercialization of any Licensed Product in the Field under this Agreement.
          1.68 “Other Shared Expenses” shall mean those costs and expenses specifically referred to in Sections 3.4(b)(xii), 7.7, 12.2(e), 12.3(b), 13.1(c), 13.3(b), 13.3(d) and 17.1(c) which, except as set forth in Section 3.4(b)(xii) or elsewhere in this Agreement, shall be shared equally between the Parties.
          1.69 “Out-of-Pocket Costs” shall mean costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP or IAS/IFRS) by either Party and/or its Affiliates in accordance with the applicable Plan.
          1.70 “Party Information” shall mean any and all trade secrets or other proprietary information, including, without limitation, any proprietary data, inventions, ideas, discoveries and materials (whether or not patentable or protectable as a trade secret) not generally known to the public regarding a Party’s or its Affiliates’ technology, products, business or objectives, in each case, other than New Information, which are disclosed or made available by a Party or such Party’s Affiliates to the other Party or the other Party’s Affiliates in connection with this Agreement. For the avoidance of doubt, all confidential information disclosed by Regeneron under the terms of the confidentiality agreement between the Parties dated July 6, 2006 is hereby deemed Party Information of Regeneron.
          1.71 “Patent Application” shall mean any application for a Patent.
          1.72 “Patent Rights” shall mean unexpired Patents and Patent Applications.
          1.73 “Patents” shall mean patents and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and supplemental protection certificates relating thereto, and all counterparts thereof in any country in the world.
          1.74 “Person” shall mean and include an individual, partnership, joint venture, limited liability company, corporation, firm, trust, unincorporated organization and government or other department or agency thereof.
          1.75 “Phase 2 Trial” shall mean a controlled dose ranging clinical trial to evaluate further the efficacy and safety of a Licensed Product in the Field in the targeted patient population and to help define the optimal dose and/or dosing regimen.
          1.76 “Phase 3 Trial” shall mean a clinical trial that is designed to gather further evidence of safety and efficacy of a Licensed Product in the Field (and to help evaluate its overall risks and benefits) and is intended to support Marketing Approval for a Licensed Product in the Field in one or more countries in the Territory. A Phase 3 Trial typically follows at least one Phase 2 Trial.

          1.77 “Plan” shall mean any Country Commercialization Plan, Territory Commercialization Plan, Global Development Plan, Territory Development Plan, Manufacturing Plan or other plan approved through the Committee process relating to the Development, Manufacture or Commercialization of Licensed Products in the Field under this Agreement.
          1.78 “Pre-Launch Marketing Expenses” shall mean, on a country-by-country basis in the Territory, with respect to each Licensed Product, all Commercialization expenses to support the Licensed Products in the Field incurred prior to the First Commercial Sale of such Licensed Product in the Field in the country.
          1.79 “Pricing Approval” shall mean such approval, agreement, determination or governmental decision establishing prices for a Licensed Product that can be charged to consumers and will be reimbursed by Governmental Authorities in countries in the Territory where Governmental Authorities or Regulatory Authorities of such country approve or determine pricing for pharmaceutical products for reimbursement or otherwise.
          1.80 “Product” shall mean [*******************************************]. Except as expressly set forth herein, the defined term “Product” shall refer exclusively to any such molecule Manufactured, Developed and/or Commercialized in the Field.
          1.81 “Product Trademark” shall mean, with respect to each Licensed Product in the Field in the Territory, the trademark(s) selected by the JCC and approved by the JSC for use on such Licensed Product throughout the Territory and/or accompanying logos, slogans, trade names, trade dress and/or other indicia of origin, in each case as selected by the JCC and approved by the JSC.
          1.82 “Promotional Materials” shall mean, with respect to each Licensed Product, promotional, advertising, communication and educational materials relating to such Licensed Product for use in connection with the marketing, promotion and sale of such Licensed Product in the Field in the Territory, and the content thereof, and shall include, without limitation, promotional literature, product support materials and promotional giveaways.
          1.83 “Quarter” or “Quarterly” shall refer to a calendar quarter, except that the first Quarter shall commence on the Effective Date and extend to the end of the then-current calendar quarter and the last calendar quarter shall extend from the first day of such calendar quarter until the effective date of the termination or expiration of the Agreement.
          1.84 “Regeneron Excluded Territory Intellectual Property” shall mean Regeneron Patent Rights and Know-How that cover, claim or are used for the Development, Manufacture and/or Commercialization of Company Products under the Plans, but excluding (a) any Regeneron Patent Rights covering the composition of any Regeneron Products, including, without limitation, the VEGF Trap, and (b) any New

Information or Party Information arising from the Development, Manufacture and/or Commercialization of Regeneron Products.
          1.85 “Regeneron Intellectual Property” shall mean the Regeneron Patent Rights and any Know-How of Regeneron or any of its Affiliates.
          1.86 “Regeneron Patent Rights” shall mean those Patent Rights which, (a) at the Effective Date or at any time thereafter during the Term, are owned by, licensed to or otherwise held by Regeneron or any of its Affiliates (other than pursuant to this Agreement), including, without limitation, Patent Rights covering formulation and delivery technologies, with the right to license or sublicense the same, and (b) include at least one Valid Claim which would be infringed by the Development, Manufacture or Commercialization of a Product in the Field.
          1.87 “Regeneron Products” shall mean Products which are now or hereafter during the Term owned by, licensed to or otherwise held by Regeneron or any of its Affiliates (other than pursuant to this Agreement), including, without limitation, the VEGF Trap.
          1.88 “Region” shall mean [********************************] and [*******].
          1.89 “Registration Filing” shall mean the submission to the relevant Regulatory Authority of an appropriate application seeking any Approval, and shall include, without limitation, any IND or Marketing Approval application in the Field.
          1.90 “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity anywhere in the world with authority over the Development, Manufacture or Commercialization of any Licensed Product in the Field under this Agreement. The term “Regulatory Authority” includes, without limitation, the FDA, the EMEA and the Japanese Ministry of Health, Labour and Welfare.
          1.91 “Rest of World Country” shall mean any country in the Territory other than the Major Market Countries.
          1.92 “Sales Force Cost” shall mean, for a country in the Territory, the product of (a) the number of FTEs detailing the Licensed Products in the Field in the country in accordance with the approved Country Commercialization Plan and (b) the applicable Sales Force FTE Rate. Notwithstanding the foregoing, neither “Sales Force Cost” nor, for clarity, “Shared Promotion Expenses,” shall include the costs related to [*******************************************]
          1.93 “Sales Force FTE Rate” shall mean, on a Region-by-Region or one or more Major Market Countries basis (determined based on the location of the sales representative), a rate agreed upon in local currency by the Parties at least eighteen (18) months prior to the Anticipated First Commercial Sale in the Region or Major Market Country, as applicable, based upon the fully burdened cost of sales representatives of pharmaceutical companies in the Field in the applicable country, such amount to be adjusted as of January 1 of each following Contract Year by the percentage increase or decrease, if any, in the applicable CPI through June 30 of the prior calendar year. The Sales Force FTE Rate shall be inclusive of Out-of-Pocket Costs and other expenses for the employee providing the services, including travel costs and allocated costs, such as, for example, allocated overhead costs.
          1.94 “Shared Promotion Expenses” shall mean the sum of the following items, in each case to the extent attributable to Commercialization of Licensed Products in the Field in the Territory in accordance with an approved Country Commercialization Plan or Territory Commercialization Plan:
(a) [***********************] to cover the cost of distribution, freight, insurance and warehousing, related to the sale of Licensed Products in the Field in the Territory;
(b) bad debt attributable to Licensed Products in the Field sold in the Territory;
(c) Sales Force Cost;
(d) Medical Affairs Cost;
(e) Out-of-Pocket Costs related to (i) the marketing, advertising and/or promotion of Licensed Products in the Field in the Territory (including, without limitation, educational expenses, advocate development programs and symposia and Promotional Materials), (ii) market research for Licensed Products in the Field in the Territory and (iii) the preparation of training and communication materials for Licensed Products in the Field in the Territory;
(f) a portion of Out-of-Pocket Costs agreed upon by the Parties related to the marketing, advertising and promotion of Licensed Products in the Field in the Territory (including, without limitation, educational expenses, advocate development programs and symposia, and promotional materials) to the extent such marketing, advertising and promotion (i) relate to both Licensed Products and other Company products or (ii) relate to Licensed Products in the Field in both the Territory and the Excluded Territory, in each case, as agreed upon in an approved Territory Commercialization Plan or Country Commercialization Plan;
(g) Out-of-Pocket Costs related to Non-Approval Trials for Licensed Products in the Field in the Territory, including, without limitation, the Out-of-Pocket Cost of clinical research organizations, investigator and expert fees, lab fees and scientific service fees, the Out-of-Pocket Cost of shipping clinical supplies to centers or disposal of clinical supplies, in each case, to the extent not included in Commercial Supply Cost; and

(h) Commercial Overhead Charge.
          The foregoing shall not include any costs which have been included in Development Costs. For clarity, it is the intent of the Parties that costs and headcount included in the foregoing will not be unfairly allocated to the Licensed Products in the Field in the Territory (to the extent that any Shared Promotion Expense is attributable, in part, to products or activities other than the Licensed Products in the Field in the Territory) and, in each case, will only be included once in the calculation of the Quarterly True-Up.
          1.95 “Shares of Then Outstanding Capital Stock” shall mean, at any time, the issued and outstanding shares of Common Stock and Class A Stock of Regeneron at such time, as well as all capital stock issued and outstanding as a result of any stock split, stock dividend or reclassification of Common Stock or Class A Stock distributable, on a pro rata basis, to all holders of Common Stock and Class A Stock.
          1.96 “Sublicensee” shall mean a Third Party or an Affiliate to whom Company will have granted a license or sublicense under Company’s rights pursuant to Section 4.3 to Commercialize Licensed Products in the Field in the Territory. For the avoidance of doubt, a “Sublicensee” will include a Third Party to whom Company will have granted the right to distribute Licensed Products in the Field wherein such distributor pays to Company a royalty (or other amount) based upon the revenues received by the distributor for the sale (or resale) of Licensed Products by such distributor.
          1.97 “Territory Commercialization Budget” shall mean the three-year rolling budget(s) included in the Territory Commercialization Plan.
          1.98 “Territory Commercialization Plan” shall mean the three-year rolling plan for Commercializing the Licensed Products in the Field in the Territory approved by the JSC, including the Territory Commercialization Budget, as the same may be amended from time-to-time in accordance with the terms of this Agreement. The Territory Commercialization Plan shall set forth for each Licensed Product, the information, plans and forecasts set forth in Section 6.2.
          1.99 “Territory” shall mean all the countries of the world, except the Excluded Territory.
          1.100 “Territory Development Plan” shall mean the three-year rolling plan approved by the JSC for Developing the Licensed Products in the Field for a specific country (or countries) in the Territory, including the related Territory Development Budget, as the same may be amended from time-to-time in accordance with the terms of this Agreement. For the avoidance of doubt, the Territory Development Plan will not include (a) any Development activities that are conducted as part of the Global Development Plan or (b) Non-Approval Trials, but will include any other clinical trials of the Licensed Products in the Field in the Territory, including any studies or other activities conducted for Pricing Approval.
          1.101 “Territory Development Budget” shall mean the three-year rolling budget(s) approved by the JSC in the Territory Development Plan.

          1.102 “Third Party” shall mean any Person other than Company or Regeneron or any Affiliate of either Party.
          1.103 “United States,” “US” or “U.S.” shall mean the United States of America (including its territories and possessions) and Puerto Rico.
          1.104 “Valid Claim” shall mean a claim (a) of any issued, unexpired Patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) of any Patent Application that has not been cancelled, withdrawn or abandoned or pending for more than seven (7) years.
          1.105 “VEGF” shall mean vascular endothelial growth factor.
          1.106 “VEGF Trap” shall mean [*************************]
          1.107 “Additional Definitions.” Each of the following definitions is set forth in the Sections (or Schedules) of this Agreement indicated below:

DEFINITION	SECTION/SCHEDULE

Aggregate Regeneron Payment Amount	9.2(a)
Alliance Manager	3.2(a)
Collaboration	Preamble
Collaboration Purpose	3.1(b)
Company Products	2.6
Development Budget(s)	5.3
Development Overrun	9.11
Expert Panel	0.4
Global Brand	3.4(b)(i)
Global Development Balance	Schedule 2
Global True-Up	Schedule 2
Governance Dispute	10.2
Initial Development Plan	5.2
JCC	3.1(a)
JDC	3.1(a)
JFC	3.1(a)
JSC	3.1(a)
Joint Invention	12.1(b)
Manufacturing Cost	Schedule 1
Manufacturing Plan	8.4
Marketing Guidelines	3.4(b)(v)
Non-Approval Trials	6.2(j)

DEFINITION	SECTION/SCHEDULE

Non-Incurred Amount	5.3
Project Manager	3.9
Regeneron Reimbursement Amount	Schedule 2
Quarterly True-Up	Schedule 2
Term	19.1(a)
Termination Notice Period	19.2
Territory Profit Split	Schedule 2
Working Group	3.1(a)
ARTICLE II
COLLABORATION
          2.1 Scope of Collaboration. The Parties will cooperate in good faith under this Agreement and each Party will use Commercially Reasonable Efforts to Develop Licensed Products in the Field for the purpose of Commercializing Licensed Products in the Field in the Territory. Company will use Commercially Reasonable Efforts to Commercialize Licensed Products in the Field in the Territory. The Parties shall establish various Committees as set forth in Article 3 of this Agreement to oversee and/or coordinate the Development of Licensed Products in the Field and oversee the Commercialization of Licensed Products in the Field in the Territory, and each Party shall, subject to the terms and conditions set forth in Article 16, provide (or cause its Affiliates to provide) to any relevant Committee any necessary Party Information, New Information and such other information and materials as may be reasonably required for the Parties to effectively and efficiently Develop and Manufacture Licensed Products in the Field and for Company (and, if agreed to by Company or set forth in the Plans, Regeneron) to effectively and efficiently Commercialize the Licensed Products in the Field in the Territory under this Agreement.
          2.2 Compliance With Law. Both Company and Regeneron, and their respective Affiliates, shall perform their obligations under this Agreement in an effort to Develop, Manufacture and Commercialize Licensed Products in the Field in the Territory in accordance with applicable Law. No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable Law.
          2.3 Further Assurances and Transaction Approvals. Upon the terms and subject to the conditions hereof, each of the Parties will use Commercially Reasonable Efforts to (a) take, or cause to be taken, all actions necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from the requisite Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by such Party in connection with the authorization, execution and delivery by such Party of this Agreement and the consummation by such Party of the transactions contemplated by this Agreement and (c) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated by this Agreement required to be made by such Party under applicable Laws. The Parties will cooperate with each other in connection with the making of all such filings. Each Party will furnish to the other Party all information in its possession or under its control required for any applicable or other filing to be made pursuant to the rules and regulations of any applicable Laws in connection with the transactions contemplated by this Agreement.
          2.4 Compliance with Third Party Agreements. Each Party agrees to comply with the obligations set forth in (a) the Existing Licenses and the New Licenses to which it is a party and to notify the other Party of any terms or conditions in any such Existing License or New License with which such other Party is required to comply as a licensee or sublicensee, as the case may be, and (b) any other material agreement to which it is a party and that is related to the Collaboration, including, without limitation, any obligations to pay royalties, fees or other amounts due thereunder. Moreover, each Party shall take all actions reasonably necessary to ensure the other Party’s ability to comply with (i) any such Existing License or New License (including any such terms and conditions with which such Party is required to comply as a sublicensee), and (ii) any such material agreement entered into pursuant to a Plan. Neither Party may terminate or amend any Existing License, New License or any other material agreement entered into pursuant to a Plan without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, if the amendment or termination imposes any material liability or restriction on either Party with respect to the Development, Manufacture or Commercialization of Licensed Products in the Field in the Territory.
          2.5 Plans. The Parties shall undertake all Development and Commercialization activities under this Agreement solely in accordance with the Committee approved Plans. The Parties may agree to amend all Plans and budgets from time to time as circumstances may require.
          2.6 Limitation on Exercise of Rights Outside of Collaboration.
               (a) During the Term, except as set forth in this Agreement, neither Party nor any of its Affiliates, either alone or through any Third Party, shall Develop or Commercialize any Product in the Field in the Territory, except pursuant to this Agreement. For the avoidance of doubt, nothing in the preceding sentence or elsewhere in this Agreement shall limit or restrict either Party’s right to research, develop, make, have made, use, sell, offer to sell, have sold, import and export its Products outside the Field, including, without limitation, Regeneron’s and Aventis’ activities under the Aventis Agreement.
               (b) If a Party (the “Proposing Party”) presents a proposal to the JDC to undertake additional clinical trials not contemplated in a Development Plan to support a Licensed Product in the Field and the JDC fails to approve the proposal within the timeframe established by the JDC pursuant to Section 5.5, then the Proposing Party may, at its option and at its sole expense, conduct such additional clinical trial(s) outside the scope of the Development Plans; provided, however, the Proposing Party must first present the proposed protocols and clinical trial designs to the other Party for approval, such approval not to be unreasonably withheld or delayed and, for other than

Non-Approval Trials or trials conducted solely for purposes of obtaining Approvals in the Excluded Territory, shall also present to the other Party the related budgets for Clinical Supply Costs and Out-of-Pocket Costs (provided that such budgets shall be provided for informational purposes only and may not be used to disapprove such protocols and designs). The other Party’s representatives on the JDC may only disapprove any such protocols or clinical trial designs for material safety reasons. If, in compliance with this Section 2.6(b), the other Party does not approve any such protocols or clinical trial designs for material safety reasons, the Proposing Party may not proceed with the proposed clinical trials unless and until the dispute has been resolved as provided in Section 3.10(b) and, if necessary, Section 10.4. In the event that the Proposing Party conducts any such additional clinical trials, all results, Know-How and Patent Rights generated in or arising from any such clinical trial shall be subject to the grants of rights pursuant to Article 4 of this Agreement. For the avoidance of doubt, no consideration or reimbursement shall be paid to the Proposing Party with respect to the conduct of any such additional clinical trials; provided, however, that if the Parties subsequently agree to commence a further clinical trial based on the results of such additional clinical trial(s) or data is used from such additional clinical trials to support an Approval in the Territory, then the other Party shall be required to reimburse the Proposing Party for [*************] of the actual Out-of-Pocket Costs and Clinical Supply Costs incurred in connection with the conduct of such additional clinical trial(s) that are consistent with the budgets provided to the other Party pursuant to this Section 2.6(b) (if applicable) and the other terms of this Agreement. Nothing in this Section 2.6(b) shall permit Regeneron to make a Registration Filing in the Territory or seek an Approval in the Territory based on any results or data obtained in conducting the additional clinical trial(s) allowed under this Section 2.6(b), and publication of all data and results thereof shall be subject to Article 16.
               (c) If Company determines that one of its or one of its Affiliates’ internal product candidates constitutes a Product in the Field or if Company or its Affiliate acquires rights to a Product in the Field in the Territory from a Third Party, Company shall promptly present a proposal to the JDC to include such Product in the Collaboration based on the terms of this Agreement, and, as part of such presentation, shall provide the JDC with all information with respect to such Product reasonably available to Company and material to a decision by Regeneron’s representatives on the JDC as to whether to approve the inclusion of such Product in the Collaboration. If Regeneron’s representatives on the JDC, in their sole discretion, approve such inclusion of such Product in the Collaboration as a Licensed Product, then such Product shall be included in the Collaboration on the terms of this Agreement (such Products being referred to as “Company Products”). If Regeneron’s representatives on the JDC, in their sole discretion, do not approve such inclusion of such Product in the Collaboration, then, for such Products arising from Company’s or its Affiliates’ internal research and development activities or to which Company or its Affiliates acquire rights, Company or its Affiliates may continue to Develop such Product in the Field in the Territory up to the completion of Phase 2 Trials, at which time Company shall present to Regeneron’s representatives on the JDC the available clinical data with respect to such Product for the approval by Regeneron’s representatives on the JDC of inclusion of such Product in the Collaboration as a Licensed Product under the terms of this Agreement. If Regeneron’s representatives on the JDC do not, in their sole discretion, approve the inclusion of such Product in the Collaboration on the terms of this Agreement, then Company or its Affiliates may license or otherwise transfer rights to such Product in the Territory in the Field to a Third Party without any further consideration or payments to Regeneron. However, neither Company nor any of its Affiliates may participate in the further Development or Commercialization of such Products in the Field in the Territory. For the avoidance of doubt, any modification, derivative or new formulation of a Regeneron Product Developed by either Party shall be considered a Regeneron Product and not a Company Product.
          2.7 Excluded Territory Activities. Notwithstanding that a Company Product or a Regeneron Product is deemed a Licensed Product hereunder, and for the avoidance of doubt, Company shall have the exclusive right and authority, in its discretion, to exploit Company Products in the Field in the Excluded Territory and Regeneron shall have the exclusive right and authority, in its discretion, to exploit Regeneron Products in the Field in the Excluded Territory, in each case, subject only to the terms of this Agreement that expressly apply to Licensed Products in the Field in the Excluded Territory. Each Party agrees to reasonably communicate and consult with the other Party (through the JDC or the other Party’s representatives on the JDC, with respect to Development activities, and through the JCC or the other Party’s representatives on the JCC, with respect to commercialization activities) on material Development and commercialization activities relating to Licensed Products in the Field in the Excluded Territory. Notwithstanding the foregoing or any other provision in this Agreement, neither Party nor any Committee shall have the right or authority to manage or control the internal operations of the other Party or to approve, modify, impede or delay any of the other Party’s commercialization or Development plans or activities for its Products in the Excluded Territory (other than as contemplated under or in connection with the Global Development Plan). Each Party shall reasonably inform the JDC or the JCC or the other Party’s representatives on the JDC or JCC, as applicable, of (a) all material clinical and regulatory matters directly relating to its Products in the Excluded Territory, whether or not addressed in the Global Development Plan, and (b) any other Development or commercialization activities directly relating to its Products in the Excluded Territory to the extent such matters or activities would be reasonably expected to materially adversely affect, or have a material impact on, the Development or Commercialization of Licensed Products in the Territory. To the extent any of the foregoing matters or activities in the Excluded Territory are undertaken pursuant to the Global Development Plan, each Party shall comply with the Global Development Plan; otherwise, the Party Developing and/or commercializing its Product(s) in the Excluded Territory shall consider in good faith all comments of the JDC and the JCC (or the other Party’s representatives on the JDC or JCC) with respect to such matters and activities.

ARTICLE III
MANAGEMENT
          3.1 Committees/Management.
               (a) The Parties agree to establish, for the purposes specified herein, a Joint Steering Committee (the “JSC”), a Joint Development Committee (the “JDC”), a Joint Commercialization Committee (the “JCC”), a Joint Finance Committee (the “JFC”) and such other Committees as the Parties deem appropriate. The roles and responsibilities of each Committee are set forth in this Agreement (or as may be determined by the JSC for Committees established in the future) and may be further designated by the JSC. From time to time, each Committee may establish working groups (each, a “Working Group”) to oversee particular projects or activities, and each such Working Group shall be constituted and shall operate as the Committee which establishes the Working Group determines.
               (b) Each of the Committees and the Executive Officers shall exercise its decision-making authority hereunder in good faith and in a commercially reasonable manner for the purpose of optimizing the commercial potential of and financial returns from the Licensed Products in the Field in the Territory consistent with Commercially Reasonable Efforts and without regard to any other pharmaceutical product being developed or commercialized in the Field by or through a Party or any of its Affiliates (the “Collaboration Purpose”). The Parties acknowledge and agree that none of the Committees or the Executive Officers shall have the power to amend any of the terms or conditions of this Agreement, other than by mutual agreement of the Parties as set forth in Section 20.5.
          3.2 Joint Steering Committee.
               (a) Formation; Composition and Purpose. Within ten (10) days after the Effective Date, the Parties will establish the JSC, which shall have overall responsibility for the oversight of the Collaboration. The purpose of the JSC shall be (i) to review and approve the overall strategy for an integrated worldwide Development program; for the Manufacture of Licensed Products in the Field for use in activities under the Plans and for the Commercialization of Licensed Products in the Field in the Territory; (ii) to review the efforts of the Parties in performing their responsibilities under the Plans and (iii) to oversee the Committees and resolve matters pursuant to the provisions of Section 3.10 below on which such Committees are unable to reach consensus. The JSC shall be composed of at least three (3) senior executives of each Party; provided that the total number of representatives may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives). In addition, each Party shall appoint a senior representative who possesses a general understanding of clinical, regulatory, manufacturing and marketing issues to act as its Alliance Manager (“Alliance Manager”) to the JSC. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within and among all Committees.
               (b) Specific Responsibilities. In addition to its overall responsibility for overseeing the Collaboration, the JSC shall in particular (i) annually review and approve the Development Plan(s), Manufacturing Plan(s) and Territory Commercialization Plan(s); (ii) at least semi-annually review the efforts of the Parties in performing their respective Development and Commercialization activities under the then effective Plans; (iii) attempt in good faith to resolve any disputes referred to it by any of the Committees and provide a single-point communication for seeking consensus regarding key global strategy and Plan issues; (iv) establish sub-committees of the JSC as the JSC deems appropriate and (v) consider and act upon such other matters as are specified in this Agreement or otherwise agreed to by the Parties.
          3.3 Joint Development Committee.
               (a) Formation; Composition and Purpose. Within ten (10) days after the Effective Date, the Parties will establish the JDC. The purpose of the JDC shall be (i) to advise the JSC on the strategy for the Development of Licensed Products in the Field as part of an integrated worldwide Development program; (ii) to develop (or oversee the development of), review and annually update and present to the JSC for approval the Development Plan(s) (and related Development Budget(s)) and (iii) to oversee the implementation of the Development Plan(s) and the Development operational aspects of the Collaboration. The JDC shall be composed of at least three (3) senior executives of each Party; provided that each Party must appoint, as one of its representatives on the JDC, its Project Manager and provided further, that the total number of representatives may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives).
               (b) Specific Responsibilities. In particular, subject to Section 2.7, the JDC shall be responsible for:
          (i) advising the JSC on the overall global Development strategy for the Licensed Products in the Field;
          (ii) facilitating an exchange of Development data between the Parties and developing and updating the Development Plans (and related Development Budgets), as described in Sections 5.2 and 5.3, for final approval by the JSC;
          (iii) developing (or overseeing the development of), reviewing, annually updating and overseeing the implementation of, and compliance with, the Development Plans (including the Development Budgets);
          (iv) developing forecasts for Clinical Supply Requirements to enable the timely preparation of the Manufacturing Plan;
          (v) overseeing clinical and regulatory matters pertaining to Licensed Products in the Field arising from the Plans; advising on material clinical and regulatory matters and other Development activities in the Excluded Territory that are reasonably expected to materially adversely affect, or have a material impact on, the Development of Licensed Products in the Territory; and reviewing and approving protocols, statistical analysis plans, clinical study endpoints, clinical methodology and monitoring requirements for clinical trials of Licensed Products in the Field as contemplated under the Development Plans and for Non-Approval Trials;
          (vi) reviewing and approving proposed target Licensed Product labeling and reviewing, and to the extent set forth herein approving, proposed changes to Product labeling with respect to Licensed Products in the Field in accordance with Section 7.2(f) ;
          (vii) facilitating an exchange between the Parties of data, information, material and results relating to the Development of Licensed Products in the Field;
          (viii) formulating a life-cycle management strategy for Licensed Products in the Field and evaluating new opportunities for new formulations, delivery systems and improvements in concert with the JCC;
          (ix) establishing a regulatory Working Group responsible for overseeing, monitoring and coordinating the submission of Registration Filings in countries in the Territory, including coordinating material communications, filings and correspondence with Regulatory Authorities in the Territory in connection with the Licensed Products in the Field;
          (x) establishing a Working Group responsible for overseeing all basic research activities for Licensed Products in the Field conducted under the Global Development Plan; and
          (xi) considering and acting upon such other matters as are specified in this Agreement or by the JSC.
          3.4 Joint Commercialization Committee.
               (a) Formation; Composition and Purpose. Within twenty (20) days after the Effective Date, the Parties will establish the JCC. The purpose of the JCC shall be (i) to develop and propose to the JDC and JSC the strategy for the Commercialization of Licensed Products in the Field in the Territory; (ii) to discuss and advise on certain commercialization activities for the Licensed Products in the Excluded Territory to the extent contemplated in Section 2.7; (iii) to develop (or oversee the development of), review and annually update and present to the JSC for approval the Territory Commercialization Plan (and related Territory Commercialization Budget); (iv) to develop (or oversee the development of), review and annually update and approve the Country Commercialization Plans (and related Country Commercialization Budgets) and (v) to oversee the implementation of the Territory Commercialization Plan and the

Commercialization operational aspects of the Collaboration. The JCC shall be composed of at least two (2) senior executives of each Party.
               (b) JCC Responsibilities. In particular, subject to Section 2.7, the JCC shall be responsible for:
          (i) recommending to the JSC whether a single brand will be used for Commercialization of Licensed Products for one or more indications throughout the Excluded Territory and the Territory (“Global Brand”). If the JCC agrees that a Global Brand(s) for the Licensed Products is desirable,[*****************************];
          (ii) developing and proposing to the JSC the strategy for the Commercialization of the Licensed Products in the Field in the Territory;
          (iii) commencing no later than three (3) years prior to the Anticipated First Commercial Sale anywhere in the Territory, (A) developing, and updating at least annually, the Territory Commercialization Plans (and related Territory Commercialization Budgets) for final approval by the JSC and (B) approving the Country Commercialization Plan(s) (and related Country Commercialization Budget(s));
          (iv) developing forecasts for Commercial Supply Requirements for the Territory to enable the timely preparation of the Manufacturing Plan for review by the JSC;
          (v) developing and updating, as necessary [*******************************************] (collectively, the items referred to in this paragraph (v) shall be referred to as the “Marketing Guidelines”) as part of the Territory Commercialization Plan;
          (vi) developing target profiles for the Licensed Products in the Field;
          (vii) developing (or overseeing the development of), reviewing, annually updating and overseeing the implementation of and compliance with the Territory Commercialization Plans (including the Territory Commercialization Budgets) and Country Commercialization Plans (including the Country Commercialization Budgets), including ensuring that country specific launch plans in the Territory are consistent with the Marketing Guidelines;
          (viii) establishing, as necessary, sub-committees of the JCC;
          (ix) if the Parties agree to use a Global Brand, selecting a Product Trademark for Licensed Products in the Field in accordance with

Section 11.2 and giving guidance on trade dress in the Field (****************************************************);
          (x) if the Parties agree to use a Global Brand, [*****************************************************]
          (xi) developing and implementing plans and policies regarding journal and other publications with respect to Licensed Products in the Field in concert with the JDC;
          (xii) allocating the appropriate cost for Commercialization activities that support the Licensed Products in the Field in the Territory and the Excluded Territory as Other Shared Expenses and/or Shared Promotion Expenses, if applicable, in accordance with this Agreement and assigning responsibilities and approving budgets for such activities;
          (xiii) formulating a life-cycle management strategy for Licensed Products in the Field and evaluating new opportunities for new indications, formulations, delivery systems and improvements in concert with the JDC;
          (xiv) consulting on all commercialization activities for Licensed Products in the Field in the Excluded Territory that are reasonably expected to materially adversely affect, or have a material impact on, the Commercialization of Licensed Products in the Territory in accordance with, and subject to, Section 2.7 and Section 6.5; and
          (xv) considering and acting upon such other matters as are specified in this Agreement or by the JSC or JDC.
          3.5 Other Committees. Within ten (10) days after the Effective Date, the Parties will establish the JFC, which shall be responsible for accounting, financial (including planning, reporting and controls) and funds flow matters related to the Collaboration and this Agreement, including such specific responsibilities set forth in Article 9 and such other responsibilities determined by the JSC. The JFC also shall respond to inquiries from the JDC and the JCC, as needed.
          3.6 Membership. Each of the Committees shall be composed of an equal number of representatives appointed by each of Regeneron and Company. Each Party may replace its Committee members upon written notice to the other Party. Each Committee will have two (2) co-chairpersons, one designated by each of Regeneron and Company. Each co-chairperson shall be entitled to call meetings. The co-chairpersons shall coordinate activities to prepare and circulate an agenda in advance of the meeting and prepare and issue draft minutes of each meeting within seven (7) days thereafter and final minutes within thirty (30) days thereafter.

          3.7 Meetings. Each Committee shall hold meetings at such times as the Parties shall determine, but in no event less frequently than every Quarter during the Term. If possible, the meetings shall be held in person (to the extent practicable, alternating the site for such meetings between the Parties) or when agreed by the Parties, by video or telephone conference. Other representatives of each Party or of Third Parties involved in the Development, Manufacture or Commercialization of the Products (under obligations of confidentiality) may be invited by the Committee co-chairs to attend meetings of the Committees as nonvoting participants. Each Party shall be responsible for all of its own expenses of participating in the Committees. Either Party’s representatives on a Committee may call a special meeting of the applicable Committee upon at least five (5) Business Day’s prior written notice, except that emergency meetings may be called with at least one (1) Business Day’s prior written notice.
          3.8 Decision-Making. The Committees shall operate by consensus. The representatives of each Party shall have collectively one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a representative of each Party is present and participating in the vote. Notwithstanding the foregoing, each Party, in its sole discretion, by written notice to the other Party, may choose not to have representatives on a Committee and leave decisions of such Committee(s) to representatives of the other Party.
          3.9 Project Manager. Each of Company and Regeneron shall appoint a senior representative who possesses a general understanding of clinical, regulatory, manufacturing and marketing issues to act as its Project Manager (“Project Manager”). Each Project Manager will be responsible for:
               (a) coordinating the various functional activities of Company and Regeneron, as appropriate, in developing and executing strategies and Plans for the Licensed Products in the Field in an effort to ensure consistency and efficiency;
               (b) providing single-point communication for seeking consensus both within the respective Party’s organization and with the other Party’s organization regarding key strategy and Plan issues, as appropriate, including facilitating review of external corporate communications; and
               (c) identifying and raising cross-country, cross-Party and/or cross-functional disputes to the appropriate Committee in a timely manner.
          3.10 Resolution of Governance Matters. As provided in Section 10.2, this Section 3.10 shall apply to matters constituting, or which if not resolved would constitute, a Governance Dispute.
               (a) Generally. The Parties shall cause their respective representatives on the Committees to use their Commercially Reasonable Efforts to resolve all matters presented to them as expeditiously as possible:

          (i) in the case of any matter which cannot be resolved by the JDC, JCC, JFC or any other committee established by the JSC, at the request of either Party, such matter shall promptly, and in any event within five (5) Business Days (or one (1) Business Day in the event of an urgent matter) after such request, be referred to the JSC with a request for resolution;
          (ii) in the event a unanimous vote on any matter cannot be obtained at the JSC within five (5) Business Days after referral to it pursuant to (i) above, except as set forth in (iii) below, Company shall have the deciding vote with respect to those matters described in [**********************************,]and Regeneron shall have the deciding vote with respect to those matters described in [***********************************]. Neither Party shall have the deciding vote with respect to matters described in [****************************]. For the avoidance of doubt, [*********************************************]
          (iii) notwithstanding the above, and subject to Section 7.2(f), if either Party (the “First Party”) [*******************************************] then such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 3.10(b); provided, however, that the dispute resolution procedures set forth in Section 3.10(b) shall not apply and the terms of subsection (ii) above shall apply (and thus, the final decision of the Party authorized to cast the deciding vote shall be final and binding on the First Party) if [***************************************************].
               (b) Referral to Executive Officers. In the event that the JSC is, after a period of five (5) Business Days from the date a matter is submitted to it for decision, unable to make a decision due to a lack of required unanimity, and one Party is not expressly allocated decision making authority over the matter as set forth in this Agreement, then either Party may require that the matter be submitted to the Executive Officers for a joint decision. In such event, either Party may, in a written notice to the other Party, formally request that the dispute be resolved by the Executive Officers, specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith, attempt to resolve the referred dispute within five (5) Business Days of receiving such written notification, failing which, except for Legal Disputes (unless as jointly agreed by the Parties), either Party may by written notice to the other Party require the specific issue in dispute to be submitted for resolution by an Expert Panel pursuant to Section 10.4, if such dispute is with respect to a Technical Development Matter.
               (c) Interim Budgets. Pending resolution by the Executive Officers of any referred dispute under Section 3.10(b) and subject to the terms of Section 19.2, the Executive Officers shall negotiate in good faith in an effort to agree to appropriate interim budgets and plans to allow the Parties to continue to use

Commercially Reasonable Efforts to Develop, Manufacture and Commercialize the Licensed Products in the Field in the Territory pursuant to this Agreement. The most recent Committee approved Plan(s) shall be extended pending approval by the Executive Officers of the interim budget(s) and Plan(s) referred to in this Section 3.10(c).
               (d) Obligations of the Parties. The Parties shall cause their respective designees on the Committees and their respective Executive Officers to take the actions and make the decisions provided herein to be taken and made by such respective designees and Executive Officers in the manner and within the applicable time periods provided herein.
ARTICLE IV
LICENSE GRANTS
          4.1 Regeneron License Grants. Subject to the terms and conditions of this Agreement (including, without limitation, Section 4.5) and any Existing License or New License to which Regeneron is a party, Regeneron hereby grants to Company (a) the nontransferable (except as permitted by Section 20.9), co-exclusive (with Regeneron and its Affiliates) right and license under the Regeneron Intellectual Property to make, have made, use, develop, import and export Licensed Products for use in the Field in the Territory, and (b) the nontransferable (except as permitted by Section 20.9), exclusive right and license under the Regeneron Intellectual Property to sell and offer to sell Licensed Products in the Field in the Territory, subject to Regeneron’s right to supply Licensed Products to Company, as contemplated by this Agreement. Company will have the right to grant sublicenses under the foregoing license only as set forth in Section 4.3. Subject to the terms and conditions of this Agreement and any Existing License or New License to which Regeneron is a party, Regeneron also grants to Company the nontransferable (except as permitted by Section 20.9), fully paid-up, royalty-free, non-exclusive, sublicensable right and license under Regeneron Excluded Territory Intellectual Property to make, have made, use, sell, offer to sell, have sold, import or export Company Products for use in the Field in the Excluded Territory.
          4.2 Company License Grants. Subject to the terms and conditions of this Agreement and any Existing License or New License to which Company or any of its Affiliates is a party, Company hereby grants to Regeneron the nontransferable (except as permitted by Section 20.9), royalty-free, co-exclusive (with Company and its Affiliates) right and license under the Company Intellectual Property to make, have made, develop, use, import and export Licensed Products for use in the Field in the Territory. Subject to the terms and conditions of this Agreement and any Existing License or New License to which Company or any of its Affiliates is a party, Company also grants to Regeneron the nontransferable (except as permitted by Section 20.9), fully paid-up, royalty-free, non-exclusive, sublicensable right and license under Company Excluded Territory Intellectual Property to make, have made, use, sell, offer to sell, have sold, import or export Regeneron Products for use in the Field in the Excluded Territory.

          4.3 Sublicensing. Unless otherwise restricted by any Existing License or New License, Company will have the right to sublicense any of its rights under the first sentence of Section 4.1 only with the prior written consent of Regeneron, such consent not to be unreasonably withheld or delayed with respect to rights outside the Major Market Countries (and only with the prior written consent of Regeneron, which consent may be withheld for any reason, in the Major Market Countries), except that Company may sublicense any of its rights hereunder to an Affiliate for purposes of meeting its obligations under this Agreement without Regeneron’s consent. Unless otherwise restricted by any Existing License or New License, Regeneron will have the right to sublicense any of its rights under the first sentence of Section 4.2 only with the prior written consent of Company, such consent not to be unreasonably withheld or delayed, except that Regeneron may sublicense any of its rights hereunder to an Affiliate for purposes of meeting its obligations under this Agreement without Company’s consent. Each Party shall remain responsible and liable for the compliance by its Affiliates and Sublicensees with applicable terms and conditions set forth in this Agreement. Any such sublicense agreement will require the Sublicensee of a Party to comply with the obligations of such Party as contained herein, including, without limitation, the confidentiality and non-use obligations set forth in Article 16, and will include, with respect to a Sublicensee of Company, an obligation of the Sublicensee to account for and report its sales of Licensed Products to Company on the same basis as if such sales were Net Sales by Company. For the avoidance of doubt, Regeneron shall be entitled to receive its share of the Territory Profit Split based on Net Sales of Licensed Products sold by Sublicensees under this Agreement. In the event of a breach by a Sublicensee of any sublicense agreement which has or is reasonably likely to have a materially adverse effect on Regeneron or any of its Affiliates or any Regeneron Intellectual Property, then Regeneron may cause Company or its Affiliate to exercise, and the Company or its Affiliate will promptly exercise, any termination rights it may have under the sublicense with the Sublicensee. Any sublicense agreement will provide for the termination of the sublicense or the conversion of the sublicense to a license directly between the Sublicensee and Regeneron, at the option of Regeneron, upon termination of this Agreement. Furthermore, any such sublicense shall prohibit any further sublicense or assignment. Company will forward to Regeneron a complete copy of each fully executed sublicense agreement (and any amendment(s) thereto) within ten (10) days of the execution of such agreement.
          4.4 No Implied License. Except as expressly provided in this Article 4 or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s Patent Rights, Know-How, or Party Information either expressly or by implication, estoppel or otherwise.
          4.5 Retained Rights. With respect to the licenses granted under this Article 4, Regeneron reserves for itself and its Affiliates and Third Party licensees under the Regeneron Intellectual Property and Regeneron’s interest in the Joint Inventions, (a) the right to make, have made, distribute, import, export and use Regeneron Products in the Field in the Territory exclusively for Development purposes, and (b) the right to Manufacture and, if agreed to by Company or set forth in any Plans, the right to Commercialize Licensed Products for use in the Field in the Territory in accordance with this Agreement. For the avoidance of doubt, Regeneron retains all rights in Regeneron

Intellectual Property, Regeneron’s interest in the Joint Inventions and Regeneron Products not expressly licensed hereunder, including, without limitation the right (i) to exploit Regeneron Intellectual Property and Regeneron’s interest in the Joint Inventions to make, have made, use, sell, offer to sell, have sold, import or export Products for use outside the Field; (ii) to exploit Regeneron Intellectual Property and Regeneron’s interest in the Joint Inventions to make, have made, use, sell, offer to sell, have sold, and import and export Products for use in the Field in the Excluded Territory and (iii) to exploit Regeneron Intellectual Property and Regeneron’s interest in Joint Inventions for purposes unrelated to the Licensed Products in the Field.
          4.6 Right of Negotiation for Excluded Territory. In the event that Regeneron desires to enter into a license or co-promotion arrangement with a Third Party (other than with an Affiliate, distributor or contract sales force) with respect to commercialization of the Regeneron Products in the Excluded Territory, Regeneron shall grant Company a first right of exclusive negotiation for such commercialization rights. If Regeneron desires to enter into such a commercialization arrangement, Regeneron shall give Company written notice. Company shall have [************] to determine and to notify Regeneron in writing whether Company desires to negotiate such a commercialization arrangement. Failure to provide written notice to Regeneron within such [************] period shall be deemed to be a rejection of Regeneron’s offer to negotiate for such commercialization rights. If Company rejects Regeneron’s offer to negotiate for such commercialization rights, or if Company accepts Regeneron’s offer to negotiate for such commercialization rights but the Parties are unable to reach an agreement on such commercialization arrangement, after negotiating in good faith, within [***************] of the date Regeneron notified Company of its desire to enter into such commercialization arrangement, then Regeneron shall have no further obligation to Company with respect to the Regeneron Products in the Excluded Territory.
ARTICLE V
DEVELOPMENT ACTIVITIES
          5.1 Development of Licensed Products. Subject to the terms of this Agreement, the Parties shall undertake Development activities with respect to Licensed Products in the Field pursuant to the Development Plans under the general direction and oversight of the JDC. Each Party shall use Commercially Reasonable Efforts to Develop Licensed Products in the Field, carry out the Development activities assigned to it in Development Plans in a timely manner and conduct all such activities in compliance with applicable Laws, including, without limitation, Good Practices. Regeneron may conduct separate Development activities to support Regeneron Products in the Excluded Territory, and Company may conduct separate Development activities to support Company Products in the Excluded Territory, in each case, subject to the conditions and requirements set forth herein, including, without limitation, Section 2.6(b).
          5.2 Development Plans. The JDC shall prepare and update Development Plans for Licensed Products in the Field under this Agreement for approval by the JSC. Except for the first Global Development Plan incorporating the Initial Development Plan referred to below in this Section 5.2, an updated Global Development

Plan (and, if applicable, Territory Development Plan) will be presented by the JDC for approval by the JSC, and approved by the JSC, at least two (2) months prior to the end of each Contract Year. Each Development Plan will set forth the plan for Development of each Product in the Field over at least three (3) Contract Years and will include (a) strategies and timelines for Developing and obtaining Approvals for the Licensed Products in the Field in the Territory and, subject to Section 2.7, the Excluded Territory, and (b) the allocation of responsibilities for Development activities between the Parties, and/or Third Party service providers to the extent provided by the applicable Development Plan. Each Development Plan will be reviewed and informally updated by the JDC not less frequently than every six (6) months for the ensuing three (3) year period. The activities agreed to by the Parties (together with the associated estimated budget) as set forth on Schedule 5 shall constitute the initial plan for the Development of Licensed Products in the Field under this Agreement (the “Initial Development Plan”). No later than sixty (60) days after the Effective Date, the JDC will meet to finalize the first Global Development Plan (which, as provided above, shall incorporate, or be substantially consistent with, the Initial Development Plan). Until the first Global Development Plan is approved by the JSC, the Parties will Develop the Licensed Products in the Field under this Agreement in accordance with the Initial Development Plan, unless otherwise agreed to by the JSC. Unless otherwise agreed to by the JDC, each update to the Development Plan(s) shall include the activities and timelines described in or referred to in the Initial Development Plan until the activities described therein are completed in a timely manner.
          5.3 Development Budgets. The Territory Development Plan shall include the Territory Development Budget and the Global Development Plan shall include the Global Development Budget (each individually, a “Development Budget” and both collectively, the “Development Budgets”) and the Development Budgets shall be prepared, updated, reviewed and approved as part of the preparation, update and approval of the Development Plans in accordance with this Agreement. Amendments and updates to any Development Budgets shall not be effective without the approval of the JSC. In the event that, during any Contract Year (the “First Year”), any Development activity expressly provided for in the approved Development Budget to be completed during such First Year is not completed during such First Year (to the extent incomplete, an “Incomplete Activity”) and the full expense budgeted for such activity for such First Year is not incurred (to the extent not incurred, a “Non-Incurred Amount”), then such Incomplete Activity shall be completed during Contract Years following such First Year (the “Succeeding Year(s)”) and the Non-Incurred Amount shall be included in the Development Budget for such Succeeding Year(s) as set forth in the following sentence. If the Development Budget for such Succeeding Year(s) has not yet been approved by the JSC, then the Non-Incurred Amount shall be included in the proposed Development Budget for such Succeeding Year(s) without otherwise limiting any other Development activities or any amounts related thereto, unrelated to the Incomplete Activity, which, pursuant to the Development Plan, would have been performed during such Succeeding Year, and if the Development Budget for the Succeeding Year(s) has been approved by the JSC, then the Development Budget for such Succeeding Year(s) shall be revised automatically to include the Non-Incurred Amount.

          5.4 Development Reports. Within forty-five (45) days after the end of each Quarter, Regeneron and Company shall each provide to the other Party a written report (in electronic form) summarizing the material activities undertaken by such Party during such Quarter in connection with each Development Plan, together with a statement of Development Costs incurred by such Party during such Quarter, which statement shall detail those amounts to be included in the Consolidated Payment Report for such Quarter and shall be in such form, format and of such level of detail as approved by the JFC. At the next JDC meeting held following such forty-five (45) day period, the JDC will approve the final Development Costs which will be used in the calculation of the Global Development Balance.
          5.5 Review of Clinical Trial Protocols. The JDC will establish procedures for the expeditious review of clinical trial protocols for the Licensed Products submitted to the JDC by either Party pursuant to Section 2.6(b), including, without limitation, pre-approval authorizations for Non-Approval Trials meeting established criteria. In no event will such procedures require more than ten (10) Business Days for the JDC to accept or reject a proposed protocol and/or clinical trial design for a clinical study to be conducted solely for purposes of obtaining an Approval in the Excluded Territory.
ARTICLE VI
COMMERCIALIZATION
          6.1 Commercialization of Products in the Field in the Territory. Subject to the terms of this Agreement, the Parties shall undertake Commercialization activities with respect to Licensed Products in the Field in the Territory under the direction and oversight of the JCC and in accordance with the Territory Commercialization Plan and the Country Commercialization Plans. Except as set forth in this Agreement, Company shall bear all costs and expenses to Commercialize the Licensed Products in the Field in the Territory.
          6.2 Territory Commercialization Plan. The Territory Commercialization Plan and all updates and amendments thereto will be consistent with the principles of the Collaboration Purpose. The initial Territory Commercialization Plan will be prepared by Company, with Regeneron’s participation and input with respect to the portions of such Plan directly applicable to the Major Market Countries, and submitted to the JCC for review and approval. Once approved by the JCC, the Territory Commercialization Plan will be presented to the JSC for review and approval at least [***********] before the Anticipated First Commercial Sale in the Territory. The Territory Commercialization Plan for each subsequent Contract Year shall be updated by the JCC and approved by the JSC at least two (2) months prior to the end of the then current Contract Year. Each Territory Commercialization Plan shall include (with sufficient detail, relative to time remaining to Anticipated First Commercial Sale, to enable the JCC and JSC to conduct a meaningful review of such Plan) information and formatting as will be agreed upon by the JCC, including:

               (a) the overall strategy for Commercializing Licensed Products in the Field in the Territory, including Licensed Product target product profiles, branding, positioning, promotional materials and core messages;
               (b) subject to applicable Law, Licensed Product pricing guidelines in the Field in the Territory;
               (c) the Territory Commercialization Budget;
               (d) anticipated launch dates for applicable countries in the Territory;
               (e) any global Commercialization activities that are designed to benefit the Licensed Product in the Field in both the Territory and the Excluded Territory (including, without limitation, such activities that relate to global branding, global market research, Licensed Product websites and certain publication strategies);
               (f) market and sales forecasts for the Licensed Products in the Field in the Territory in a form to be agreed between the Parties;
               (g) strategies for the detailing and promotion of Licensed Products in the Field in the Territory, including recommended sales force sizes in the countries in the Territory;
               (h) anticipated major advertising, public relations and patient advocacy programs for Licensed Products in the Field in the Territory;
               (i) reimbursement and patient assistance, including [*********************************];
               (j) post-marketing clinical trials to support Commercialization of Licensed Products in the Field in the Territory which [********************], including any such clinical trials sponsored by Third Parties using Licensed Product supplied by the Parties (“Non-Approval Trials”);
               (k) proposed use of Third Party sales representatives, Sublicensees and/or distributors in any country in the Territory;
               (l) target incentive product weighting and performance goals for sales representatives detailing the Licensed Products in the Field in the Territory; and
               (m) all other Marketing Guidelines.
          6.3 Country Commercialization Plans. Each Country Commercialization Plan and all updates and amendments thereto will be consistent with the principles of the Collaboration Purpose. The initial Country Commercialization Plan for each Major Market Country will be prepared by Company, with Regeneron’s participation and input, and approved by the JCC at least [**********] before the Anticipated First Commercial Sale in the applicable Major Market Country. The Country

Commercialization Plan for each subsequent Contract Year shall be updated and approved by the JCC at least two (2) months prior to the end of the then current Contract Year. Each Country Commercialization Plan shall include (with sufficient detail, relative to time remaining to Anticipated First Commercial Sale, to enable the JCC and JSC to conduct a meaningful review of such Plan) information and formatting as will be agreed upon by the JCC, including:
               (a) the overall strategy for Commercializing Licensed Products in the Field in the Major Market Country, including Licensed Product branding, positioning, promotional materials, core messages, pricing strategies and competitive analyses;
               (b) the Country Commercialization Budget;
               (c) anticipated launch dates for the Licensed Product in the Field in the Major Market Country;
               (d) market and sales forecasts for the Licensed Products in the Field in the Major Market Country in a form to be agreed between the Parties;
               (e) strategies for the detailing and promotion of Licensed Products in the Field in the Major Market Country, including sales force and medical affairs field force sizes, the number and type of Licensed Product details to be performed by Company sales representatives and target opinion leaders in the Major Market Country;
               (f) FTE requirements and Shared Promotion Expenses to fulfill the requirements of the Country Commercialization Plan;
               (g) advertising, patient advocacy programs, professional symposia, public relations, marketing, sales and promotion efforts for Licensed Products in the Field in the Major Market Country;
               (h) reimbursement and patient assistance, including [**************************************]; and
               (i) Non-Approval Trials (based on JDC approved protocols), [**************************************] in support of the Licensed Products in the Field in the Major Market Country.
          6.4 Commercialization Activities; Sharing of Commercial Information.
               (a) Company (through its Affiliates where appropriate) shall use Commercially Reasonable Efforts to Commercialize Licensed Products in the Field in the Territory in accordance with the Territory Commercialization Plan and the Country Commercialization Plans. Without limiting the foregoing, Company will, as necessary, build, train and apply a field force in the Territory necessary to

Commercialize the Licensed Products in the Field in the Territory in accordance with the Territory Commercialization Plan and Country Commercialization Plans.
               (b) Company will use reasonable efforts to provide Regeneron with full access to Company information directly relating to the Commercialization of the Licensed Products in the Field in the Territory, including, without limitation, information relating to anticipated launch dates, the development of sales targets by customer segment and territory, key market metrics, market research, sales forecasting and modeling, sales, prescription and patient data, reimbursement and pricing matters, and field force plans, goals, incentives and training.
               (c) Each Party shall, on a periodic and reasonably current basis, keep the other Party informed regarding major market developments, acceptance of the Licensed Products in the Field, Licensed Product quality complaints and similar information from the Territory or the Excluded Territory, as the case may be.
               (d) No Party may initiate or support any Non-Approval Trial for a Licensed Product in the Field in the Territory without the prior approval of the JDC.
          6.5 Product Pricing and Pricing Approvals in the Territory. [**********************************************]. For the avoidance of doubt, (i) Regeneron shall have sole authority for determining and establishing the price and terms of sale (including any rebates or discounts) of Regeneron Products in the Excluded Territory and Company shall have sole authority for determining and establishing the price and terms of sale (including any rebates or discounts) of Company Products in the Excluded Territory.
          6.6 Sales and Product Distribution in the Territory; Other Responsibilities. Company (or its Affiliate) shall invoice and book, and appropriately record, all sales of the Licensed Products in the Field in the Territory. Company (or its Affiliate) also shall be responsible for (a) the distribution of Licensed Products in the Field in the Territory and for paying all governmental rebates which are due and owing with respect to the Licensed Products in the Field in the Territory, (b) handling all returns of Licensed Product sold under this Agreement and (c) handling all aspects of ordering, processing, invoicing, collection, distribution and receivables with respect to Licensed Products in the Field in the Territory. If Licensed Product sold in the Field in the Territory is returned to Regeneron, it shall promptly be shipped to a facility designated by Company. If Regeneron Product sold in the Excluded Territory is returned to Company, it shall promptly be shipped to a facility designated by Regeneron. If Regeneron receives an order for Licensed Product in the Field in the Territory (or Company receives an order for Regeneron Product in the Field in the Excluded Territory), the Party erroneously receiving the order shall refer such orders to the other Party.
          6.7 Commercialization Efforts. Company’s sales representatives in the Territory shall provide the FTE effort and promote and detail the Licensed Products in the Field in accordance with the approved Country Commercialization Plan (if applicable), Territory Commercialization Plan and all applicable Laws. Company shall, at its own expense, comply with the training plan contained in any Country Commercialization Plan.

Beginning in the Quarter of the First Commercial Sale in each Major Market Country, Company will provide Regeneron on a quarterly basis with reports of the activity within its field force in each such Major Market Country, which will include reasonable data from reports created by Company for its internal management purposes. Company (through its local Affiliates where appropriate) shall maintain records relating to its sales representative FTEs for the Licensed Products in the Field in the countries in a manner sufficient to permit the determination of Sales Force Cost and Medical Affairs Cost and the incentive compensation requirements set forth in the Marketing Guidelines.
          6.8 Contract Sales Force. Company shall not use the services of a sales representative employed by a Third Party without Regeneron’s prior written consent. Company will be responsible for (a) all costs associated with retaining any such contract sales force in excess of the expected Sales Force Cost if Company provided its own field force and for such Third Party’s compliance with this Agreement, (b) ensuring such contract sales force’s compliance with all applicable Laws and (c) ensuring that sales representatives in such contract sales force have minimum skill levels customary for sales representatives in the Field at major pharmaceutical companies in such country.
          6.9 Promotional Materials.
               (a) Company will be responsible, consistent with the Marketing Guidelines, the Territory Commercialization Plan and the Country Commercialization Plans (as applicable), for the creation, preparation, production and reproduction of all Promotional Materials and for filing, as appropriate, all Promotional Materials with all Regulatory Authorities in the Territory. Upon request, Regeneron will have the right to review and comment on all major Promotional Materials for use in any country in the Territory prior to their distribution by Company for use in the Territory. (b) Company shall use its own corporate name and/or logo on Promotional Materials and Licensed Product labels in connection with Commercialization of Licensed Products in the Territory, unless otherwise mutually agreed by the Parties.
               (b)The Parties shall jointly own all rights to all Promotional Materials, including all copyrights thereto, in the Major Market Countries.
          6.10 Promotional Claims/Compliance. Neither Company nor any of its Affiliates shall make any medical or promotional claims for any Licensed Product in the Field other than as permitted by applicable Laws. When distributing information related to any Licensed Product or its use in the Field in the Territory (including information contained in scientific articles, reference publications and publicly available healthcare economic information), Company and its Affiliates shall comply with all applicable Laws and any guidelines established by the pharmaceutical industry in the applicable country.
          6.11 Restriction on Bundling in the Territory. If Company or its Affiliates or Sublicensees sell a Licensed Product in the Field in the Territory to a customer who also purchases other products or services from any such entity, Company agrees not to, and to require its Affiliates and Sublicensees not to, bundle or include any Licensed

Product as part of any multiple product offering or discount or price the Licensed Products in a manner that (a) is reasonably likely to disadvantage a Licensed Product in order to benefit sales or prices of other products offered for sale by a Party or its Affiliates to such customer or (b) is inconsistent with the Collaboration Purpose.
          6.12 Inventory Management. Company shall use Commercially Reasonable Efforts to manage Licensed Product inventory on hand at wholesalers and Sublicensees so as to maintain levels of inventory appropriate for expected demand and to avoid taking action that would result in unusual levels of inventory fluctuation.
          6.13 Medical and Consumer Inquiries. Company shall be responsible for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding Licensed Products in the Field in the Territory. The Parties will work together to formulate responses to the major inquiries, which shall be used, if possible, by Company in the Territory and Regeneron in the Excluded Territory. If Regeneron receives questions about Licensed Products in the Field in a country in the Territory, it shall refer such questions to Company, and Company shall be responsible for responding thereto. If Company receives a question about Regeneron Products in the Field in a country in the Excluded Territory (or about any Regeneron Product outside the Field), it shall refer such questions to Regeneron, and Regeneron shall be responsible for responding thereto.
          6.14 Market Exclusivity Extensions. Each Party shall use Commercially Reasonable Efforts to maintain, and, to the extent available, legally extend, the period of time during which, in any country in the Territory, (a) a Party(ies) has the exclusive legal right, whether by means of a Patent Right or through other rights granted by a Governmental Authority in such country, to Commercialize a Licensed Product in the Field in such country and (b) no generic equivalent of a Product in the Field may be marketed in such country.
          6.15 Post Marketing Clinical Trials. Subject to the provision of this Agreement, the Parties shall comply with any clinical trial obligations with respect to a Marketing Approval with respect to any Licensed Product use in the Field in any country in the Territory, imposed by applicable Law, pursuant to the Approvals or required by a Regulatory Authority.
          6.16 Activities outside the Collaboration. During the Term, neither Party nor any of its respective Affiliates, either alone or through any Third Party, shall Develop or Commercialize a Product in the Field in the Territory except as set forth in this Agreement. In the event that (a) Regeneron terminates this Agreement for any reason or (b) Company terminates this Agreement for any reason other than pursuant to Section 19.3 or Section 19.4, then [***************************], Company (nor its Affiliates or Sublicensees) shall not, directly or indirectly, Commercialize any Products in the Field in any part of the Territory. In the event that Company terminates this Agreement pursuant to Section 19.3 or Section 19.4, [***********************] Regeneron (nor its respective Affiliates or Sublicensees under this Agreement) shall not, directly or indirectly, Commercialize any Products in the Field in any part of the Territory other than Regeneron

Products as to which, as of the date notice of such termination is received by Regeneron, Regeneron has ownership of, or a license to. A Party shall not be considered in breach of this Section 6.16 solely by reason of the acquisition by such Party of a Person (i) if such Party includes the offending Product(s) in the licenses granted to the other Party pursuant to this Agreement or (ii) if prior to the closing of such acquisition, the acquiring Party commits in writing to the other Party that, promptly following the closing of such acquisition, it will divest itself of the offending rights and/or activity, and the acquiring Party uses Commercially Reasonable Efforts to pursue such divestiture, and in the event that such divestiture is not completed within six (6) months of the closing of such acquisition, the acquiring Party ceases all Development, Manufacturing and/or Commercialization, as applicable, of the offending Product(s) in the Field or includes the offending Products(s) in the licenses granted to the other Party pursuant to this Agreement.
          6.17 Restriction on Commercialization Activities. Company agrees that it shall refrain from pursuing a policy of directly or indirectly selling, advertising, promoting or marketing Regeneron Products outside the Field, and, in particular, engaging in any advertising, promoting or marketing of Regeneron Products aimed at uses outside the Field. Without limiting the foregoing, it is agreed that the Parties shall use Commercially Reasonable Efforts to [********************************] and each Party shall use Commercially Reasonable Efforts to [**********************]. Company further agrees that it shall refrain from pursuing a policy of directly or indirectly selling, advertising, promoting or marketing Licensed Products that it is Commercializing hereunder in the Field in the Territory for sale in the Excluded Territory. Each Party will use reasonable efforts to prevent the unauthorized importation of Licensed Products into the Territory or Excluded Territory, as the case may be.
          6.18 Exports from the Territory to the Excluded Territory.
               (a) Company shall supply the [*******************] with Licensed Products in quantities that are appropriate to the size of such market (not including cross-border sales).
               (b) The Parties shall discuss, as appropriate from time to time, through their respective representatives on the JSC, any concerns either Party may have with respect to the entry of Licensed Products into the Excluded Territory from the Territory, including [***************************] (“Parallel Trade Concern”).
               (c) No later than ninety (90) days after Regeneron raises a Parallel Trade Concern, the Parties hereby agree to negotiate in good faith to determine a method for the calculation of [**************************] (the “Parallel Unit Sales”). Such Parallel Unit Sales shall be determined based on available data, as agreed by the Parties, measuring [*********************************]. Out-of-Pocket Costs associated with obtaining the data required to meet Company’s obligations hereunder shall be treated as Shared Promotion Expenses.

     (d) Within fifteen (15) days after the end of any Contract Year in which Regeneron raises a Parallel Trade Concern, Company shall provide a detailed written report, which shall include copies of all data used to generate such report (the “Parallel Trade Report”), to Regeneron. The Parallel Trade Report shall [*********************************]
     (e) Promptly following delivery of the Parallel Trade Report, the Parties will meet and make a good faith effort to agree upon [*****************]
     (f) Notwithstanding anything to the contrary contained herein, nothing contained in this Section 6.18 shall require any Party to take actions inconsistent with applicable Law.
ARTICLE VII
CLINICAL AND REGULATORY AFFAIRS
          7.1 Ownership of Approvals and Registration Filings.
               (a) Regeneron shall be the Lead Regulatory Party, and shall own all Approvals and Registration Filings, (i) with respect to the Development of Regeneron Products in the Field in the Excluded Territory under the Global Development Plan and (ii) with respect to any site license for its manufacturing facilities anywhere in the world, and shall have the rights and obligations set forth in this Article 7 with respect thereto.
               (b) During the Term, Company shall be the Lead Regulatory Party, and shall own all Approvals and Registration Filings, (i) with respect to the Licensed Products in the Field in each country in the Territory and (ii) with respect to any site license for its manufacturing facilities anywhere in the world, and shall have the rights and obligations set forth in this Article 7 with respect thereto. Company shall be the Lead Regulatory Party, and shall own all Approvals and Registration Filings, for any Company Products in the Field in the Excluded Territory with respect to the Development of Company Products under a Global Development Plan.
               (c) The Lead Regulatory Party shall, as reasonably necessary to permit a Party to perform obligations under this Agreement, license, transfer, provide a letter of reference with respect to or take other action necessary to make available the relevant Registration Filings and Approvals to and for the benefit of the other Party.
          7.2 Regulatory Coordination.
               (a) The Lead Regulatory Party shall oversee, monitor and coordinate all regulatory actions, communications and filings with and submissions (including supplements and amendments thereto) to each applicable Regulatory Authority with respect to the Licensed Product in the Field in each jurisdiction as to which it is the Lead Regulatory Party; provided that it shall adhere to the obligations in this Article 7. Without limiting the foregoing, the Lead Regulatory Party will be responsible for, and will use Commercially Reasonable Efforts in applying for, obtaining and maintaining the applicable Approval or other Registration Filing for the Licensed Products in the Field for which it has responsibility as the Lead Regulatory Party. To the extent applicable, the Lead Regulatory Party shall perform all such activities in accordance with the Plans and all applicable Laws.
               (b) The Parties shall establish procedures, through the JDC or the JCC, to ensure that the Parties exchange on a timely basis all necessary information to enable the other Party and its licensees, as applicable, (i) to comply with its regulatory obligations in connection with the Development, Manufacture and/or Commercialization of the Licensed Products in the Field, including, without limitation, filing updates or supplements with Regulatory Authorities, pharmacovigilance filings, manufacturing supplements and investigator notifications to Regulatory Authorities, (ii) to comply with Laws in connection with the Development, Manufacture and/or Commercialization of the Licensed Products in the Field anywhere in the world, including the Excluded Territory, and (iii) to comply with Laws with respect to the development, manufacture and/or commercialization of Products outside the Field. The Parties shall provide to each other prompt written notice of any Approval of a Licensed Product in the Field anywhere in the world. The Parties shall work together cooperatively through the JDC in the preparation of regulatory strategies and with respect to all material regulatory actions, communications and Regulatory Filings for Licensed Products in the Field in the Territory, and, subject to Section 2.7, with respect to the same in the Excluded Territory to the extent that such strategies, actions, and/or communications would reasonably be expected to materially adversely affect, or have a material impact on, the Development or Commercialization of Licensed Products in the Field in the Territory.
               (c) Subject to Sections 2.7 and 7.2(f), the Lead Regulatory Party shall use Commercially Reasonable Efforts to provide the other Party as promptly as practicable with written notice and copies of any material (i) draft filings with, (ii) submissions to and (iii) correspondence (including Approvals) with, Regulatory Authorities that directly pertain to the Development and/or Commercialization of a Licensed Product in the Field under the Plans, and shall use reasonable efforts to afford the other Party’s representatives an opportunity to actively participate in the drafting and review of such material filings and submissions (including, without limitation, all annual and periodic safety reports for Licensed Products in the Field). Moreover, the Lead Regulatory Party shall consider in good faith requests from the other Party to have up to two (2) representatives from the other Party attend (but not participate) in all material, pre-scheduled meetings, telephone conferences and/or discussions with the Regulatory Authorities in the Territory or, to the extent such material meetings, telephone conferences and/or discussions pertain to the activities under the Global Development Plan, the Excluded Territory. Without limiting the foregoing, the Lead Regulatory Party shall use Commercially Reasonable Efforts to provide the other Party on a timely basis with all material information, data and materials reasonably necessary for the other Party to participate in the preparation of the material filings and submissions referred to in this paragraph (c), said items to be provided to the other Party in a timely manner. The

Parties will discuss in good faith any disputes on the contents of filings or submissions referred to in this paragraph (c) to the Regulatory Authorities and disputes shall be submitted to the JDC for timely resolution.
               (d) For the avoidance of doubt, nothing in this Section 7.2 entitles Company to attend meetings with Regulatory Authorities in the Excluded Territory or review Registration Filings in connection with the Development of Regeneron Products in the Excluded Territory, except as they relate to the performance of the Global Development Plan. Subject to its obligations hereunder, Regeneron, in its sole discretion, shall have the exclusive right (i) to seek and obtain all Registration Filings and Approvals with respect to the Commercialization of Regeneron Products in the Excluded Territory, (ii) to decide the final content of, and to prepare and submit, any Registration Filings for Marketing Approval for a Regeneron Product in the Excluded Territory and (iii) to make any submissions or conduct any meetings or discussions with Regulatory Authorities in the Excluded Territory concerning Marketing Approval for a Regeneron Product.
               (e) For the avoidance of doubt, nothing in this Section 7.2 entitles Regeneron to attend meetings with Regulatory Authorities in the Excluded Territory or review Registration Filings in connection with the Development of Company Products in the Excluded Territory, except as they relate to the performance of the Global Development Plan. Subject to its obligations hereunder, Company, in its sole discretion, shall have the exclusive right (i) to seek and obtain all Registration Filings and Approvals with respect to the Commercialization of Company Products in the Excluded Territory, (ii) to decide the final content of, and to prepare and submit any, Registration Filings for Marketing Approval for a Company Product in the Excluded Territory and (iii) to make any submissions or conduct any meetings or discussions with Regulatory Authorities in the Excluded Territory concerning Marketing Approval for a Company Product.
               (f) [************************************].
          7.3 Regulatory Coordination with Third Parties. Regeneron shall use Commercially Reasonable Efforts under the Aventis Agreement (a) to allow Company and its Affiliates to reference the filings, registrations, licenses and authorizations from or with any Regulatory Authority in connection with Regeneron’s and Aventis’ development, manufacture and commercialization of Products outside the Field to support the Development, Manufacture and Commercialization of Licensed Products in the Field in the Territory under this Agreement and (b) to coordinate the exchange of information (including, without limitation, information pertaining to pharmacovigilance, development, manufacture and commercialization) related to Licensed Products inside and outside the Field between Regeneron, Company and Aventis (or any other Third Party licensee of Regeneron engaged in the development, manufacture and/or commercialization of Licensed Products outside the Field) in order to ensure compliance with applicable Laws. It is agreed that (i) Regeneron and its Affiliates and licensees of Regeneron Products outside the Field (including, without limitation, Aventis) or outside the Territory shall have the right to reference the Registration Filings and/or Approvals of the Parties for the

Regeneron Products to support their development, manufacture and commercialization of Regeneron Products outside the Field or outside the Territory and (ii) Company and its Affiliates and licensees of Company Products outside the Field or outside the Territory shall have the right to reference the Registration Filings and/or Approvals of the Parties for the Company Products to support the development, manufacture and commercialization of Company Products outside the Field or outside the Territory. Company and Regeneron shall work in good faith to coordinate the exchange of information (including, without limitation, pharmacovigilance information) related to Products inside and outside the Field (and inside and outside the Territory) between Regeneron, Company and Aventis (or any other Third Party licensee of a Party engaged in the development, manufacture and/or commercialization of Products outside the Field or outside the Territory) in order to ensure compliance with applicable Laws. As between the Parties, Regeneron shall have the exclusive right to communicate with Regulatory Authorities with respect to Regeneron Products outside the Field and, subject to Section 2.7, in the Excluded Territory, and Company will have the exclusive right to communicate with Regulatory Authorities with respect to Company Products outside the Field and, subject to Section 2.7, in the Excluded Territory.
          7.4 Regulatory Events. Each Party shall keep the other Party informed, commencing within forty-eight (48) hours after notification (or other time period specified below), of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority, Third Party or other Governmental Authority in the Territory or Excluded Territory, which:
               (a) raises any material concerns regarding the safety or efficacy of any Licensed Product in the Field;
               (b) indicates or suggests a potential investigation or formal inquiry by any Regulatory Authority in connection with the Development, Manufacture or Commercialization of a Licensed Product in the Field under the Plans; provided, however, that each Party shall inform the other Party of the foregoing no later than twenty-four (24) hours after receipt of a notification referred to in this clause (b); or
               (c) is reasonably likely to lead to a recall or market withdrawal of any Licensed Product in the Field in the Territory.
          Information that shall be disclosed pursuant to this Section 7.4 shall include, but not be limited to:
          (i) Governmental Authority inspections of Manufacturing, Development, distribution or other facilities;
          (ii) inquiries by Regulatory Authorities or other Governmental Authorities concerning clinical investigation activities (including inquiries of investigators, clinical research organizations and other related parties) or pharmacovigilance activities, in each case, to the extent involving matters described in clauses (a), (b) or (c) of this Section 7.4;
          (iii) receipt of a warning letter issued by a Regulatory Authority;
          (iv) an initiation of any Regulatory Authority or other Governmental Authority investigation, detention, seizure or injunction; and
          (v) receipt of product complaints concerning actual or suspected Licensed Product tampering, contamination, or mix-up (e.g., wrong ingredients).
          7.5 Pharmacovigilance and Product Complaints. While the Lead Regulatory Party shall be responsible for managing pharmacovigilance and product complaints for its territory and for formulating and implementing any related strategies, both Parties will cooperate with each other in order to fulfill all regulatory requirements concerning drug safety surveillance and product complaint reporting in all countries in which the Licensed Products (both in the Field and out of the Field) are being developed, manufactured, or commercialized in the Territory or in the Excluded Territory. Without limitation to the foregoing, the Parties shall within ninety (90) days of the Effective Date execute a Pharmacovigilance Agreement setting forth the specific procedures to be used by the Parties to coordinate the investigation and exchange of reports of adverse drug experiences and Licensed Product complaints to ensure timely communication to Regulatory Authorities and compliance with Laws.
          7.6 Regulatory Inspection or Audit. If a Regulatory Authority desires to conduct an inspection or audit of a Party with regard to a Licensed Product in the Field, each Party agrees to cooperate with the other and the Regulatory Authority during such inspection or audit, including by allowing, to the extent practicable, a representative of the other Party to be present during the applicable portions of such inspection or audit to the extent it relates to the Development, Manufacture or Commercialization of a Licensed Product for use in the Field under this Agreement. Following receipt of the inspection or audit observations of the Regulatory Authority (a copy of which the receiving Party will promptly provide to the other Party), the Party in receipt of the observations will prepare any appropriate responses; provided that the other Party, to the extent practicable, shall have the right to review and comment on such responses to the extent they cover or may be reasonably expected to adversely impact the Licensed Products in the Field in the Territory, and the Party that received the observations shall consider in good faith the comments made by such other Party. In the event the Parties disagree concerning the form or content of a response, the Party that received the observations will decide the appropriate form and content of the response. Without limiting the foregoing, each Party (and its Third Party subcontractors) shall notify the other Party within forty-eight (48) hours of receipt of a notification from a Regulatory Authority of the intention of such Regulatory Authority to audit or inspect facilities used or proposed to be used for the Manufacture of Licensed Products for use in the Field under this Agreement; provided that such notification shall be given no later than twenty-four (24) hours prior to any such Regulatory Authority audit or inspection.

          7.7 Recalls and Other Corrective Actions. Decisions with respect to any recall, market withdrawal or other corrective action related to any Licensed Product in the Field in the Territory shall be made only upon mutual agreement of the Parties, which agreement shall not be unreasonably withheld or delayed; provided, however, that nothing herein shall prohibit either Party from initiating or conducting any recall or other corrective action mandated by a Governmental Authority or Law. The Party that determines that a recall or market withdrawal of a Licensed Product in the Field in the Territory may be required shall, within twenty-four (24) hours, notify the other Party and, without limitation of and subject to the proviso in the immediately preceding sentence, the Parties shall decide whether such a recall or market withdrawal is required. The Parties shall cooperate with respect to any actions taken or public statements made in connection with any such recall or market withdrawal. Expenses associated with such recalls will be treated as Other Shared Expenses.
ARTICLE VIII
MANUFACTURING AND SUPPLY
          8.1 Formulated Bulk Product Supply in the Field in the Territory. Subject to Regeneron’s obligations under the Aventis Agreement, Regeneron will use Commercially Reasonable Efforts to provide an adequate and timely supply of Formulated Bulk Product for Clinical Supply Requirements and Commercial Supply Requirements of Regeneron Product in the Field in the Territory in accordance with the Manufacturing Plan. Regeneron may use its Manufacturing facilities or, subject to Company’s prior written approval, such approval not to be unreasonably withheld or delayed, Company or Third Parties to Manufacture such Formulated Bulk Product. [********************************************.] The Formulated Bulk Product Manufactured by or on behalf of Regeneron will be billed to Company by Regeneron at the Manufacturing Cost.
          8.2 Finished Product Supply in the Field in the Territory. The Parties, through the JSC, will identify which Party or Third Party will perform the filling, packaging, labeling and testing of the Formulated Bulk Product to supply Finished Product for Clinical Supply Requirements and Commercial Supply Requirements for use in the Field under this Agreement. The Finished Product Manufactured by or on behalf of a Party will be billed at the Manufacturing Cost to the other Party as a Development Cost or Commercial Supply Cost, as the case may be, in accordance with Schedule 1.
          8.3 Supply Agreement. Within six (6) months after the Effective Date, the Parties shall enter into one or more clinical supply agreements with respect to the quality assurance/quality control, forecasting, ordering and delivery of Clinical Supply Requirements, which shall contain terms consistent with this Agreement. At least [*************] prior to the Anticipated First Commercial Sale, the Parties shall enter into separate commercial supply agreements with respect to the quality assurance/quality control, forecasting, ordering and delivery of Clinical Supply Requirements and Commercial Supply Requirements after the First Commercial Sale, which shall contain terms consistent with this Agreement. Each supply agreement will include as an annex thereto a customary quality agreement containing terms and conditions regarding quality assurance and Good Practices and provide for terms for forecasting, ordering, delivery, payment and supply consistent with the terms of this Agreement.
          8.4 Manufacturing Plans. The Parties, through the JSC, will develop and update as necessary, the Licensed Product Manufacturing plan (the “Manufacturing Plan”) providing for the Manufacturing (including testing and specifications), distribution, and forecasting of Clinical Supply Requirements under the Development Plans and Commercial Supply Requirements under the Territory Commercialization Plan, including, if applicable, the choice of Third Party manufacturers, fillers, packagers, and labelers. However, Regeneron will have the right to make all decisions with respect to Manufacturing Formulated Bulk Product for Regeneron Products, subject to Company’s prior written approval, such approval not to be unreasonably withheld or delayed. Each Manufacturing Plan shall set forth the Licensed Product requirements over an ensuing period of at least three (3) Contract Years. The Manufacturing Plan will include [******************************************]. The Manufacturing Plan (including each annual update thereto) shall be approved by the JSC at least two (2) months prior to the end of the then current Contract Year, except that the initial Manufacturing Plan shall be approved by the JSC within four (4) months after the Effective Date. The Parties shall design Manufacturing Plans to ensure an adequate supply of Licensed Product and shall use Commercially Reasonable Efforts to perform their responsibilities in accordance with the approved Manufacturing Plans.
          8.5 Manufacturing Shortfall. Each Party is required to provide prompt written notice to the other Party if it reasonably determines that it will not be able to supply the agreed upon demand forecast for the Licensed Products set forth in the Manufacturing Plan. Upon such notification, the matter will be referred to the JSC to determine what, if any (and identify and establish, as quickly as possible, if applicable) alternative supply source of Licensed Product should be utilized. In case of Finished Product or Formulated Bulk Product shortages, available supplies will be allocated as between the Parties on a pro rata basis based on their forecasted requirements for Licensed Product in the Field in the Territory and the Excluded Territory over the relevant period; provided that priority shall be given to meeting supply requirements for countries in which Licensed Products are in the launch phase and that, if the shortage is due solely to a breach by Regeneron, Company’s (and, if applicable, Regeneron’s) reasonable requirements under the Plans will be filled first in advance of filling requirements for the Excluded Territory.
          8.6 Manufacturing Compliance. Each Party will use diligent efforts to Manufacture the Formulated Bulk Product and Finished Product supplied under this Article 8 or, as applicable, to ensure that the same is Manufactured by Third Parties in conformity with Good Practices and applicable Laws. Each Party will timely notify and seek the approval of the other Party, which approval shall not be unreasonably withheld or delayed, for any Manufacturing changes for the Formulated Bulk Product or Finished Product that are reasonably likely to have an adverse impact on (a) the quality of the Licensed Products supplied under this Agreement or (b) the regulatory status of the Licensed Products in the Territory, including requirements to support or maintain any Approvals. Each Party shall have the right to conduct inspections and audits of the other Party’s facilities involved in the Manufacture of Licensed Products in the Field pursuant to this Agreement at reasonable times and on reasonable prior notice on terms to be agreed upon by the Parties. Moreover, each Party will use diligent efforts to negotiate agreements that would allow the other Party to audit the facilities of Third Party contractors (including Aventis, if applicable) involved in the Manufacture of Licensed Products for use in the Field under this Agreement.
ARTICLE IX
PERIODIC REPORTS; PAYMENTS
          9.1 Upfront Payment and Milestone Payments.
               (a) Within five (5) Business Days of the Effective Date, Company will pay to Regeneron the non-refundable, non-creditable amount of US $75,000,000 (which shall not be reduced by any withholding or similar taxes).
               (b) In addition to the other payments contemplated herein, Company shall be obligated to pay the non-refundable, non-creditable milestone payments listed in Schedule 3 to Regeneron upon the occurrence of the applicable milestone event. Company shall have five (5) Business Days from the receipt of an invoice from Regeneron related to the achievement of any such milestone to pay the corresponding amount to Regeneron, which, in each case, shall not be reduced by any withholding or similar taxes.
          9.2 Development Costs.
               (a) Regeneron shall be responsible for paying one hundred percent (100%) of the Development Costs incurred by it under the Global Development Plan in 2006. In 2007, (i) the Parties shall each pay fifty percent (50%) of the Development Costs budgeted for in the Initial Development Plan and incurred under the Global Development Plan up to a total of US $50,000,000, and (ii) Regeneron shall pay one hundred percent (100%) of Development Costs budgeted for in the Initial Development Plan and incurred under the Global Development Plan in excess of US $50,000,000, up to the amount budgeted for 2007 in the Initial Development Plan. In 2008, (i) the Parties shall each pay fifty percent (50%) of the Development Costs budgeted for in the Initial Development Plan and incurred under the Global Development Plan, up to a total of US $70,000,000, and (ii) Regeneron shall pay one hundred percent (100%) of Development Costs budgeted for in the Initial Development Plan and incurred under the Global Development Plan in excess of US $70,000,000, up to the amount budgeted for in 2008 in the Initial Development Plan (such amount paid by Regeneron pursuant to this clause (ii), together with the amount paid one hundred percent (100%) by Regeneron in 2007 pursuant to clause (ii) in the preceding sentence, being referred to as the “Aggregate Regeneron Payment Amount”). Notwithstanding the foregoing, [****************************************]. Commencing on January 1, 2009 and continuing during the Term, each of Company and Regeneron shall be responsible for paying fifty percent (50%) of all Development Costs incurred under the Global

Development Plan in accordance with the terms of this Agreement by or on behalf of Company, Regeneron and their respective Affiliates.
               (b) Commencing on the Effective Date and continuing during the Term, Company shall be responsible for paying one hundred percent (100%) of the total Development Costs incurred under the Territory Development Plan in accordance with the terms of this Agreement by or on behalf of Company, Regeneron and their respective Affiliates.
               (c) If Company desires to use efficacy data from a clinical trial conducted by or on behalf of Regeneron in the Excluded Territory (and outside the scope of the Global Development Plan) to support an application for Marketing Approval (including a new label claim) for a Licensed Product in the Field in the Territory, such trial shall be deemed to be part of the Global Development Plan and Company shall reimburse Regeneron for [***************] of the Development Costs incurred by Regeneron in connection with such trial, provided such clinical trial was previously presented to Company for inclusion in the Global Development Plan pursuant to Section 2.6(b). Nothing in this subsection (c) will require Company to reimburse Regeneron for such costs if the data is used solely as part of an annual report, periodic safety report or other regular filing required by a Regulatory Authority in the Territory or applicable Laws.
               (d) If Regeneron desires to use efficacy data from a clinical trial conducted by or on behalf of Company pursuant to a Territory Development Plan to support an application for Marketing Approval (including a new label claim) for a Regeneron Product in the Field in the Excluded Territory, such trial shall be deemed to be part of the Global Development Plan and Regeneron shall reimburse Company for [*******************] of the Development Costs incurred by Company in connection with such trial, provided such clinical trial was previously presented to Regeneron for inclusion in the Global Development Plan pursuant to Section 2.6(b). Nothing in this subsection (d) will require Regeneron to reimburse Company for such costs if the data is used solely as part of an annual report, periodic safety report, or other regular filing required by a Regulatory Authority in the Excluded Territory or applicable Laws.
          9.3 Periodic Reports. Company and Regeneron shall each prepare and deliver to the other Party the periodic reports specified below:
               (a) Each Party shall deliver electronically the reports required to be delivered by it pursuant to Section 5.4;
               (b) Within twenty (20) days following the end of each month, Company shall deliver electronically to Regeneron a monthly detailed Net Sales report with monthly and year-to-date sales for each Licensed Product in the Field in the Territory by country in United States Dollars;
               (c) Within forty-five (45) days following the end of each Quarter, Company shall deliver electronically to Regeneron a written report setting forth,

on a country-by-country basis in the Territory for such Quarter (i) the Net Sales of each Licensed Product in local currency and in United States Dollars, (ii) Licensed Product quantities sold in the Field by dosage form and unit size and (iii) gross Licensed Product sales in the Field and an accounting of the deductions from gross sales permitted by the definition of Net Sales;
               (d) Within forty-five (45) days following the end of each Quarter, each Party that has incurred any Other Shared Expenses in that Quarter shall deliver electronically to the other Party a written report setting forth in reasonable detail the Other Shared Expenses incurred by such Party in such Quarter, including whether any such expenses are also included in the reports delivered pursuant to clause (e) below;
               (e) Within forty-five (45) days after the end of each Quarter commencing after the First Commercial Sale in a country in the Territory (or such earlier agreed upon calendar Quarter, if appropriate), Company shall provide to Regeneron, in electronic form, a Country Commercialization Report for each country in the Territory.
               (f) Within forty-five (45) days following the end of each Quarter commencing after the First Commercial Sale in the Territory (or such earlier agreed upon calendar Quarter, if appropriate), each Party that has incurred any Shared Promotion Expenses in that Quarter shall deliver electronically to the other Party a written report setting forth in reasonable detail the Shared Promotion Expenses incurred by such Party in such Quarter;
               (g) Within forty-five (45) days following the end of each Quarter, each Party (if applicable) shall deliver electronically to the other Party a written report setting forth Commercial Supply Costs incurred by such Party for such Quarter; and
               (h) Within sixty (60) days following the end of each Quarter, Company shall deliver electronically to Regeneron a Consolidated Payment Report in respect of such Quarter, combining the information reported by each Party pursuant to this Article 9 and showing its calculations in accordance with Schedule 2 of the amount of any payments to be made by the Parties hereunder for such Quarterly period as contemplated by Section 9.4 and, if applicable, providing for the netting of such payments.
          All reports referred to in this Section 9.3 shall be in such form, format and level of detail as may be approved by the JFC. Unless otherwise agreed by the JCC, the financial data in the reports will include calculations in local currency and United States Dollars.
          9.4 Funds Flow. The Parties shall make Quarterly True-Up payments as set forth in Schedule 2. If Company is the Party owing the Quarterly True-Up based on the calculations in the Consolidated Payment Report, it shall, subject to Section 9.10, make such payment to Regeneron within ten (10) days after its delivery to Regeneron of such Consolidated Payment Report. If Regeneron is the Party owing the Quarterly True-Up based on the calculations in the Consolidated Payment Report, it shall, subject to Section

9.10, make such payment to Company within ten (10) days after its receipt of such Consolidated Payment Report from Company. Notwithstanding the foregoing, no later than fifty-five (55) days after the end of each Quarter, Company shall pay Regeneron fifty percent (50%) of the amount of royalties or other amounts payable under any Existing License or New License (to the extent attributable to the Manufacture, Development and/or Commercialization of Licensed Products under the Plans for the Territory) to which Regeneron is a party on account of the Commercialization of Licensed Products in the Field in the Territory and provide such supporting documentation required by such Existing License and/or New License, as the case may be.
          9.5 Invoices and Documentation. The JFC shall approve the form of any necessary documentation relating to any payments hereunder so as to afford the Parties appropriate accounting treatment in relation to any of the transactions or payments contemplated hereunder.
          9.6 Payment Method and Currency. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in United States Dollars. In those cases where the amount due in United States Dollars is calculated based upon one or more currencies other than United States Dollars, such amounts shall be converted to United States Dollars at the average rate of exchange for the Quarter to which such payment relates, as reported in The Bloomberg Professional, a service of Bloomberg LP, or in the event The Bloomberg Professional does not have data available for the Quarter, then in The Wall Street Journal and by a method of conversion consistent with Company’s customary and usual procedures used for currency conversion in its financial statements.
          9.7 Late Payments. The Parties agree that, unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, amounts due by one Party to the other shall be payable to a bank account, details of which are to be communicated by the receiving Party. Unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, all payments under this Agreement shall earn interest, to the extent permitted by applicable Law, from the date due until paid at a rate equal to the thirty (30) day London Inter-Bank Offering Rate (LIBOR) U.S. Dollars, as quoted in The Wall Street Journal (Eastern Edition) effective for the date on which the payment was due, plus [*************] (such sum being referred to as the “Default Interest Rate”).
          9.8 Taxes. Except with respect to the payments provided for in Section 9.1, any withholding or other taxes that either Party or its Affiliates are required by Law to withhold or pay on behalf of the other Party, with respect to any payments to such other Party hereunder, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to the other Party; provided, however, that the withholding Party shall promptly furnish to the other Party proper evidence of the taxes so paid. Each Party shall cooperate with the other and furnish to the other Party appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable). Without limiting the foregoing, Company agrees to make all lawful and reasonable efforts to minimize any such taxes, assessments and fees and will claim on Regeneron’s behalf the benefit of any available Treaty on the Avoidance of Double Taxation that applies to any payments hereunder.
          9.9 Adjustments to FTE Rates. Notwithstanding anything herein to the contrary, upon the request of either Party (such request to occur not more than once every three (3) years for any country), the Parties shall meet to review the accuracy of an applicable FTE rate in any country (e.g., Sales Force FTE Rate, Medical Affairs FTE Rate, Development FTE Rate, etc.). The Parties agree to share reasonable supporting documents and materials in connection with an assessment of the applicable FTE rate and to determine in good faith whether to adjust the rate(s) in any country.
          9.10 Resolution of Payment Disputes. In the event there is a dispute relating to any of the payment obligations or reports under this Article 9, the Party with the dispute shall have its representative on the JFC provide the other Party’s representative on the JFC with written notice setting forth in reasonable detail the nature and factual basis for such good faith dispute and the Parties, through the JFC, will seek to resolve the dispute as promptly as possible, but no later than ten (10) days after such written notice is received. In the event that no resolution is reached by the JFC, the matter shall be referred to the JSC in accordance with Section 3.10(a). Notwithstanding any other provision of this Agreement to the contrary, the obligation to pay any reasonably disputed amount shall not be deemed to have been triggered until such dispute is resolved hereunder, provided that all amounts that are not in dispute shall be paid in accordance with the provisions of this Agreement.
          9.11 Budget Overruns. Notwithstanding anything to the contrary in this Agreement (including Section 3.10(a)(ii)), neither Party shall be required (a) to pay any Development Costs that are in excess of [**********************] of the total amounts that are in the JSC approved Global Development Budget (or Territory Development Budget) for a Contract Year (“Development Overruns”) or (b) to pay any Shared Promotion Expenses that are in excess of [*******************] of the total amounts that are in the JSC approved Territory Commercialization Budget (or Country Commercialization Budget) for a Contract Year (“Commercialization Overruns”), unless such Development Overruns or Commercialization Overruns have been approved by both Parties’ representatives on the JSC. Otherwise, the Party responsible for the Development and/or Commercialization activities that caused the overrun shall be responsible for bearing those costs and expenses, or, if both Parties contributed toward the overrun, they shall bear those excess expenses in the same proportion as their contributions to the overrun. Any such Development Overruns or Commercialization Overruns that are not approved by both Parties’ representatives on the JSC shall not be included in the calculation of the Regeneron Reimbursement Amount, Global True-Up, Global Development Balance or Territory Profit Split, as applicable. For clarity, the Parties shall share, to the extent provided in this Agreement, Development Costs and Shared Promotion Expenses that are over the budgeted amounts in the Plans up to [************************] of the budgeted amounts.

ARTICLE X
DISPUTE RESOLUTION
          10.1 Resolution of Disputes. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to comply with the procedures set forth in this Agreement to use all reasonable efforts to facilitate the resolution of such disputes in an expedient manner by mutual agreement.
          10.2 Governance Disputes. Disputes, controversies and claims related to matters intended to be decided within the governance provisions of this Agreement set forth in Article 3 (“Governance Disputes”) shall be resolved pursuant to Article 3 and, to the extent such matters constitute Technical Development Matters or a dispute referred to in Section 14.2(b), Section 10.4 (subject to, and without limitation of, the proviso in Section 3.10(a)(iii)), except to the extent any such dispute, controversy or claim constitutes a Legal Dispute, in which event the provisions of Section 10.3 shall apply. For the purposes of this Agreement, the term “Technical Development Matter” shall mean (a) any matter involving the Development of a Licensed Product in the Field, including the determination of clinical trial design and any Development or regulatory dispute referred to the Executive Officers pursuant to Section 3.10(a)(iii) and (b) any dispute concerning a Party’s refusal to approve a clinical trial proposed pursuant to Section 2.6(b).
          10.3 Legal Disputes         . The Parties agree that, subject to Sections 10.5 and 16.2, they shall use all reasonable efforts, through their participation in the JSC in the first instance, to resolve any Legal Dispute arising after the Effective Date by good faith negotiation and discussion. In the event that the JSC is unable to resolve any such Legal Dispute within five (5) Business Days of receipt by a Party of notice of such Legal Dispute, either Party may submit the Legal Dispute to the Executive Officers for resolution. In the event the Executive Officers are unable to resolve any such Legal Dispute within the time period set forth in Section 3.10(b), the Parties shall be free to pursue any rights and remedies available to them at law, in equity or otherwise, subject, however, to Section 20.1 and Section 20.15.
          10.4 Expert Panel
               (a) In the event of a dispute between the Parties concerning a Technical Development Matter or a dispute referred to in Section 14.2(b) that cannot be resolved by the Executive Officers pursuant to Section 3.10(b) (other than a Legal Dispute or any dispute concerning any proposed amendment to the Initial Development Plan), either Party may by written notice to the other Party require the specific issue in dispute to be submitted to a panel of experts (“Expert Panel”) in accordance with this Section 10.4. Such notice shall contain a statement of the issue forming the basis of the dispute, the position of the moving Party as to the proper resolution of that issue and the basis for such position. For disputes referred to the Expert Panel arising under Section 3.10(a)(iii), the Expert Panel in resolving the dispute shall balance the relative benefits and harm to each Party from the matter in dispute in connection with the applicable

Licensed Product in the Territory and Excluded Territory. Within fifteen (15) days after receipt of such notice, the responding Party shall submit to the moving Party a statement of its conception of the specific issue in question, its position as to the proper resolution of that issue and the basis for such position.
          (b) Within fifteen (15) days of the responding Party’s response, each Party shall appoint to the Expert Panel an individual who (i) has expertise in the pharmaceutical or biotechnology industry and the specific matters at issue (or, in the case of a dispute regarding an audit as referred to in Section 14.2(b), expertise in accounting and auditing with respect to the development and commercialization of pharmaceutical products), (ii) is not a current or former director, employee or consultant of such Party or any of its Affiliates, or otherwise has not received compensation or other payments from such Party (or its Affiliates) for the past five (5) years and (iii) has no known personal financial interest or benefit in the outcome or resolution of the dispute, and the appointing Party shall give the other Party written notice of such appointment; provided that for such appointment to be effective and for such individual to serve on the Expert Panel, such individual must deliver to the other Party a certificate confirming that such individual satisfies the criteria set forth in clauses (i) through (iii) above, disclosing any potential conflict or bias and certifying that, as a member of the Expert Panel, such individual is able to render an independent decision.
          (c) Within fifteen (15) days of the appointment of the second expert, the two-appointed experts shall agree on an additional expert who meets the same criteria as described above, and shall appoint such expert as chair of the Expert Panel. If the Party-appointed experts fail to timely agree on a third expert, then upon the written request of either Party, each Party-appointed expert shall, within ten (10) days of such request, nominate one expert candidate and the CPR Institute for Dispute Resolution shall, within ten (10) days of receiving the names of the Parties’ respective nominees, select one of those experts to serve as the chair of the Expert Panel. Each expert shall agree, prior to his or her appointment, to render a decision as soon as practicable after the appointment of the full Expert Panel.
          (d) Within seven (7) days of the appointment of the third expert, the Expert Panel shall hold a preliminary meeting or teleconference with the Parties or their representatives and shall designate a time and place for a hearing of the Parties on the dispute and the procedures to be utilized at the hearing. The Parties may agree in writing to waive the hearing and have the Expert Panel reach a decision on the basis of written submissions alone. The Expert Panel may order the Parties to produce any documents or information which are relevant to the dispute. All such documents or information shall be provided to the other Party and the Expert Panel as expeditiously as possible but no later than one (1) week prior to the hearing (if any), along with the names of all witnesses who will testify at the hearing and a brief summary of their testimony. The hearing shall be held in New York, NY, unless otherwise agreed by the Parties, and shall take place as soon as possible but no more than forty-five (45) days after the appointment of the third expert, unless the Parties otherwise agree in writing or the Expert Panel agrees to extend such time period for good cause shown. The hearing shall last no more than one (1) day, unless otherwise agreed by the Parties or the Expert Panel agrees to extend such time period for good cause shown. After the conclusion of all testimony (or if no hearing is held after all submissions have been received from the Parties), at a time designated by the Expert Panel no later than seven (7) days after the close of the hearing or the receipt of all submissions, each Party shall simultaneously submit to the Expert Panel and exchange with the other Party its final proposed resolution.
          (e) In rendering the final decision (which shall be rendered no later than fifteen (15) days after receipt by the Expert Panel of the Parties’ respective proposed resolutions), the Expert Panel shall be limited to choosing a resolution proposed by a Party without modification; provided, however, that in no event shall the Expert Panel render a decision that is inconsistent with the Collaboration Purpose and the Parties’ intentions as set forth in this Agreement. The agreement of two (2) of the three (3) experts shall be sufficient to render a decision and the Parties shall abide by such decision.
          (f) The decision of the Expert Panel shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Each Party shall bear the cost of its appointee to the Expert Panel and the Parties shall share equally the costs of the third expert.
     10.5 No Waiver. Nothing in this Article 10 or elsewhere in this Agreement shall prohibit either Party from seeking and obtaining immediate injunctive or other equitable relief if such Party reasonably believes that it will suffer irreparable harm from the actions or inaction of the other.
ARTICLE XI
TRADEMARKS AND CORPORATE LOGOS
     11.1 Corporate Names. Each Party and its Affiliates shall retain all right, title and interest in and to their respective corporate names and logos.
     11.2 Selection of Product Trademarks. For each Licensed Product, the JCC shall select one Product Trademark for use in the Field throughout the Territory and in the Excluded Territory, if applicable pursuant to Section 3.4(b)(i), unless such Product Trademark is prohibited by law in any country in the Territory. Each Licensed Product in the Field shall be promoted and sold in the Territory, and if applicable pursuant to Section 3.4(b)(i) in the Excluded Territory, under the applicable Product Trademark(s), trade dress and packaging approved by the JCC.
     11.3 Ownership of Product Trademarks. Unless otherwise mutually agreed between the Parties, and subject to Sections 11.4 and 11.5, Company (or its local Affiliates, as appropriate) shall own and retain all right, title and interest in and to Product Trademark(s), together with all associated domain names and all goodwill related thereto in all countries in the Territory. It is understood and agreed that Regeneron shall own and retain all right, title and interest in the Product Trademark(s) for Regeneron Products, together with all associated domain names and all goodwill related thereto in the Excluded Territory.
     11.4 Prosecution and Maintenance of Product Trademark(s). Company will use Commercially Reasonable Efforts to prosecute and maintain the Product Trademark(s) in all countries in the Territory. Notwithstanding the foregoing, in the event Company elects not to prosecute or maintain any Product Trademark(s) in any country in the Territory, Regeneron shall have the right to do so on behalf of Company for use with Licensed Products, subject to consultation and cooperation with Company.
     11.5 License to the Product Trademark(s). Company hereby grants to Regeneron a co-exclusive license to use the Product Trademark(s) for the Licensed Products solely for the purposes of Regeneron’s Development, Manufacturing, and, if agreed to by Company or set forth in any Plans, Commercialization activities pursuant to this Agreement and subject to the terms and conditions of this Agreement. Company shall utilize the Product Trademark(s) only on approved Promotional Materials or other approved product-related materials for the Licensed Products in the Field in the Territory for the purposes contemplated herein, and all use by Company or its Affiliates or Sublicensees of the Product Trademark(s) shall be in accordance with (a) rules established by the JCC and (b) quality standards established by the JCC which are reasonably necessary in order to preserve the validity and enforceability of the Product Trademark(s). Each Party agrees that at no time during the Term will it or any of its Affiliates attempt to use or register any trademarks, trade dress, service marks, trade names or domain names confusingly similar to the Product Trademark(s) or take any other action which damages or dilutes the rights to, or goodwill associated with, the Product Trademark(s). Upon request by either Party, the other Party shall (or shall cause its Affiliates, as appropriate, to) execute such documents as may reasonably be required for the purpose of recording with any Governmental Authority the license, or a recordable version thereof, referred to above in this Section 11.5.
     11.6 Use of Corporate Names. Company (through its Affiliates, as appropriate) shall use Commercially Reasonable Efforts to include Regeneron’s name with equal prominence on materials exclusively related to each Licensed Product in the Field (including, without limitation, package inserts, packaging, trade packaging, samples and all Promotional Materials used or distributed in connection with such Licensed Product) in the Major Market Countries, unless to do so would be prohibited under applicable Laws; provided, however, in the case of multi-product materials that refer to a Licensed Product in the Field in the Major Market Countries as well as other pharmaceutical products, the prominence of Regeneron’s name shall be commensurate with the relative prominence of the Licensed Product in such materials. Each Party grants to the other Party (and its Affiliates) the right, free of charge, to use its name and logo on package inserts, packaging, trade packaging, samples and all Promotional Materials used or distributed in connection with the applicable Licensed Product in the Field in the Territory during the Term and for a maximum period of three (3) years thereafter with respect to Promotional Materials, package inserts, packaging, labeling, trade packaging and samples solely to the extent necessary to exhaust the existing inventory of Licensed Product and Promotional Materials containing such name or logo. During the Term, each Party shall submit samples of each such package inserts, packaging, trade packaging, etc. to such other Party for its prior approval, which approval shall not be unreasonably withheld or delayed, at least thirty (30) days before dissemination of such materials. Failure of the receiving Party to object within such thirty (30) day period shall constitute approval of the submitting Party’s package inserts, packaging, trade packaging, etc.
ARTICLE XII
NEWLY CREATED INVENTIONS
     12.1 Ownership of Newly Created Intellectual Property.
          (a) Each Party (and each Party’s respective Affiliates) shall exclusively own all intellectual property (including, without limitation, Know-How, Patents and Patent Applications and copyrights) discovered, invented, authored or otherwise created in connection with the Collaboration solely by such Party, its Affiliates, employees, agents and consultants (“Sole Inventions”). Sole Inventions made solely by Company, its Affiliates, employees, agents and consultants are referred to herein as “Company Sole Inventions.” Sole Inventions made solely by Regeneron, its Affiliates, employees, agents and consultants are referred to herein as “Regeneron Sole Inventions.” The Parties agree that nothing in this Agreement, and no use by a Party of the other Party’s Intellectual Property pursuant to this Agreement, shall vest in a Party any right, title or interest in or to the other Party’s Intellectual Property, other than the license rights expressly granted hereunder.
          (b) The Parties shall jointly own all intellectual property (including, without limitation, Know-How, Patents and Patent Applications and copyrights) discovered, invented, authored or otherwise created under the Collaboration during the Term that is invented or authored jointly by an individual or individuals having an obligation to assign such intellectual property to Company or its Affiliate (or for which ownership vests in Company or its Affiliate by operation of law), on the one hand, and an individual or individuals having an obligation to assign such intellectual property to Regeneron or its Affiliate (or for which ownership vests in Regeneron or its Affiliate by operation of law), on the other hand, on the basis of each Party (or its Affiliate) having an undivided interest in the whole (“Joint Inventions”).
          (c) Notwithstanding the foregoing in Section 12.1(b), (i) for purposes of determining whether a patentable invention is a Company Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent laws, (ii) for purposes of determining whether a copyrighted work is a Company Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of copyright authorship shall be resolved in accordance with United States copyright laws and (iii) for purposes of determining whether Know-How (other than copyrighted work and Patent Applications) is a Company Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of authorship or inventorship shall be resolved in accordance with the laws of the State of New York, United States.

          (d) To the extent that any right, title or interest in or to any intellectual property discovered, invented, authored or otherwise created under the Collaboration during the Term vests in a Party or its Affiliate, by operation of Law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party (or its Affiliate) shall, and hereby does, irrevocably assign to the other Party any and all such right, title and interest in and to such intellectual property to the other Party without the need for any further action by any Party.
          (e) The Parties hereby agree that each Party’s use of the Joint Inventions is governed by the terms and conditions of this Agreement shall be governed as follows: each Party’s interest in the Joint Inventions may be sublicensed to Third Parties, and any ownership rights therein transferred, in whole or in part, by each Party without consent of the other Party (unless otherwise prohibited by this Agreement); provided that (i) each of the Parties acknowledges that it receives no rights to any Intellectual Property of the other Party underlying or necessary for the use of any Joint Invention, except as may be expressly set forth in Article 4, (ii) each Party agrees not to transfer any of its ownership interest in any of the Joint Inventions without securing the transferee’s written agreement to be bound by the terms of this Section 12.1(e) and (iii) nothing in this Article 12 shall relieve a Party or its Affiliates of their obligations under Article 16 with respect to confidential Party Information provided by the other Party or such other Party’s Affiliates. Neither Party hereto shall have the duty to account to the other Party for any revenues or profits obtained from any transfer of its interest in, or its use, sublicense or other exploitation of, the Joint Inventions outside the scope of the Collaboration. Each of the Parties (or its Affiliate), as joint owner of the Joint Inventions, agrees to cooperate with any enforcement actions brought by the other joint owner(s) against any Third Parties, and further agrees not to grant any licenses to any such Third Parties against which such enforcement actions are brought during the time of such dispute, without the prior written consent of the other joint owner(s), such consent not to be unreasonably withheld. The provisions governing Joint Inventions set forth in this Section 12.1(e) shall survive the expiration or termination of this Agreement.
     12.2 Prosecution and Maintenance of Patent Rights.
          (a) Regeneron shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain Patents and Patent Applications (as applicable) included in the Regeneron Patent Rights in the Territory and shall confer with and keep Company reasonably informed regarding the status of such activities. In addition, Regeneron shall have the following obligations with respect to the filing, prosecution and maintenance of Patent Applications and Patents in the Territory included in the Regeneron Patent Rights: (i) Regeneron shall use Commercially Reasonable Efforts to provide to Company for review and comment a substantially completed draft of any priority Patent Application in the Territory at least thirty (30) days prior to the filing of any such priority Patent Application by Regeneron and consider in good faith any comment from Company; (ii) Regeneron shall provide Company promptly with copies of all material communications received from or filed in patent offices in the Territory with respect to such filings; (iii) Regeneron shall consult with Company promptly following the filing of the priority Patent Applications in the Territory to mutually determine in which countries in the Territory it shall file convention Patent Applications and (iv) Regeneron shall consult with Company a reasonable time prior to taking or failing to take action that would materially affect the scope or validity of rights under any Patent Applications or Patents in the Field (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent Application, abandoning any Patent or not filing or perfecting the filing of any Patent Application in any country). In the event that Regeneron desires to abandon any Patent included in the Regeneron Patent Rights in the Territory, Regeneron shall provide reasonable prior written notice to Company of such intention to abandon (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Regeneron Patent with the applicable patent office) and, subject to any rights granted to Aventis under the Aventis Agreement, Company shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in Regeneron’s name, unless, with respect to any such Patent Applications that are unpublished, Regeneron notifies Company that Regeneron would prefer to maintain the subject matter of such Patent Application as a trade secret.
          (b) Company shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain Patents and Patent Applications (as applicable) included in the Company Patent Rights in the Territory and shall confer with and keep Regeneron reasonably informed regarding the status of such activities. In addition, Company shall have the following obligations with respect to the filing, prosecution and maintenance of Patent Applications and Patents in the Territory included in the Company Patent Rights: (i) Company shall use Commercially Reasonable Efforts to provide to Regeneron for review and comment a copy of a substantially completed draft of any priority Patent Application in the Territory at least thirty (30) days prior to the filing of any such priority Patent Application by Company and consider in good faith any comment from Regeneron; (ii) Company shall provide Regeneron promptly with copies of all material communications received from or filed in patent offices with respect to such filings; (iii) Company shall consult with Regeneron promptly following the filing of the priority Patent Applications in the Territory to mutually determine in which countries in the Territory it shall file convention Patent Applications and (iv) Company shall consult with Regeneron a reasonable time prior to taking or failing to take action that would materially affect the scope or validity of rights under any Patent Applications or Patents in the Field (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent Application, abandoning any Patent or not filing or perfecting the filing of any Patent Application in any country). In the event that Company desires to abandon any Patent included in the Company Patent Rights in the Territory, Company shall provide reasonable prior written notice to Regeneron of such intention to abandon (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Company Patent with the applicable patent office) and Regeneron shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in Company’s name, unless, with respect to any such Patent Applications that are unpublished, Company notifies Regeneron that

Company would prefer to maintain the subject matter of such Patent Application as a trade secret.
          (c) With respect to any Joint Patent Rights, the Parties shall consult with each other regarding the filing, prosecution and maintenance of any Patents and Patent Applications, and responsibility for such activities shall be the obligation of the Controlling Party. The Controlling Party shall undertake such filings, prosecutions and maintenance in the names of both Parties as co-owners. The Controlling Party shall have the following obligations with respect to the filing, prosecution and maintenance of Patent Applications and Patents under any such Joint Patent Rights: (i) the Controlling Party shall use Commercially Reasonable Efforts to provide the non-Controlling Party with notice and a copy of a substantially completed draft of any priority Patent Application at least thirty (30) days prior to the filing of any such priority Patent Application by the Controlling Party and consider in good faith any comment; (ii) the Controlling Party shall notify the non-Controlling Party prior to the filing of a Patent Application by the Controlling Party; (iii) the Controlling Party shall consult with the non-Controlling Party promptly following the filing of the priority Patent Application to mutually determine in which countries it shall file convention Patent Applications; (iv) the Controlling Party shall provide the non-Controlling Party promptly with copies of all communications received from or filed in patent offices with respect to such filings; and (v) the Controlling Party shall provide the non-Controlling Party a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any Patent Applications or Patents, but in no event less than sixty (60) days prior to the next deadline for any action that may be taken with the applicable patent office, (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent Application, abandoning any Patent or not filing or perfecting the filing of any Patent Application in any country), with notice of such proposed action or inaction so that the non-Controlling Party has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances. In the event that the Controlling Party materially breaches the foregoing obligations and such breach is not cured within thirty (30) days of a written notice from the non-Controlling Party to the Controlling Party describing such breach, or in the event that the Controlling Party fails to undertake the filing of a Patent Application within the earlier of (i) ninety (90) days of a written request by the non-Controlling Party to do so, and (ii) sixty (60) days prior to the anticipated filing date, the non-Controlling Party may assume the Controlling Party’s responsibility for filing, prosecution and maintenance of any such Joint Patent Right, and will thereafter be deemed the Controlling Party for purposes hereof. Notwithstanding the foregoing, the Controlling Party may withdraw from or abandon any Patent or Patent Application relating to any Joint Patent Rights on thirty (30) days’ prior notice to the other Party (provided that such notice shall be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Patent or Patent Application with the applicable patent office), providing the non-Controlling Party a free-of-charge option to assume the prosecution or maintenance thereof.
          (d) Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of Patents and Patent Applications pursuant to this Section 12.2, including, without limitation, the execution of all such documents and instruments and the performance of such acts (and causing its relevant employees to execute such documents and instruments and to perform such acts) as may be reasonably necessary in order to permit the other Party to continue any preparation, filing, prosecution or maintenance of Joint Patent Rights that such Party has elected not to pursue as provided for in Section 12.2(c). The JCC, with the approval of the JSC, will determine which of the Company Patent Rights, Regeneron Patent Rights and Joint Patent Rights for which to seek an extension of term and the applicable Party will file for said patent term extension.
          (e) All Out-of-Pocket Costs incurred in the filing, prosecution and maintenance of any Company Patent Rights, Regeneron Patent Rights and Joint Patent Rights in the Territory for use in the Field, and any extensions thereof, shall be shared by the Parties as part of Other Shared Expenses.
     12.3 Interference, Opposition and Reissue.
          (a) Each Party will notify the other within ten (10) days of receipt by such Party of information concerning the request for, or filing or declaration of, any interference, opposition or reexamination relating to Regeneron Patent Rights, Company Patent Rights or Joint Patent Rights in the Territory. The Parties will thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding, including settlement negotiations and terms, will be made (i) with respect to Regeneron Patent Rights, by Regeneron in consultation with Company, (ii) with respect to Company Patent Rights, by Company in consultation with Regeneron and (iii) with respect to Joint Patent Rights, jointly by the Parties. Regeneron may have certain obligations under Section 12.3 of the Aventis Agreement with respect to any such proceeding described in this Section 12.3(a) and, notwithstanding anything to the contrary herein, Regeneron shall have the right to comply with its obligations and exercise its rights thereunder.
          (b) All Out-of-Pocket Costs incurred in connection with any interference, opposition, reissue or reexamination proceeding relating to the Regeneron Patent Rights, Company Patent Rights and/or Joint Patent Rights in the Territory for use in the Field shall be shared by the Parties as part of Other Shared Expenses.
ARTICLE XIII
INTELLECTUAL PROPERTY LITIGATION
     13.1 Third Party Infringement Suits.
          (a) In the event that either Party or any of its Affiliates becomes aware of an actual or suspected infringement of a Company Patent Right, a Regeneron Patent Right, a Joint Patent Right, Product Trademark or any other intellectual property right jointly owned or licensed under this Agreement, by a Third Party’s activities in the Field in the Territory, the Party that became aware of the infringement shall promptly notify the other Party in writing of this claim or assertion and shall provide such other Party with all available evidence supporting such known or suspected infringement or unauthorized use. As soon as reasonably practicable after the receipt of such notice, the Parties shall cause the JSC to meet and consider the appropriate course of action with respect to such infringement. The Parties shall at all times cooperate, share all material notices and filings in a timely manner, provide all reasonable assistance to each other and use Commercially Reasonable Efforts to mutually agree upon an appropriate course of action, including, as appropriate, the preparation of material court filings and any discussions concerning prosecution and/or settlement of any such claim. Regeneron may have certain obligations under Article 13 of the Aventis Agreement with respect to any such actual or suspected infringement described in this Section 13.1 and, notwithstanding anything to the contrary herein, Regeneron shall have the right to comply with its obligations and exercise its rights thereunder.
          (b) With respect to any infringement by virtue of a Third Party’s activities in the Field in the Territory, the Parties will consult and cooperate fully to determine a course of action. Final decisions on whether to initiate a proceeding, and the course of action in such proceeding, including settlement negotiations and terms, will be made (i) with respect to Regeneron Patent Rights, by Regeneron in consultation with Company, (ii) with respect to Company Patent Rights, by Company in consultation with Regeneron, and (iii) with respect to Joint Patent Rights, jointly by the Parties. Any disagreement between the Parties concerning the enforcement of Joint Patent Rights shall be referred to the Executive Officers for resolution. The Party initiating the litigations shall be referred to as the “Lead Litigation Party”. The non-Lead Litigation Party will provide reasonable assistance to the Lead Litigation Party in prosecuting any suit, and if required by Law, will join in the suit. Although the Lead Litigation Party has the right to select counsel of its own choice, it shall first consult with the other Party and consider in good faith the recommendations of the other Party. The amount of any recovery from any such infringement suit with respect to activities in the Field in the Territory shall be shared equally by the Parties, subject to any obligations under any New License or Existing License.
          (c) All Out-of-Pocket Costs incurred in connection with any litigation under Section 13.1(b) related to activities in the Field in the Territory shall be shared by the Parties as part of Other Shared Expenses.
          (d) For the avoidance of doubt, neither Party will enter into any settlement of any suit referenced in this Section 13.1 that materially affects the other Party’s rights or obligations with respect to the applicable Licensed Product in the Field in the Territory without the other Party’s prior written consent.
     13.2 Patent Marking. Each Party shall comply with the patent marking statutes in each country in which a Licensed Product in the Field is made, offered for sale, sold or imported by such Party, its Affiliates and/or Sublicensees.

     13.3 Third Party Infringement Claims; New Licenses.
          (a) If either Party or its Affiliates shall learn of an allegation that the Development, Manufacture or Commercialization of any Licensed Product in the Field in the Territory under this Agreement infringes or otherwise violates the intellectual property rights of any Third Party in the Territory, then such Party shall promptly notify the other Party in writing of this allegation. As soon as reasonably practicable after the receipt of such notice and at all times thereafter, the Parties shall meet and consider the appropriate course of action with respect to such allegation of infringement. In any such instance, each Party shall have the right to defend any action naming it; however, the Parties shall at all times cooperate, share all material notices and filings in a timely manner, provide all reasonable assistance to each other and use Commercially Reasonable Efforts to mutually agree upon an appropriate course of action, including, as appropriate, the preparation of material court filings and any discussions concerning a potential defense and/or settlement of any such claim. The rights and obligations in this Section 13.3 shall apply even if only one Party defends any claimed infringement action commenced by a Third Party in the Territory claiming that the Development, Manufacture and/or Commercialization of any Licensed Product in the Field under this Agreement infringes or otherwise violates any intellectual property rights of any Third Party. Regeneron may have certain obligations under Article 13 of the Aventis Agreement with respect to any allegation described in this Section 13.3 and, notwithstanding anything to the contrary herein, Regeneron shall have the right to comply with its obligations and exercise its rights thereunder.
          (b) Except as otherwise set forth in this Agreement, all Out-of-Pocket Costs (except for the expenses of the non-controlling Party’s counsel, if only one Party defends a claim) incurred in connection with any litigation referred to in this Section 13.3 shall be shared by the Parties as Other Shared Expenses.
          (c) For the avoidance of doubt, neither Party will enter into any settlement of any suit involving Licensed Products that materially affects the other Party’s rights or obligations with respect to the applicable Licensed Product in the Field in the Territory without the other Party’s prior written consent. Furthermore, no Party shall enter into any Third Party intellectual property license requiring the payment of royalties or other amounts based on the Development, Manufacture or Commercialization of Licensed Products in the Field in the Territory under this Agreement without the other Party’s prior written consent.
          (d) License fees, royalties and other payments under Existing Licenses and New Licenses to the extent attributable to, and based on, the Manufacture of Commercial Supply Requirements or the Commercialization of Licensed Products in the Field in the Territory shall be shared by the Parties as Other Shared Expenses.
ARTICLE XIV
BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS

     14.1 Books and Records. Each Party shall, and shall cause each of its respective Affiliates to, keep proper books of record and account in which full, true and correct entries (in conformity with GAAP or IAS/IFRS) shall be made for the purpose of determining the amounts payable or owed pursuant to this Agreement. Each Party shall, and shall cause each of its respective Affiliates to, permit auditors, as provided in Section 14.2, to visit and inspect, during regular business hours and under the guidance of officers of the Party being inspected, and to examine the books of record and account of such Party or such Affiliate to the extent relating to this Agreement and discuss the affairs, finances and accounts of such Party or such Affiliate to the extent relating to this Agreement with, and be advised as to the same by, its and their officers and independent accountants.
     14.2 Audits and Adjustments.
          (a) Each Party shall have the right (at its costs), upon no less than thirty (30) days advance written notice and at such reasonable times and intervals and to such reasonable extent as the investigating Party shall request, not more than once during any Contract Year, to have the books and records of the other Party and its Affiliates to the extent relating to this Agreement for the preceding two (2) years audited by an independent “Big Four” (or equivalent) accounting firm of its choosing under reasonable appropriate confidentiality provisions, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations provided, and payments made, under this Agreement; provided that no period may be subjected to audit more than one (1) time unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found.
          (b) The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party within ninety (90) days. Unless otherwise mutually agreed by the Parties, any disputes regarding the results of any such audit shall be subject to dispute resolution in accordance with Article 10. If the audited Party or its Affiliates have underpaid or over billed an amount due under this Agreement resulting in a cumulative discrepancy during any year of more than ten percent (10%), the audited Party shall also reimburse the other Party for the costs of such audit (with the cost of the audit to be paid by the auditing party in all other cases). Such accountants shall not reveal to the Party seeking verification the details of its review, except for such information as is required to be disclosed under this Agreement, and shall be subject to the confidentiality provisions contained in Article 16.
          (c) If any examination or audit of the records described above discloses an under- or over-payment of amounts due hereunder, then unless the result of the audit is to be contested pursuant to Section 14.2(b) above, the Party owing any money hereunder shall pay the same (plus interest thereon at the Default Interest Rate from the date of such underpayment through the date of payment of the amount required to be paid pursuant to this Section 14.2(c)) to the Party entitled thereto within thirty (30) days after receipt of the written results of such audit pursuant to this Section.

     14.3 GAAP/IAS/IFRS. Except as otherwise provided herein, all costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with GAAP or IAS/IFRS as generally and consistently applied.
ARTICLE XV
REPRESENTATIONS AND WARRANTIES
     15.1 Due Organization, Valid Existence and Due Authorization. Each Party hereto represents and warrants to the other Party, as of the Effective Date, as follows: (a) it is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other agreement by which it is bound or any requirement of applicable Laws or regulations; (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium); (e) such Party is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to the other under Article 4 hereof; and (f) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf. Company additionally represents and warrants to Regeneron that it has and will continue to have the resources and financial wherewithal to fully meet its obligations under this Agreement.
     15.2 Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that, as of the Effective Date, there is no claim, announced investigation, suit, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party before or by any Governmental Authority or arbitrator that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any of its obligations under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby. During the Term, each Party shall promptly notify the other Party in writing upon learning of any of the foregoing.
     15.3 Additional Regeneron Representations and Warranties. Regeneron additionally represents and warrants to Company that, as of the Effective Date:
          (a) Regeneron has the right and authority to grant the rights and licenses granted pursuant to the terms and conditions of this Agreement and Regeneron has not granted any rights that remain in effect which conflict with the rights and licenses granted herein;
          (b) Except as set forth in Schedule 6, Regeneron is the sole owner of the Regeneron Patent Rights existing at the Effective Date, to Regeneron’s knowledge, its title is free and clear of all liens, security interests and other encumbrances

(other than unilateral creditor filings, as to which this representation and warranty is made only to Regeneron’s knowledge), and, except for the joint owner identified in Schedule 6 (and with respect to the Existing Licenses, the Third Party licensors referred to in Schedule 4), no Third Party has any right, title or interest in the Territory in the Field with respect to the Regeneron Patent Rights existing at the Effective Date;
          (c) It has no knowledge that the making, using or selling of the VEGF Trap in the Field in the Territory would infringe any valid claims of the Patents of any Third Party in the Territory, nor does it have knowledge that any Third Party is infringing or misappropriating any of the Regeneron Intellectual Property;
          (d) There are no judgments or settlements against or owed by Regeneron with respect to the Regeneron Intellectual Property owned by Regeneron;
          (e) There are no claims, announced investigations, actions or other proceedings pending before or, to Regeneron’s knowledge, threatened by any Regulatory Authority or other government agency with respect to the VEGF Trap, any Regeneron facility or, to Regeneron’s knowledge, any other facility where the VEGF Trap is Manufactured, and Regeneron has not received written notice threatening any such claim, investigation, action or other proceeding;
          (f) To the knowledge of Regeneron, the Development and Manufacture of VEGF Trap in the Field has been conducted by Regeneron and its Affiliates and its subcontractors in compliance in all material respects with applicable Laws, rules and regulations, and none of Regeneron or, to the knowledge of Regeneron, any of its Affiliates or subcontractors have received any notice in writing, or otherwise has knowledge of any facts, which have, or reasonably should have, led Regeneron to believe that any of the Registration Filings relating to the VEGF Trap in the Field are not currently in good standing with the FDA;
          (g) To Regeneron’s knowledge, neither Regeneron, nor any officer, employee or agent of Regeneron, has made an untrue statement of a material fact to any Regulatory Authority with respect to the VEGF Trap in the Field (whether in any submission to such Regulatory Authority or otherwise), or knowingly failed to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the VEGF Trap in the Field;
          (h) To Regeneron’s knowledge, Regeneron and its employees, agents, clinical institutions and clinical investigators have materially complied with all FDA statutory and regulatory requirements with respect to VEGF Trap in the Field;
          (i) Each Existing License is, to Regeneron’s knowledge, in full force and effect as of the Effective Date. Regeneron has, to the extent contractually permitted, provided to Company, or allowed Company access to review, a true and complete copy of each Existing License. Regeneron will devote Commercially Reasonable Efforts to maintain the Existing Licenses in full force and effect and to perform its obligations thereunder and to keep Company informed of any material development pertaining thereto that would reasonably be expected to have a material adverse effect on Company’s rights under this Agreement. Regeneron shall not, without the prior written approval of Company, (i) amend any provision of an Existing License that would reasonably be expected to have a material adverse effect on Company’s rights under this Agreement or (ii) make any election or exercise any right or option to terminate in whole or in part any Existing License to the extent such election or exercise would reasonably be expected to have a material adverse effect on Company’s rights under this Agreement; and
          (j) Regeneron has made available to Company, to the extent material, (i) written preclinical and clinical study results and protocols for the VEGF Trap in the Field, (ii) written communications to and from FDA with respect to the VEGF Trap in the Field, including but not limited to Registration Filings with the FDA and FDA minutes of meetings and telephone conferences, (iii) written FDA requests for data and studies with respect to the VEGF Trap in the Field and (iv) written reports of adverse drug experiences and other IND safety reports with respect to the VEGF Trap in the Field.
     In reference to Section 15.3(c) above, the Parties acknowledge that they are aware of patents and pending patent applications owned by Genentech, Inc. that claim certain chimeric VEGF receptor compositions. Although Regeneron does not believe that the VEGF Trap infringes any valid claim in these patents or patent applications (if they were to issue), Genentech could initiate a lawsuit for patent infringement and assert that its patents are valid and cover the VEGF Trap. An adverse determination by a court in any such potential patent litigation would likely require the Parties to seek a license, which may not be available, or result in the Parties’ inability to Develop, Manufacture or Commercialize the VEGF Trap in the Field in the Territory or in a damage award.
     15.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY LICENSED PRODUCT IN THE FIELD. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     15.5 Mutual Covenants. Each Party hereby covenants to the other Party as of the Effective Date as follows: (a) It will not during the Term grant any right or license to any Third Party in the Territory which would conflict with the rights granted to the other Party under this Agreement, and will not take any action that would materially conflict with or adversely affect its obligations to the other Party under this Agreement; (b) Neither Party will use the Patent Rights or Know-How of the other Party outside the scope of the licenses and rights granted to it under this Agreement; and (c) In the course of the Development or Commercialization of a Licensed Product in the Field under this

Agreement, it will not knowingly use and will not have knowingly used an employee or consultant who is or has been debarred by a Regulatory Authority or, to the best of such Party’s knowledge, is or has been the subject of debarment proceedings by a Regulatory Authority.
ARTICLE XVI
CONFIDENTIALITY
     16.1 Confidential Information.
          (a) Each of Company and Regeneron acknowledges (subject to the further provisions of this Article 16 and the provisions of Article 19) that all Party Information provided to it (or its Affiliate) or otherwise made available to it by the other Party or its respective Affiliates pursuant to this Agreement (or, in the case of Company, Party Information provided to it under the confidentiality agreement between the Parties dated July 6, 2006) is confidential and proprietary to such other Party. Furthermore, each of Company and Regeneron acknowledges (subject to the further provisions of this Article 16) that all New Information is confidential and proprietary to both Parties. Subject to the further provisions of this Article 16, each of Company and Regeneron agrees to (i) maintain such Party Information of the other Party (or its Affiliates) and all New Information in confidence during the Term and for a period of ten (10) years thereafter and (ii) use such Party Information of the other Party (or its Affiliate) and New Information solely for the purpose of exercising its rights and performing its obligations hereunder. Each of Company and Regeneron covenants that neither it nor any of its respective Affiliates shall disclose any such Party Information of the other Party (or its Affiliate) or New Information to any Third Party except (A) to its employees, agents or any other Person under its authorization; provided such employees, agents or Persons are subject in writing to substantially the same confidentiality obligations as the Parties, (B) as approved by both Parties hereunder or (C) as set forth elsewhere in this Agreement.
          (b) Notwithstanding anything provided above, the restrictions provided in this Article 16 shall not apply to information that was or is (and such information shall not be considered confidential or proprietary under this Agreement) (i) already in the public domain as of the Effective Date or becomes publicly known through no act, omission or fault of the receiving Party or its Affiliate or any Person to whom the receiving Party or its Affiliate provided such information; (ii) already in the possession of the receiving Party or its Affiliate at the time of disclosure by the disclosing Party, other than under an obligation of confidentiality; (iii) disclosed to the receiving Party or its Affiliate on an unrestricted basis from a Third Party not under an obligation of confidentiality to the other Party or any Affiliate of such other Party with respect to such information; (iv) similar in nature to the purported Party Information or New Information but has been independently created, as evidenced by written or electronic documentation, without any aid, application or use of the Party Information or New Information; (v) necessary to file, prosecute or defend Patents and Patent Applications for which the Party has the right to assume filing, prosecution, defense or maintenance pursuant to this Agreement; or (vi) required by a Governmental Authority, applicable Law (including the rules and regulations of any stock exchange or trading market on which the disclosing Party’s (or its parent entity’s) securities are traded), or court order to be disclosed, provided that the receiving Party uses reasonable efforts to give the disclosing Party advance notice of such required disclosure in sufficient time to enable the disclosing Party to seek confidential treatment for such information or to request that the receiving Party seek confidential treatment for such information, if applicable, and provided, further, that the receiving Party provides all reasonable cooperation to assist the disclosing Party to protect such information and limits the disclosure to that information which is required by Governmental Authority, applicable Law (including the rules or regulations of any stock exchange or trading market on which the disclosing Party’s (or its parent entity’s) securities are traded) or court order to be disclosed. Moreover, either Party may use Party Information and New Information to enforce the terms of this Agreement if it gives reasonable advance notice to the other Party to permit the other Party a sufficient opportunity to take any measures to ensure confidential treatment of such information and the disclosing Party shall provide reasonable cooperation to protect the confidentiality of such information.
          (c) Notwithstanding anything provided above or elsewhere in this Agreement, Regeneron and its Affiliates shall have the right to use and disclose any New Information directly related to the Regeneron Products (including the Manufacture or use thereof) (i) to Aventis or any other Third Party licensee or contractor of Regeneron engaged in, and for use in connection with, the development, manufacture and/or commercialization of Regeneron Products outside the Field under substantially the same confidentiality obligations as are set forth herein, except that the confidentiality obligations shall have a term of at least five (5) years, (ii) in connection with Regeneron’s Development, Manufacture and/or Commercialization of Regeneron Products outside the Field, (iii) to any Third Party licensee or contractor of Regeneron engaged in the Development, Manufacture and/or Commercialization of Regeneron Products in the Excluded Territory under substantially the same confidentiality obligations as are set forth herein, except that the confidentiality obligations shall have a term of at least five (5) years, and (iv) to Governmental Authorities or Regulatory Authorities as required by Law.
          (d) Notwithstanding anything provided above or elsewhere in this Agreement, Company and its Affiliates shall have the right to use and disclose any New Information directly related to Company Products (including the Manufacture or use thereof) (i) to any Third Party licensee or contractor of Company or any of its Affiliates’ engaged in and for use in connection with the development, manufacture and/or commercialization of Company Products outside the Field under substantially the same confidentiality obligations as are set forth herein, except that the confidentiality obligations shall have a term of at least five (5) years, (ii) in connection with Company’s or any of its Affiliates’ Development, Manufacture, and/or Commercialization of Company Products outside the Field, (iii) to any Third Party licensee or contractor of Company engaged in the Development, Manufacture and/or Commercialization of Company Products in the Excluded Territory under substantially the same confidentiality obligations as are set forth herein, except that the confidentiality obligations shall have a term of at least five (5) years and (iv) to Governmental Authorities or Regulatory Authorities as required by Law.
     16.2 Injunctive Relief. Each Party acknowledges that damages resulting from breach of this Article 16 would not be an adequate remedy and that, notwithstanding the provisions of Article 10, in the event of any such disclosure or any indication of an intent to disclose such information, a Party owning such Party Information (or each Party with respect to New Information) shall be entitled to seek, by way of private litigation, injunctive relief or other equitable relief, in addition to any and all remedies available at law or in equity, including the recovery of damages and reasonable attorneys’ fees, and in any such action for equitable relief in a court of competent jurisdiction, the Parties will not assert as a defense that there is an adequate remedy at law.
     16.3 Publication of New Information. During the Term, if either Company or Regeneron (the “Publishing Party”) desires to disclose any New Information in scientific journals, publications or scientific presentations, the Publishing Party shall provide the other Party an advance copy of any proposed publication or summary of a proposed oral presentation relating to the New Information prior to submission for publication or disclosure. Such other Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to prevent any specific, material adverse effect to it or the Licensed Product as a result of the publication or disclosure (such recommendation of changes to include a description of the specific material adverse effect) to which the Publishing Party shall give due consideration. Disputes concerning publication shall be resolved by the JDC (other than Legal Disputes).
     16.4 Other Publications. The Parties will mutually agree upon the contents of a joint press release with respect to the execution of this Agreement which shall be issued simultaneously by both Parties on the Effective Date. During the Term, Company and Regeneron agree not to (and to ensure that their respective Affiliates do not ) issue any other press releases or public announcements concerning this Agreement or any other activities contemplated hereunder without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except as required by a Governmental Authority or applicable Law (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided that the Party intending to disclose such information shall use reasonable efforts to provide the other Party advance notice of such required disclosure, an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party) and all reasonable cooperation to assist the other Party to protect such information and shall limit the disclosure to that information which is required to be disclosed. Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate information concerning this Agreement or any activities contemplated hereunder which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement or which contains only non-material factual information regarding the Collaboration (e.g., that the Collaboration is ongoing in accordance with the terms of this Agreement). Except as required by a Governmental Authority or applicable Law (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded), or in connection with the enforcement of this Agreement, neither Party (or their respective Affiliates) shall disclose to any Third Party, under any circumstances, any financial terms of this Agreement that have not been previously disclosed publicly pursuant to this Article 16 without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; except for disclosures to Third Parties that are bound by obligations of confidentiality and nonuse substantially equivalent in scope to those included herein with a term of at least five (5) years. The Parties, through the Committees, shall establish mechanisms and procedures to ensure that there are coordinated timely corporate communications relating to the Licensed Products in the Field. Company acknowledges that Regeneron as a publicly traded company is legally obligated to make timely disclosures of all material events relating to Licensed Products. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission or its equivalent in the Territory. Each Party will be entitled to make such filing but shall use reasonable efforts to obtain confidential treatment of confidential, including trade secret, information in accordance with applicable Law. The filing Party will provide the non-filing Party with an advance copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider the non-filing Party’s timely comments thereon.
ARTICLE XVII
INDEMNITY
     17.1 Indemnity and Insurance.
          (a) Company will defend, indemnify and hold harmless Regeneron, its Affiliates and their respective officers, directors, employees, licensees and agents (“Regeneron Indemnitees”) from and against all claims, demands, liabilities, damages, penalties, fines, costs and expenses, including reasonable attorneys’ and expert fees and costs, and costs or amounts paid to settle (collectively, “Damages”), arising from or occurring as a result of a Third Party’s claim, action, suit, judgment or settlement against a Regeneron Indemnitee that is due to or based upon:
          (i) the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law by or of Company, its Affiliates or their respective directors, officers, employees, agents or Sublicensees, including, without limitation, in connection with the Development, Manufacture or Commercialization of any Licensed Product in the Field, except to the extent that Damages arise out of, and are allocable to, the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law committed by Regeneron or any other Regeneron Indemnitee; or

          (ii) material breach by Company of the terms of, or the inaccuracy of any representation or warranty made by it in, this Agreement.
          (b) Regeneron will defend, indemnify and hold harmless Company, its Affiliates and their respective officers, directors, employees, Sublicensees and agents (“Company Indemnitees”) from and against all Damages arising from or occurring as a result of a Third Party’s claim, action, suit, judgment or settlement against a Company Indemnitee that is due to or based upon:
          (i) the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of law by or of Regeneron, its Affiliates or their respective directors, officers, employees, licensees or agents including, without limitation, in connection with the Development, Manufacture or Commercialization of any Licensed Product in the Field, except to the extent that Damages arise out of, and are allocable to, the gross negligence, recklessness, bad faith, intentional wrongful acts, or omissions or violations of Law committed by Company or any other Company Indemnitee; or
          (ii) material breach by Regeneron of the terms of, or the inaccuracy of any representation or warranty made by it in, this Agreement.
          (c) Subject to the last sentence of Section 19.6, in the event of any Third Party claim alleging that the Development, Manufacture and/or Commercialization of any Licensed Product in the Field under this Agreement infringes a Patent Right of a Third Party for which neither Party is entitled to indemnification hereunder, each Party shall indemnify the other Party for fifty percent (50%) of all Damages therefrom and during the Term such Damages shall be treated as Other Shared Expenses.
          (d) Company agrees to indemnify the Regeneron Indemnitees from and against all Damages arising from product liability or other Third Party contractual claims arising from Company’s or its Affiliates’ or Sublicensees’ Commercialization of Licensed Products in the Field in the Territory, except that Regeneron shall indemnify Company under Section 17.1(b) for all such claims resulting from, and to the extent allocable to, the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law committed by Regeneron or any other Regeneron Indemnitee. Regeneron agrees to indemnify the Company Indemnitees from and against all Damages arising from product liability or other Third Party contractual claims arising from Regeneron’s or its Affiliates’ or Sublicensees’ commercialization of Regeneron Products in the Field in the Excluded Territory, except that Company shall indemnify Regeneron under Section 17.1(a) for all such claims resulting from, and to the extent allocable to, the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions, or violations of Law committed by Company or any other Company Indemnitee. Company agrees to indemnify the Regeneron Indemnitees from and against all Damages arising from product liability or other Third Party contractual claims arising from Company’s or its Affiliates’ or Sublicensees’

commercialization of Company Products in the Field in the Excluded Territory, except that Regeneron shall indemnify Company under Section 17.1(b) for all such claims resulting from, and to the extent allocable to, the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of Law committed by Regeneron or any other Regeneron Indemnitee. Damages from product liability or other Third Party claims arising from the Development of any Licensed Product in the Field under this Agreement for which neither Party is entitled to indemnification under this Section 17.1 shall be treated as Development Costs.
          (e) Immediately upon First Commercial Sale in the Territory, during the Term and for a period of five (5) years after the expiration of this Agreement or the earlier termination thereof, each Party shall use Commercially Reasonable Efforts to obtain and/or maintain (either directly or as a named insured on a Third Party insurance policy or policies), at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amounts, respectively, which are reasonable and customary for comparable products in the pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party; provided that Regeneron shall not be required to obtain or maintain such insurance in an amount greater than [**********] per incident and in the aggregate. Such product liability insurance or self-insured arrangements shall insure against personal injury, physical injury or property damage arising out of, for Regeneron, Manufacture of Licensed Products (if applicable) and sale, distribution or marketing of Regeneron Products in the Excluded Territory, and for Company, the sale, distribution or marketing of Licensed Products in the Territory.
          (f) Notwithstanding anything to the contrary in this Section 17.1, neither Party shall be responsible to indemnify the other Party (or the Regeneron Indemnitees or Company Indemnitees, as the case may be) from Third Party claims resulting from, and to the extent allocable to, the negligence, recklessness, bad faith, intentional wrongful acts or omissions, or violations of Law committed by Third Parties contracted to Manufacture any part of the Clinical Supply Requirements or Commercial Supply Requirements pursuant to Article 8; provided, however, that nothing in this Section 17.1(f) limits either Party’s indemnification obligations to the extent any Third Party claims arise from the negligence, recklessness, bad faith, intentional wrongful acts or omissions, or violations of Law committed directly by the Party that is responsible for contracting with such Third Party Manufacturer(s) pursuant to Article 8.
     17.2 Indemnity Procedure. The Party entitled to indemnification under this Article 17 (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within five (5) Business Days of becoming aware of any claim or claims asserted or threatened against the Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices its rights hereunder. For the avoidance of doubt, the indemnification procedures in this Section 17.2 shall not apply to claims for which each Party indemnifies the other Party for fifty percent (50%) of all Damages, under the terms of Section 17.1(c).

          (a) If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending such claim, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (ii) such compromise or settlement does not (A) include any admission of legal wrongdoing by the Indemnified Party, (B) require any payment by the Indemnified Party that is not indemnified hereunder or (C) result in the imposition of any equitable relief against the Indemnified Party. If the Indemnifying Party does not elect to assume control of the defense of a claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, upon ten (10) Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not unreasonably withheld or delayed); provided that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such litigation. The Indemnified Party may not compromise or settle such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.
          (b) The Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 17.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying and the Indemnified Party.
          (c) The amount of any Damages for which indemnification is provided under this Article 17 will be reduced by the insurance proceeds received, and any other amount recovered if any, by the Indemnified Party in respect of any such Damages.
          (d) If an Indemnified Party receives an indemnification payment pursuant to this Article 17 and subsequently receives insurance proceeds from its insurer with respect to the Damages in respect of which such indemnification payment(s) was made, the Indemnified Party will promptly pay to the Indemnifying Party an amount equal to the difference (if any) between (i) the sum of such insurance proceeds or other amounts received, and the indemnification payment(s) received from the Indemnifying Party pursuant to this Article 17 and (ii) the amount necessary to fully and completely indemnify and hold harmless the Indemnified Party from and against such Damages. However, in no event will such refund ever exceed the Indemnifying Party’s indemnification payment(s) to the Indemnified Party under this Article 17.
ARTICLE XVIII
FORCE MAJEURE
     Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, without limitation, embargoes, acts of terrorism, acts of war (whether war be declared or not), insurrections, strikes, riots, civil commotions or acts of God (“Force Majeure”). Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such Force Majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such Force Majeure circumstances.
ARTICLE XIX
TERM AND TERMINATION
     19.1 Term/Expiration of Term.
          (a) The “Term” of this Agreement shall commence on the Effective Date and, unless this Agreement is earlier terminated as provided hereafter, shall end at such time as neither Party, nor either Party’s Affiliates or Sublicensees, is Developing or Commercializing any Licensed Product in the Field in the Territory under this Agreement and such cessation of Development and Commercialization activities is acknowledged by both Parties in writing to be permanent; provided, that if at any time during the Term Company loses the exclusive legal right to Commercialize Licensed Product in the Field in any Major Market Country, whether due to expiration of Regeneron Patent Rights or expiration of any statutory marketing exclusivity period for Licensed Product in such Major Market Country, the Parties shall meet to discuss and attempt to enter into an amendment to this Agreement for the purpose of simplifying the governance structure hereunder.
          (b) Upon expiration of the Term, except as set forth in this Agreement, all licenses and rights with respect to Products shall automatically terminate and revert to the granting Party.
     19.2 Termination Without Cause. Company may terminate this Agreement with respect to the entire Territory for all Licensed Products in the Field on [*****************] prior written notice to Regeneron. Except as otherwise provided below in this Section 19.2, this Agreement (including, without limitation, all payment obligations hereunder) shall continue in full force and effect through the notice period set forth above (the “Termination Notice Period”) and the terms of Schedule 7 shall apply. Except as set forth in this Section 19.2, Section 19.8 (last paragraph), or Schedule 7, during the Termination Notice Period, the Parties shall continue to Develop, Manufacture and Commercialize Licensed Products in the Field in accordance with Plans. During the Termination Notice Period, to the extent set forth or requested in one or more written notices from Regeneron to Company hereunder and in any event upon the expiration of the applicable Termination Notice Period, whether or not any such notice is given by Regeneron, (a) the licenses and rights granted to Company hereunder shall automatically terminate as of a date specified in such notice(s) (and in any event not later than the expiration of the applicable Termination Notice Period) and (b) Company will promptly take the actions required by Schedule 7 and Regeneron will reasonably cooperate with Company (for avoidance of doubt, such cooperation shall not require Regeneron to pay any amounts or incur any liabilities or obligations not otherwise required hereunder to be paid or incurred by Regeneron) to facilitate Regeneron’s (or its nominee’s) expeditious assumption during the Termination Notice Period and thereafter, with as little disruption as reasonably possible, of the continued Development, Manufacture and Commercialization of Licensed Products in the Field in the Territory. In addition, during the Termination Notice Period,[**************************,] and (ii) neither Party will, without the prior written consent of the other Party’s representatives on the applicable Committee, propose or implement any amendment or change to any Plan. Notwithstanding the foregoing, the Committee(s) will have an obligation under this Agreement and the Collaboration Purpose to propose and adopt in a timely manner an interim Plan for any Plan that expires during the Termination Notice Period. The most recent approved Plan(s) shall be extended pending approval of the new interim Plan(s).
     19.3 Termination For Material Breach. Upon and subject to the terms and conditions of this Section 19.3, this Agreement shall be terminable by a Party in its entirety if the other Party commits a material breach of this Agreement. Such notice of termination shall set forth in reasonable detail the facts underlying or constituting the alleged breach (and specifically referencing the provisions of this Agreement alleged to have been breached), and the termination which is the subject of such notice shall be effective ninety (90) days after the date such notice is given unless the breaching Party shall have cured such breach within such ninety (90) day period (or, if such material breach, by its nature, is a curable breach but such breach is not curable within such ninety (90) day period, such longer period not to exceed one hundred eighty (180) days so long as the breaching party is using Commercially Reasonable Efforts to cure such breach, in which event if such breach has not been cured, such termination shall be effective on the earlier of the expiration of such one hundred eighty (180) day period or such time as the breaching party ceases to use Commercially Reasonable Efforts to cure such breach). Notwithstanding the foregoing, in the case of breach of a payment obligation hereunder, the ninety (90) day period referred to in the immediately preceding sentence shall instead be thirty (30) days (and the immediately preceding parenthetical clause in the immediately preceding sentence shall not apply). For purposes of this Section 19.3, the term “material breach” shall mean a breach by a Party that substantially undermines the benefits reasonably expected to be realized by the non-breaching Party from the Collaboration, taken as a whole.

     19.4 Termination for Insolvency. Either Party shall have the right to terminate this Agreement in its entirety, by and effective immediately, upon written notice to the other Party, if, at any time, (a) the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, (b) if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within ninety (90) days after the filing thereof or (c) if the other Party shall make a general assignment for the benefit of creditors. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy Laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar Laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including, without limitation, any patents or patent applications in any country of a party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.
     19.5 Termination for Breach of Standstill. Notwithstanding anything to the contrary herein, Regeneron will have the unilateral right to terminate this Agreement in its entirety, effective immediately, upon written notice to Company, if Section 20.16 of this Agreement shall have been breached. For the avoidance of doubt, Company will not be deemed to have breached Section 20.16, and Regeneron shall not have the right to terminate this Agreement, as a result of an inadvertent breach of Section 20.16 arising from (a) discussion with any Third Parties that are initiated by such Third Parties, are not publicly disclosed and do not result in any actions referred to in paragraphs (a) through (g) of Section 20.16 or (b) any informal discussions covering general corporate or other business matters the purpose of which is not to effectuate or lead to any of the actions referred to in paragraphs (a) through (g) of Section 20.16.
     19.6 [******************].
     19.7 Effect of Termination.
          (a) Except as set forth in Section 19.7(b) below, upon termination of this Agreement prior to expiration of the Term (and during the applicable Termination Notice Period or 6-Month Notice Period), the provisions of Schedule 7 shall apply, and except to the extent required by Company to fulfill its obligations pursuant to Schedule 7, (i) all licenses and rights granted by Regeneron to Company hereunder shall automatically terminate, and revert to Regeneron, (ii) all licenses and rights granted by Company to Regeneron hereunder with respect to Company Products shall automatically terminate, and revert to Company, and (iii) the licenses from Company and its Affiliates to Regeneron referred to in Schedule 7 shall come into full force and effect. In addition, upon termination of this Agreement prior to expiration of the Term (and during the applicable Termination Notice Period or 6-Month Notice Period), the following paragraphs of Schedule 8 shall apply with respect to any Company Products: (i) paragraph 1 of Schedule 8, (ii) paragraph 3 of Schedule 8 and (iii) paragraph 4 of Schedule 8. If Regeneron terminates this Agreement pursuant to Section 19.3, 19.4 or 19.5, then Company shall pay to Regeneron, in addition to any other amount payable by Company to Regeneron under this Agreement, under Law, or pursuant to any contractual remedies available to Regeneron, an amount equal to (i) fifty percent (50%) of the Development Costs incurred by Regeneron under the Global Development Plan but excluding the Aggregate Regeneron Payment Amount, and (ii) one hundred percent (100%) of the Development Costs incurred by Regeneron under the Territory Development Plan, during the period commencing on the effective date of such termination of this Agreement pursuant to any of such Sections and ending on the twelve (12) month anniversary of such date.
          (b) Upon termination of this Agreement by Company pursuant to Section 19.3 or 19.4, the provisions of Schedule 8 shall apply with respect to any Company Product and, except to the extent required by Regeneron to fulfill its obligations pursuant to Schedule 8, (i) all licenses and rights granted by Company to Regeneron hereunder with respect to Company Products shall automatically terminate, and revert to Company, (ii) all licenses and rights granted by Regeneron to Company hereunder with respect to Regeneron Products shall automatically terminate and revert to Regeneron and (iii) the licenses from Regeneron and its Affiliates to Company referred to in Schedule 8 shall come into full force and effect for the Company Products. In addition, upon termination of this Agreement by Company pursuant to Section 19.3 or 19.4, the following paragraphs of Schedule 7 shall apply with respect to any Regeneron Products: (i) paragraph 1 of Schedule 7, (ii) paragraph 3 of Schedule 7 and (iii) paragraph 4 of Schedule 7.
          (c) [**************************************].
     19.8 Survival of Obligations. Except as otherwise provided in this Article 19, Schedule 7 or Schedule 8, upon expiration or termination of this Agreement, the rights and obligations of the Parties hereunder shall terminate, and this Agreement shall cease to be of further force or effect, provided that notwithstanding any expiration or termination of this Agreement:
          (a) neither Company nor Regeneron shall be relieved of any obligations (including payment obligations) of such Party arising prior to such expiration or termination, including, without limitation, the payment of any non-cancelable costs and expenses incurred as part of a Plan (even if such costs and expenses arise following termination or expiration, as the case may be), except that Regeneron’s obligations with respect to the Global Development Balance Payments provided for in Schedule 2 shall automatically terminate and the Global Development Balance shall equal zero;

          (b) subject to the provisions of this Article 19, including Schedule 7 and Schedule 8 to the extent applicable, the obligations of the Parties with respect to the protection and nondisclosure of Party Information and New Information in accordance with Article 16, as well as other provisions (including, without limitation, Sections 6.16, 7.5, 9.7, 9.8, 9.10 and 10.3, and Articles 12 (with respect to Joint Inventions), 16, 17, 19 and 20) which by their nature are intended to survive any such expiration or termination, shall survive and continue to be enforceable; and
          (c) such expiration or termination and this Article 19 shall be without prejudice to any rights or remedies a party may have for breach of this Agreement.
     Notwithstanding the foregoing or any other term or provision of this Agreement, (i) if Company terminates this Agreement under Section 19.2 or Section 19.6 and, during the Termination Notice Period or 6-Month Notice Period, as the case may be, Regeneron enters into a license agreement for a Licensed Product in the Field in the Territory substantially similar in scope as, and providing for the assumption and performance by the counterparty thereto of the obligations of Company under, this Agreement, Company’s continuing obligations under the Plans pursuant to Section 19.2 or Section 19.6, as applicable, shall expire, and (ii) upon termination of this Agreement for any reason other than a material breach by Regeneron and consequent termination by Company under Section 19.3, except as set forth in Section 19.7(c), Regeneron’s obligations with respect to Global Development Balance Payments to Company provided for in Schedule 2 shall automatically terminate and the Global Development Balance shall equal zero.
ARTICLE XX
MISCELLANEOUS
     20.1 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to conflict of laws principles. Except as set forth in Article 10, the Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.
     20.2 Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
     20.3 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth on Schedule 9 attached hereto and shall be (a) delivered personally,

(b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Either Party may change its address by giving notice to the other Party in the manner provided above.
     20.4 Entire Agreement. This Agreement contains the complete understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all prior understandings and writings relating to the subject matter hereof and thereof.
     20.5 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of Company and Regeneron.
     20.6 Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.
     20.7 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the Parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.
     20.8 Registration and Filing of the Agreement. To the extent that a Party concludes in good faith that it is or may be required to file or register this Agreement or a notification thereof with any Governmental Authority in accordance with applicable Laws, such Party may do so subject to the provisions of Section 16.4. The other Party shall promptly cooperate in such filing or notification and shall promptly execute all documents reasonably required in connection therewith. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall promptly cooperate to respond to any request for further information therefrom.
     20.9 Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either

Company or Regeneron without (a) the prior written consent of Regeneron in the case of any assignment by Company or (b) the prior written consent of Company in the case of an assignment by Regeneron, except in each case (i) to an Affiliate of the assigning Party that has and will continue to have the resources and financial wherewithal to fully meet its obligations under this Agreement, provided that the assigning Party shall remain primarily liable hereunder notwithstanding any such assignment, or (ii) to any other party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement. The assigning Party shall remain primarily liable hereunder notwithstanding any such assignment. Any attempted assignment in violation hereof shall be void.
     20.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall also inure to the benefit of the Regeneron Indemnitees and Company Indemnitees to the extent provided in the last sentence of Section 20.13.
     20.11 Affiliates. Each Party may, and to the extent it is in the best interests of the Licensed Products in the Field in the Territory shall, perform its obligations hereunder through one or more of its Affiliates. Without limiting the foregoing, each Party shall take reasonable efforts to ensure that each of its Affiliates engaged in the development or commercialization of ophthalmic products or technologies and which have know-how or technologies that are materially useful for the Development or Commercialization of Licensed Products, engage in the Development or Commercialization of Licensed Products or otherwise license their Know-How under this Agreement. Each Party absolutely, unconditionally and irrevocably guarantees to the other Party prompt performance when due and at all times thereafter of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. Without limiting the foregoing, neither Party shall cause or permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly. If an Affiliate of a Party will engage in the Development, Manufacture or Commercialization of a Licensed Product or will otherwise license its Know-How under this Agreement, then such Party shall enter into a separate agreement with such Affiliate pursuant to which the obligations of such Party hereunder shall be binding on such Affiliate and which shall provide that the other Party is a third-party beneficiary of such agreement entitled to enforce such agreement and this Agreement against such Affiliate.
     20.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
     20.13 Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any Party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto. Notwithstanding the foregoing, Article 17 is intended to benefit, in addition to the Parties, the other Regeneron Indemnitees and Company Indemnitees as if they were parties hereto, but this Agreement is enforceable only by the Parties.
     20.14 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other Party except as provided for in this Agreement. Neither Company nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to Company, and Company’s legal relationship under this Agreement to Regeneron, shall be that of an independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties or any of their respective Affiliates.
     20.15 Limitation of Damages. IN NO EVENT SHALL REGENERON OR COMPANY BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION 20.15 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS AND OBLIGATIONS OF EITHER PARTY HEREUNDER WITH RESPECT TO THIRD-PARTY CLAIMS .
     20.16 Standstill Agreement. During the period commencing on the Effective Date and expiring on the date which is five (5) years after the end of the Term, neither Company nor any of its Affiliates (for purposes of this Section 20.16, Company, together with such Affiliates, being referred to as the “Investor”) shall:
          (a) directly or indirectly, acquire beneficial ownership of Shares of Then Outstanding Capital Stock or any securities convertible into or exchangeable for Shares of Then Outstanding Capital Stock, or make a tender, exchange or other offer to acquire Shares of Then Outstanding Capital Stock, if after giving effect to such acquisition (and assuming the conversion of all convertible securities), the Investor would beneficially own (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) twenty percent (20%) or more of the Shares of Then Outstanding Capital Stock; provided, however, that notwithstanding the provisions of this Section 20.16, if the number of shares constituting Shares of Then Outstanding Capital Stock is reduced or if the aggregate ownership of the Investor is increased as a result of a recapitalization of Regeneron, Investor shall not be required to dispose of any of its holdings of Shares of Then Outstanding Capital Stock even though such action resulted in Investor’s ownership totaling twenty percent (20%) or more of the Shares of Then Outstanding Capital Stock;
          (b) directly or indirectly, propose or nominate for election to the Board of Directors of Regeneron any Person whose nomination has not been approved by a majority of the Board of Directors of Regeneron, or vote or cause to be voted in favor of such Person for election to the Board of Directors of Regeneron any Shares of Then Outstanding Capital Stock;
          (c) directly or indirectly, accept or support a tender, exchange or other offer or proposal by any other Person or group (an “Offeror”) the consummation of which would result in a Change of Control of Regeneron (an “Acquisition Proposal”);
          (d) directly or indirectly, solicit proxies or consents or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Securities Exchange Act) in opposition to the recommendation of a majority of the Board of Directors of Regeneron with respect to any matter, or seek to advise or influence any Person, with respect to voting of any Shares of Then Outstanding Capital Stock of Regeneron or any of its Affiliates;
          (e) deposit any Shares of Then Outstanding Capital Stock in a voting trust or subject any Shares of Then Outstanding Capital Stock to any arrangement or agreement with respect to the voting of such Shares of Then Outstanding Capital Stock;
          (f) act in concert with any Third Party to take any action in clauses (a) through (e) above;
          (g) request or propose that Regeneron or any of Regeneron’s officers or its Board of Directors amend, waive, or consider the amendment or waiver of any provisions set forth in this Section 20.16; or
          (h) enter into discussions, negotiations, arrangements or agreements with any Person relating to the foregoing actions referred to in clauses (a) through (g) above;
provided that the mere voting of any Shares of Then Outstanding Capital Stock held by the Company shall not constitute a violation of any of clauses (a) through (f) above.
     20.17 Termination of Standstill. Provided Investor has not violated Section 20.16(d), (f) or (h) with respect to the Offeror referred to in this Section 20.17, the restrictions contained in Section 20.16 shall terminate upon the earlier to occur of (a) the public announcement by an Offeror of an Acquisition Proposal; (b) the acquisition by an Offeror (other than Dr. Leonard Schleifer or his Affiliates) of beneficial ownership of Shares of Then Outstanding Capital Stock, which, when combined with all other Shares of Then Outstanding Capital Stock beneficially owned by the Offeror, represents more than [********************] of the voting power represented by all issued and outstanding Shares of Then Outstanding Capital Stock; (c) the issuance by Regeneron to a Third Party

(other than an underwriter in a public offering which promptly distributes such shares to the public) of Shares of Then Outstanding Capital Stock, which, when combined with all other Shares of Then Outstanding Capital Stock beneficially owned by such Third Party, represents more than [*****************] of the voting power represented by all issued and outstanding Shares of Then Outstanding Capital Stock, if Regeneron does not enter into a standstill agreement with such Third Party for a time period and upon terms substantially similar to the provisions of Section 20.16; (d) a sale of all or substantially all of the assets of Regeneron (other than to a wholly owned subsidiary of Regeneron); or (e) a liquidation or dissolution of Regeneron, which would give rise to a termination of this Agreement pursuant to Section 19.4; provided, however, that if any of the transactions referred to in (a), (b) or (d) above terminates and Regeneron has not made a public announcement of its intent to solicit or engage in a transaction referred to in Section 20.16 (or has announced its decision to discontinue pursuing such a transaction) the consummation of which would result in a Change of Control of Regeneron, then the restrictions contained in Section 20.16 shall again be applicable.
     20.18 Non-Solicitation. During the Term and for a period of two (2) years thereafter, neither Party shall solicit or otherwise induce or attempt to induce any employee of the other Party directly involved in the Development, Manufacture or Commercialization of any Licensed Product to leave the employment of the other Party and accept employment with the first Party. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a Party solely as a result of an employee’s affirmative response to a general recruitment effort carried through a public solicitation or general solicitation.
     20.19 No Strict Construction. This Agreement has been prepared jointly and will not be construed against either Party.

     IN WITNESS WHEREOF, Company and Regeneron have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BAYER HEALTHCARE LLC

By	/s/ Jeffrey M. Greenman
Name:	Jeffrey M. Greenman
Title:	General Counsel and Secretary

REGENERON PHARMACEUTICALS, INC.

By	/s/ Murray A. Goldberg
Name:	Murray A. Goldberg
Title:	Senior Vice President, Finance & Administration and Chief Financial Officer

SCHEDULE 1
Manufacturing Cost
“Manufacturing Cost” as used in this Agreement shall be determined as provided in this Schedule 1.
A. General Principles
     1. Regeneron shall supply Formulated Bulk Product for Clinical Supply Requirements and Commercial Supply Requirements at Fully Burdened Manufacturing Cost, calculated as described in Section B below.
     2. To the extent that a Manufacturing Plan includes the use of Formulated Bulk Product or Finished Product that was Manufactured by Regeneron prior to the Effective Date, Regeneron shall supply such Formulated Bulk Product or Finished Product at its actual average Fully Burdened Manufacturing Cost, calculated as described in Section B below, plus Cost of Finishing, as described in Section C below.
     3. [**********************************]
     4. If a Manufacturing Plan calls for Regeneron to reserve its facility to Manufacture Formulated Bulk Product, including, without limitation, purifying/processing the bulk drug substance, and the Parties subsequently amend the Manufacturing Plan such that the facility is not used as originally set forth therein, then Regeneron shall be reimbursed for what otherwise would have been its Fully Burdened Manufacturing Cost as if such facility had been used for Manufacturing as originally required in the Manufacturing Plan, except for such variable costs as are actually avoided or mitigated; provided, however, that Regeneron shall not be reimbursed hereunder if such amendment of the Manufacturing Plan has been agreed upon at least twelve (12) months prior to its effective date.
[**********************************************************************]

SCHEDULE 2
Quarterly True-Up
At the end of each Quarter, the Parties will calculate the net payment one Party shall be required to make to the other Party (the “Quarterly True-Up”) equal to (a) the Territory Profit Split for such Quarter (as set forth in Part I), plus (b) the Regeneron Reimbursement Amount for such Quarter (as set forth in Part II), plus or minus (c) the Global True-Up (as set forth in Part III), minus (d) the Global Development Balance Payment (commencing in the Quarter of the First Commercial Sale in a Major Market Country) (as set forth in Part IV). In the event that the Quarterly True-Up is an amount greater than zero, such amount shall be payable by Company to Regeneron in accordance with the terms set forth in Article 9. In the event that the Quarterly True-Up is an amount less than zero, the absolute value of such amount shall be payable by Regeneron to Company in accordance with the terms set forth in Article 9. An example of the Quarterly True-Up is shown in Part V.
I. TERRITORY PROFIT SPLIT
The “Territory Profit Split” shall mean fifty percent (50%) of Territory Profits in a Quarter. “Territory Profits” shall mean aggregate Net Sales in the Territory in the Quarter less the sum of aggregate COGS and aggregate Shared Promotion Expenses incurred by both Parties in the Territory in the Quarter.
An example of a calculation of the Territory Profit Split in a Quarter would be:

				Territory
	Aggregate	Company	Regeneron	Profit Split

Net Sales in the Territory	1000	1000

COGS	(50)	(50)	0

Shared Promotion Expenses	(350)	(300)	(50)

Territory Profits	600			300

II. REGENERON REIMBURSEMENT AMOUNT
The “Regeneron Reimbursement Amount” for a Quarter shall mean (a) Shared Promotion Expenses incurred by Regeneron in the Quarter (if any), plus (b) Commercial Supply Costs incurred by Regeneron in the Quarter (if any), plus (c) Development Costs incurred by Regeneron under the Territory Development Plan in the Quarter (if any).
An example of a calculation of the Regeneron Reimbursement Amount in a Quarter would be:

Regeneron Shared Promotion Expenses	50

Regeneron Commercial Supply Costs	10

Regeneron Development Costs under Territory Development Plan	5

Regeneron Reimbursement Amount	65
III. GLOBAL TRUE-UP
The “Global True-Up” for a Quarter shall mean (a) fifty percent (50%) of the sum of (i) aggregate Development Costs incurred by both Parties under the Global Development Plan in the Quarter and (ii) aggregate Other Shared Expenses incurred by both Parties in the Quarter, minus (b) one hundred percent (100%) of the sum of (i) Development Costs incurred by Company under the Global Development Plan in the Quarter and (ii) Other Shared Expenses incurred by Company during the Quarter. If the Global True-Up is a positive number, it shall be added in the calculation of the Quarterly True-Up and, if it is a negative number, the absolute value of such amount shall be subtracted in the calculation of the Quarterly True-Up.
An example of a calculation of the Global True-Up in a Quarter would be:

				Global
	Aggregate	Company	Regeneron	True-Up

Development Costs under Global Development Plan	80	30	50

Other Shared Expenses	40	35	5

Total	120	65	55	(5)

2

IV. GLOBAL DEVELOPMENT BALANCE PAYMENT
The “Global Development Balance” for a Quarter shall mean (a) twenty-five percent (25%) of the aggregate amount of Development Costs incurred by both Parties under the Global Development Plan from January 1, 2007 through the close of such Quarter [(***************************************)] plus (b) fifty percent (50%) of the aggregate amount of Development Costs incurred by both Parties under the Territory Development Plan from the Effective Date through the close of such Quarter [(******************************************)] less (c) the aggregate amount of Global Development Balance Payments included in the calculation of the Quarterly True-Up in all prior Quarters.
The “Global Development Balance Payment” shall mean, [*****************************************]
An example of a calculation of the Global Development Balance Payment in a Quarter would be:

Territory Profit Split	300

Global Development Balance	200
[***********************]	[****]

Global Development Balance Payment	[***]

3

V. EXAMPLE OF QUARTERLY TRUE-UP
An example of a calculation of the Quarterly True-up in a Quarter would be:

Territory Profit Split	300
Regeneron Reimbursement Amount	65
Global True-Up	(5)
Global Development Balance Payment	[****]

Quarterly True-up	[***]
In this example, Company would pay Regeneron [***] in accordance with the terms set forth in Article 9.
A more detailed illustration of the calculations under this Schedule 2 will be prepared by the JFC promptly after the Effective Date.

4

SCHEDULE 3
Milestone Payments
I. DEVELOPMENT MILESTONES
The following non-refundable, non-creditable milestone payments shall be payable by Company to Regeneron upon the achievement of each applicable milestone event set forth below for each Regeneron Product in each Major Indication (but in no event more than two (2) Major Indications per Milestone Event). The term “Major Indication” shall include (i) the neovascular form of age-related macular degeneration, (ii) diabetic macular edema, [********************************]. If an indication in the Field that is not initially considered by the Parties to be a Major Indication later is determined to be a Major Indication, then within thirty (30) days of such determination, Company shall pay to Regeneron any milestone payments for previous Milestone Events (as set forth below) that occurred with respect to the Development of any Regeneron Product(s) in such indication in the Territory.

Milestone	Payment	Milestone Event

1.	US $20,000,000	For each Regeneron Product, upon administration of the Regeneron Product to the first patient in the first Phase 3 Trial for any Major Indication identified in a Development Plan
2.	[**********]	[*******************]
3.	[***********]	[******************]
4.	[**********]	[*****************]
For clarity and by way of example only, [******************************]
II. SALES MILESTONES
In addition to all other amounts payable under this Agreement, Company shall make the following additional non-refundable, non-creditable milestone payments to Regeneron based on the aggregate Net Sales in any twelve (12) consecutive month time period (“Twelve Month Period”):

Milestone	Payment	Milestone Event

1.	[***************]	First Twelve Month Period in which aggregate Net Sales in such period equal or exceed US $200,000,000
2.	[***************]	First Twelve Month Period in which aggregate Net Sales in such period equal or exceed [**********]

Milestone	Payment	Milestone Event

3.	[***************]	First Twelve Month Period in which aggregate Net Sales in such period equal or exceed [************]
4.	[***************]	First Twelve Month Period in which aggregate Net Sales in such period equal or exceed [***********]
5.	[***************]	First Twelve Month Period in which aggregate Net Sales in such period equal or exceed [***********]
6.	[**************]	First Twelve Month Period in which aggregate Net Sales in such period equal or exceed [************]
7.	[**************]	First Twelve Month Period in which aggregate Net Sales in such period equal or exceed [************]
8.	[**************]	First Twelve Month Period in which aggregate Net Sales in such period equal or exceed [***********]
9.	[**************]	First Twelve Month Period in which aggregate Net Sales in such period equal or exceed [***********]
For clarity, “aggregate Net Sales” means the total of Net Sales of all Licensed Products in the Field in the Territory. For further clarity, one or more of the milestone payments set forth in this Section II of Schedule 3 may become payable based on the same milestone event. For example, [***********************************].
For purposes of further clarification, each separate milestone in this Section II of Schedule 3 may be achieved only once and the milestone numbers are included for reference purposes only.
For purposes of this Schedule 3, Net Sales will be converted to United States Dollars using the currency conversion procedure described in Section 9.6.

2

SCHEDULE 4
Existing Licenses
[***************************]

SCHEDULE 5
Initial Development Plan
[***********************]

SCHEDULE 6
Regeneron Patent Rights
[******************************]

SCHEDULE 7
Termination Arrangements
     1. Company shall promptly collect and return, and cause its Affiliates and Sublicensees to collect and return, to Regeneron or, at Regeneron’s request, destroy, all documents containing New Information or Party Information of Regeneron and its Affiliates, and shall immediately cease, and cause its Affiliates and Sublicensees to cease, all further use of any New Information and Party Information of Regeneron and its Affiliates. In addition, at Regeneron’s request, Company shall collect and transfer to Regeneron any remaining inventory of Regeneron Product Promotional Materials, Regeneron Product sales training materials, Regeneron Product samples, and Regeneron Product inventory. Notwithstanding the foregoing, Company may retain copies of any New Information to the extent required by Law, as well as retain one (1) copy of such information solely for legal archive purposes.
     2. Regeneron and its Affiliates shall have a worldwide, fully paid-up, royalty-free, non-exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License or New License, under the Company Excluded Territory Intellectual Property existing at the effective date of termination to Develop, Manufacture and Commercialize Regeneron Products in the Field.
     3. Company shall use Commercially Reasonable Efforts to provide all cooperation and assistance reasonably requested by Regeneron to enable Regeneron (or its nominee) to assume with as little disruption as reasonably possible, the continued Development, Manufacture, and Commercialization of the Regeneron Products in the Field. Such cooperation and assistance shall be provided in a prompt and timely manner (having regard to the nature of the cooperation or assistance requested) and shall include, without limitation, the following:
          (a) Company shall transfer and assign to Regeneron (or its nominee) all Marketing Approvals, Pricing Approvals, and other regulatory filings (including Registration Filings) made or obtained by Company or its Affiliates or any of its Sublicensees to the extent specifically relating to Regeneron Products.
          (b) Company shall assign and transfer to Regeneron (or its nominee) Company’s entire right, title and interest in and to all Product Trademarks and Promotional Materials relating to Regeneron Products; provided that nothing herein is intended to convey any rights in or to Company’s corporate name and logos or any trade names except for the limited rights set forth herein.
          (c) Company shall provide to Regeneron (or its nominee) a copy (or originals to the extent required by any Regulatory Authority in connection with the Development, Manufacture or Commercialization of the Regeneron Products in the Field in the Territory) of all information (including any New Information) in its possession or under its control to the extent directly relating to any Regeneron Products in the Field, including, without limitation, all information contained in the regulatory and/or safety databases, all in the format then currently maintained by Company, or such other format as may be reasonably requested by Regeneron.
          (d) Company shall use Commercially Reasonable Efforts to assign to Regeneron any applicable sublicenses to the extent related to any Regeneron Product and/or contracts relating to significant services to be performed by Third Parties to the extent related to Development, Manufacture or Commercialization of any Regeneron Product in the Field in the Territory, as reasonably requested by Regeneron and subject to the German Employee Invention Act.
          (e) Without limitation of Company’s other obligations under this Schedule 7, to the extent Company or its Affiliate is Manufacturing (in whole or in part) Regeneron Products for use in the Field in accordance with a Manufacturing Plan (or is designated to assume such responsibilities), Company (or its Affiliate) will perform such Manufacturing responsibilities and supply Regeneron with Clinical Supply Requirements and/or Commercial Supply Requirements of Regeneron Products, and Regeneron shall purchase such Regeneron Products, at the same price, and on such other terms and conditions on which Company was supplying, or in the absence of termination would have been required to supply, such Regeneron Products, through the second anniversary of the effective date of termination of this Agreement or such shorter period if Regeneron notifies Company that Regeneron is able to Manufacture or have Manufactured Regeneron Products on comparable financial terms.
     4. Without limitation of the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to complete the transition of the Development, Manufacture, and Commercialization of the Regeneron Products in the Field hereunder to Regeneron (or its sublicensee or Third Party designee) as soon as is reasonably possible.
     5. For the avoidance of doubt, Regeneron shall not be required to provide Company any consideration in exchange for the licenses or other rights granted to it pursuant to the provisions of this Schedule 7; provided, however, that Regeneron shall be solely responsible for paying any royalties, fees or other consideration that Company may be obligated to pay to a Third Party in respect of any such transfer or sublicense to Regeneron of such licenses or other rights.

SCHEDULE 8
Termination Arrangements
     1. Regeneron shall promptly collect and return, and cause its Affiliates and sublicensees to collect and return, to Company or, at Company’s request, destroy, all documents containing New Information or Party Information of Company and its Affiliates, and shall immediately cease, and cause its Affiliates and sublicensees to cease, all further use of any New Information related to the Development, Manufacture and Commercialization of Company Products and any Party Information of Company and its Affiliates. In addition, at Company’s request, Regeneron shall collect and transfer to Company any remaining inventory of Company Product Promotional Materials, Company Product sales training materials, Company Product samples and Company Product inventory. Notwithstanding the foregoing, Regeneron may retain copies of any New Information to the extent required by Law, as well as retain one (1) copy of such information solely for legal archive purposes.
     2. Company and its Affiliates shall have a worldwide, fully paid-up, royalty-free, non-exclusive right and license, with the right to sublicense unless otherwise restricted by any Existing License or New License, under the Regeneron Excluded Territory Intellectual Property existing at the effective date of termination to Develop, Manufacture and Commercialize Company Products in the Field.
     3. Regeneron shall use Commercially Reasonable Efforts to provide all cooperation and assistance reasonably requested by Company to enable Company (or its nominee) to assume with as little disruption as reasonably possible, the continued Development, Manufacture and Commercialization of the Company Products in the Field. Such cooperation and assistance shall be provided in a prompt and timely manner (having regard to the nature of the cooperation or assistance requested) and shall include, without limitation, the following:
          (a) Regeneron shall transfer and assign to Company (or its nominee) all Marketing Approvals, Pricing Approvals and other regulatory filings (including Registration Filings) made or obtained by Regeneron or its Affiliates or any of its sublicensees to the extent specifically relating to Company Products.
          (b) Regeneron shall assign and transfer to Company (or its nominee) Regeneron’s entire right, title and interest in and to all Product Trademarks for Company Products and Promotional Materials relating to Company Products; provided that nothing herein is intended to convey any rights in or to Regeneron’s corporate name and logos or any trade names except for the limited rights set forth herein.
          (c) Regeneron shall provide to Company (or its nominee) a copy (or originals to the extent required by any Regulatory Authority in connection with the Development, Manufacture or Commercialization of the Company Products) of all

information (including any New Information) in its possession or under its control to the extent directly relating to any Company Products in the Field, including, without limitation, all information contained in the regulatory and/or safety databases, all in the format then currently maintained by Regeneron, or such other format as may be reasonably requested by Company.
          (d) Regeneron shall use Commercially Reasonable Efforts to assign to Company any applicable sublicenses to the extent related to any Company Product and/or contracts relating to significant services to be performed by Third Parties to the extent related to Development, Manufacture or Commercialization of any Company Product in the Field, as reasonably requested by Company, and subject to the German Employee Invention Act.
          (e) Without limitation of Regeneron’s other obligations under this Schedule 8, to the extent Regeneron or its Affiliate is Manufacturing (in whole or in part) Company Products for use in the Field in accordance with a Manufacturing Plan (or is designated to assume such responsibilities), Regeneron (or its Affiliate) will perform such Manufacturing responsibilities and supply Company with Clinical Supply Requirements and/or Commercial Requirements of Company Products, and Company shall purchase such Company Products, at the same price, and on such other terms and conditions on which Regeneron was supplying, or in the absence of termination would have been required to supply, such Company Products, through the second anniversary of the effective date of termination of this Agreement or such shorter period if Company notifies Regeneron that Company is able to Manufacture or have Manufactured Company Products on comparable financial terms.
     4. Without limitation of the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to complete the transition of the Development, Manufacture and Commercialization of the Company Products in the Field hereunder to Company (or its Sublicensee or Third Party designee) as soon as is reasonably possible.
     5. For the avoidance of doubt, Company shall not be required to provide Regeneron any consideration in exchange for the licenses or other rights granted to it pursuant to the provisions of this Schedule 8; provided, however, that Company shall be solely responsible for paying any royalties, fees or other consideration that Regeneron may be obligated to pay to a Third Party in respect of any such transfer or sublicense to Company of such licenses or other rights.

SCHEDULE 9
Notices

(a)	If to Company:
Bayer HealthCare LLC
511 Benedict Avenue
Tarrytown, New York 10591
U.S.A.

With copy to:

Bayer HealthCare AG
51368 Leverkusen, Germany
Attention: General Counsel

And a copy to:

Bayer Pharmaceuticals Corporation
400 Morgan Lane
West Haven, Connecticut 06516
U.S.A.
Attention: General Counsel

(b)	If to Regeneron:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
U.S.A.
Attention: President
Copy: General Counsel